     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2000



                                             Registration No. 333-32402


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                   FORM N-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Pre-effective Amendment No. 1                [X]

                                      and

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                         Pre-effective Amendment No. 1                [X]

                    LINCOLN LIFE VARIABLE ANNUITY ACCOUNT T
                          (EXACT NAME OF REGISTRANT)
                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                              (NAME OF DEPOSITOR)

      1300 South Clinton Street, P.O. Box 1110, Fort Wayne, Indiana 46801
             (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES)

               DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE
                                 (219)455-2000


                         ELIZABETH A. FREDERICK, ESQ.
                            1300 S. Clinton Street
                          Post Office Box 1110
                        Fort Wayne, Indiana  46802

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                    (Name and Address of Agent for Service)

                                   COPY TO:
                              Gary D. Cohen, Esq.
                        Freedman, Levy, Kroll & Simonds
                         Washington Square, Suite 825
                         1050 Connecticut Avenue, N.W.
                             Washington, DC  20036

                     Title of securities being registered:
  Interests in a separate account under individual flexible premium deferred variable annuity contracts.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

This Registration Statement contains two annuity contracts, which are identical, except the contracts have different charges because they will be offered for sale through two different distribution channels. Each contract variation has its own prospectus.

SEI Variable Annuity
Lincoln Life Variable Annuity Account T
Individual variable annuity contract

Home Office:
Lincoln National Life Insurance Company
1300 South Clinton Street
Fort Wayne, IN 46801

This Prospectus describes the individual flexible premium deferred variable annuity contract that is issued by The Lincoln National Life Insurance Company (Lincoln Life). It is primarily for use with nonqualified plans and retirement plans under Sections 408 (IRAs) and 408A (Roth IRAs) of the tax code. Generally, you do not pay federal income tax on the contract's growth until it is paid out. The contract is designed to accumulate account value and to provide retirement income that you cannot outlive or for an agreed upon time. If you die before the annuity commencement date, we will pay your beneficiary a death benefit. In the alternative, you may choose to receive a death benefit on the death of the annuitant.

The minimum initial purchase payment for the contract is $25,000. Additional purchase payments may be made to the contract and must be at least $100.

All purchase payments for benefits will be placed in Lincoln Life Variable Annuity Account T (variable annuity account [VAA]). The VAA is a segregated investment account of Lincoln Life. You take all of the investment risk on the account value and the retirement income. If the subaccounts you select make money, your account value goes up; if they lose money, your account value goes down. How much it goes up or down depends on the performance of the subaccounts you select. We do not guarantee how any of the variable options or their funds will perform. Also, neither the U.S. Government nor any federal agency insures or guarantees your investment in the contract.

The available funds, listed below, are each part of SEI Insurance Products Trust (trust):

SEI VP Large Cap Growth Fund
SEI VP Large Cap Value Fund

SEI VP Small Cap Growth Fund
SEI VP Small Cap Value Fund

SEI VP International Equity Fund
SEI VP Emerging Markets Equity Fund

SEI VP Emerging Markets Debt Fund
SEI VP Core Fixed Income Fund
SEI VP High Yield Bond Fund
SEI VP International Fixed Income Fund

SEI VP Prime Obligation Fund

This Prospectus gives you information about the contract that you should know before you decide to buy a contract and make purchase payments. You should also review the prospectus for the funds that are attached, and keep both prospectuses for future reference.

Neither the SEC nor any state securities commission has approved this contract or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You can obtain a Statement of Additional Information (SAI) about the contract that has more information. Its terms are made part of this Prospectus. For a free copy, write: Lincoln National Life Insurance Company, P.O. Box 7878, Fort Wayne, Indiana 46801, or call 1-800-338-0355. The SAI and other information about Lincoln Life and Account T are also available on the SEC's web site (http:\\www.sec.gov). There is a table of contents for the SAI on the last page of this Prospectus.
                  , 2000

Table of contents

                                                                            Page
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Special terms..............................................................   2
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Expense tables.............................................................   3
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Summary....................................................................   6
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Condensed financial information............................................   6
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Investment results.........................................................   7
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Financial statements.......................................................   7
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Lincoln National Life Insurance Co.........................................   7
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General account............................................................   7
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Variable annuity account (VAA).............................................   7
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Investments of the variable annuity account................................   8
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Charges and other deductions...............................................  10
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The contracts..............................................................  10

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                                                                            Page
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Annuity payouts...........................................................   14
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Federal tax matters.......................................................   16
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Voting rights.............................................................   19
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Distribution of the contracts.............................................   19
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Return privilege..........................................................   19
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State regulation..........................................................   20
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Records and reports.......................................................   20
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Other information.........................................................   20
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Statement of additional information table of contents for Variable Annuity
 Account T SEI Variable Annuity...........................................   21

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Special terms

(We have italicized the terms that have special meaning throughout the Prospectus).
Account or variable annuity account (VAA)--The segregated investment account, Account T, into which Lincoln Life sets aside and invests the assets of the contract offered in this Prospectus.
Account value --At a given time before the annuity commencement date, the total value of all accumulation units for a contract.
Accumulation unit--A measure used to calculate account value before the annuity commencement date.
Annuitant--The person on whose life the annuity benefit payments are based and upon whose death a death benefit may be paid.
Annuity commencement date--The valuation date when funds are withdrawn or converted into annuity units for payment of retirement income benefits under the annuity payout option you select.
Annuity payout--An amount paid at regular intervals after the annuity commencement date under one of several options available to the annuitant and/or any other payee. This amount may be paid on a variable or fixed basis or a combination of both.
Annuity unit--A measure used to calculate the amount of annuity payouts after the annuity commencement date.
Beneficiary--The person you choose to receive the death benefit.
Contractowner (you, your, owner)--The person who has the ability to exercise the rights within the contract (decides on investment allocations, transfers, payout option, designates the beneficiary, etc.) Usually, but not always, the owner is the annuitant.
Contract year--Each one-year period starting with the effective date of the contract and starting with each contract anniversary after that.
Death benefit--The amount payable to your designated beneficiary if the owner dies before the annuity commencement date or, if selected, to the contractowner if the annuitant dies. Four death benefit options are available.

Lincoln Life (we, us, our)--The Lincoln National Life Insurance Company. Purchase payments--Amounts paid into the contract.
Subaccount or SEI Variable Annuity subaccount--The portion of the VAA that reflects investments in accumulation and annuity units of a class of a particular fund available under the contracts. There is a separate subaccount which corresponds to each class of a fund.
Trust--SEI Insurance Products Trust (trust), the funds to which you direct purchase payments.
Valuation date--Each day the New York Stock Exchange (NYSE) is open for trading.
Valuation period--The period starting at the close of trading (currently 4:00 p.m. New York time) on each day that the NYSE is open for trading (valuation date) and ending at the close of such trading on the next valuation date.

Expense tables

Summary of Contractowner expenses:

Annual Account Fee: $40

(See Charges and other deductions).

The account fee will be waived for any contract year if your account value equals or exceeds $50,000.00.

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Account T annual expenses for SEI Variable Annuity subaccounts:*
(as a percentage of average account value)

                                             Death benefit options
                                          ----------------------------
                                                  Return  Annual 5%
                                          Account of      Step-  Step-
                                          Value   Premium Up     Up
Mortality and expense risk charge:         1.20%   1.25%  1.35%  1.50%
Administrative charge:                      .15%    .15%   .15%   .15%
                                           -----   -----  -----  -----
Total annual charge for each subaccount:   1.35%   1.40%  1.50%  1.65%

The
mortality
and expense
risk charge
is based on
the
particular
death
benefit
option you
choose. (See
Charges and
other
deductions.)

Annual expenses of the funds:
(as a percentage of each fund's average net assets):

                                Management          Other expenses        Total expenses  Total expenses
                                Fees (before        (before any           (before any     (after any
                                any waivers/        waivers/              waivers/        waivers/
                                reimbursements)     reimbursements)**     reimbursements) reimbursements)***
                                --------------- +   ----------------- =   --------------- ------------------
 1. Large Cap Growth                 0.40%                0.82%                1.22%            0.85%
------------------------------------------------------------------------------------------------------------
 2. Large Cap Value                  0.35%                0.82%                1.17%            0.85%
------------------------------------------------------------------------------------------------------------
 3. Small Cap Growth                 0.65%                0.82%                1.47%            1.10%
------------------------------------------------------------------------------------------------------------
 4. Small Cap Value                  0.65%                0.82%                1.47%            1.10%
------------------------------------------------------------------------------------------------------------
 5. International Equity             0.51%                1.06%                1.57%            1.28%
------------------------------------------------------------------------------------------------------------
 6. Emerging Markets Equity          1.05%                1.33%                2.38%            1.95%
------------------------------------------------------------------------------------------------------------
 7. Emerging Markets Debt            0.85%                1.44%                2.29%            1.35%
------------------------------------------------------------------------------------------------------------
 8. Core Fixed Income                0.28%                0.75%                1.03%            0.60%
------------------------------------------------------------------------------------------------------------
 9. High Yield Bond                  0.49%                0.82%                1.31%            0.85%
------------------------------------------------------------------------------------------------------------
10. International Fixed Income       0.30%                1.41%                1.71%            1.00%
------------------------------------------------------------------------------------------------------------
11. Prime Obligation                 0.08%                0.86%                0.94%            0.44%
------------------------------------------------------------------------------------------------------------

* The VAA is divided into separately named subaccounts, eleven of which are available under the contracts. Each subaccount, in turn, invests purchase payments in shares of its respective fund.
** Other expenses are based on estimated amounts for the current fiscal year.

***SIMC and SEI Investments Fund Management have each voluntarily agreed to waive a portion of their fees for the current year in order to keep total operating expenses at a specified level. SIMC and/or SEI Investments Fund Management may discontinue all or part of their waivers at any time.

Examples

(expenses of the subaccounts and of the funds):

If you surrender your contract at the end of the time period shown, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

                                            1 year 3 years
For Account Value Death Benefit:
 1. SEI VP Large Cap Growth Fund             $26    $ 79
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               26      78
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              29      85
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               29      85
----------------------------------------------------------
 5. SEI VP International Equity Fund          30      88
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       38     110
----------------------------------------------------------
 7. SEI VP Emerging Markets Debt Fund         37     107
----------------------------------------------------------
 8. SEI VP Core Fixed Income Fund             24      72
----------------------------------------------------------
 9. SEI VP High Yield Bond Fund               27      80
----------------------------------------------------------
10. SEI VP International Fixed Income Fund    31      92
----------------------------------------------------------
11. SEI VP Prime Obligation Fund              23      70
----------------------------------------------------------
For Return of Premium Death Benefit:
 1. SEI VP Large Cap Growth Fund             $26    $ 80
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               27      79
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              29      86
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               29      86
----------------------------------------------------------
 5. SEI VP International Equity Fund          30      89
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       38     111
----------------------------------------------------------
 7. SEI VP Emerging Markets Debt Fund         37     109
----------------------------------------------------------
 8. SEI VP Core Fixed Income Fund             25      74
----------------------------------------------------------
 9. SEI VP High Yield Bond Fund               27      82
----------------------------------------------------------
10. SEI VP International Fixed Income Fund    31      93
----------------------------------------------------------
11. SEI VP Prime Obligation Fund              24      71
----------------------------------------------------------

                                            1 year 3 years
For Annual Step-Up Death Benefit:
 1. SEI VP Large Cap Growth Fund             $27     $83
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               28      82
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              30      89
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               30      89
----------------------------------------------------------
 5. SEI VP International Equity Fund          31      92
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       39     114
----------------------------------------------------------
 7. SEI VP Emerging Markets Debt Fund         38     111
----------------------------------------------------------
 8. SEI VP Core Fixed Income Fund             26      77
----------------------------------------------------------
 9. SEI VP High Yield Bond Fund               28      85
----------------------------------------------------------
10. SEI VP International Fixed Income Fund    32      96
----------------------------------------------------------
11. SEI VP Prime Obligation Fund              25      74
----------------------------------------------------------
For 5% Step-Up Death Benefit:
 1. SEI VP Large Cap Growth Fund             $29     $88
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               29      86
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              31      93
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               31      93
----------------------------------------------------------
 5. SEI VP International Equity Fund          32      96
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       40     118
----------------------------------------------------------
 7. SEI VP Emerging Markets Debt Fund         40     115
----------------------------------------------------------
 8. SEI VP Core Fixed Income Fund             27      81
----------------------------------------------------------
 9. SEI VP High Yield Bond Fund               30      89
----------------------------------------------------------
10. SEI VP International Fixed Income Fund    34     100
----------------------------------------------------------
11. SEI VP Prime Obligation Fund              26      78
----------------------------------------------------------

We provide these examples to help you understand the direct and indirect costs and expenses of the contract. Examples are given for each of the death benefit options.

For more information, see Charges and other deductions in this Prospectus, and in the prospectus for the funds. Premium taxes may also apply, although they do not appear in the examples. These examples should not be considered a representation of past or future expenses. Actual expenses may be more or less than those shown.

Summary

What kind of contract am I buying? It is an individual variable annuity contract between you and Lincoln Life. See The contracts.

What is the variable annuity account (VAA)? It is a separate account we established under Indiana insurance law, and registered with the SEC as a unit investment trust. VAA assets are allocated to one or more subaccounts, according to your investment choices. VAA assets are not chargeable with liabilities arising out of any other business which Lincoln Life may conduct. See Variable annuity account.

What are my investment choices? Based upon your instruction, the VAA applies purchase payments to buy trust shares in one or more of the investment funds of the trust: Large Cap Growth Fund, Large Cap Value Fund, Small Cap Growth Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Equity Fund, Emerging Markets Debt Fund, Core Fixed Income Fund, High Yield Bond Fund, International Fixed Income Fund, Prime Obligation Fund. In turn, each fund holds a portfolio of securities consistent with its investment policy. See Investments of the variable annuity account and Description of the trust.

Who invests my money? The investment adviser for the trust is SEI Investments Management Corporation (SIMC). SIMC is registered as an investment adviser with the SEC. See Investments of the variable annuity and Investment adviser.

How does the contract work? If we approve your application, we will send you a contract. When you make purchase payments during the accumulation phase, you buy accumulation units. If you decide to receive retirement income payments, your accumulation units are converted to annuity units. Your retirement income payments will be based on the number of annuity units you received and the value of each annuity unit on payout days. See The contracts.

What charges do I pay under the contract? We will deduct any applicable premium tax from purchase payments or account value at the time the tax is incurred or at another time we choose.

We apply an annual charge totaling 1.35%, 1.40%, 1.50% or 1.65% to the daily net asset value of the VAA depending on the death benefit option chosen. This charge includes 0.15% as an administrative charge; the balance of the charge is a mortality and expense risk charge. We charge an account fee of $40 per contract year if the account value is less than $50,000. See Charges and other deductions.

This trust pays a management fee to SIMC based on the average daily net asset value of each fund. See Investments of the variable annuity account-Investment adviser. Each fund also has additional operating expenses. These are described in the prospectus for the trust.

What purchase payments do I make, and how often? Subject to minimum and maximum purchase payment amounts, your payments are completely flexible. See The contracts--Purchase payments.

How will my annuity payouts be calculated? If you decide to annuitize, you may select an annuity option and start receiving retirement income payments from your contract as a fixed option or variable option or a combination of both. See Annuity options. Remember that participants in the VAA benefit from any gain, and take a risk of any loss, in the value of the securities in the funds' portfolios.

What happens if I die before I annuitize? Your beneficiary will receive the death benefit you have chosen. Your beneficiary has options as to how the death benefit is paid or you may choose an option for your beneficiary. In the alternative, you may choose to receive a death benefit upon the death of the annuitant. See Death benefit before the annuity commencement date.

May I transfer account value between variable options? Yes, with certain limits. See The contracts--Transfers on or before the annuity commencement date and Transfers after the annuity commencement date.

May I surrender the contract or make a withdrawal? Yes, subject to contract requirements and to the restrictions of any qualified retirement plan for which the contract was purchased. See Surrenders and withdrawals.

In addition, if you decide to take a distribution before age 59 1/2, a 10% Internal Revenue Service (IRS) tax penalty may apply. A surrender or a withdrawal also may be subject to 20% withholding. See Federal tax matters.

Do I get a free look at this contract? Yes. You can cancel the contract within ten days (in some states longer) of the date you first receive the contract. You need to return the contract, postage prepaid, to our home office. In most states you assume the risk of any market drop on purchase payments you allocate to the variable side of the contract. See Return privilege.

Condensed financial information for the variable annuity account

Because the subaccounts which are available under the contracts did not begin operation before the date of this Prospectus, financial information for the subaccounts is not included in this Prospectus or in the SAI.

Investment results

At times, the VAA may compare its investment results to various unmanaged indices or other variable annuities in reports to shareholders, sales literature and advertisements. The results will be calculated on a total return basis for various periods. Total returns include the reinvestment of all distributions, which are reflected in changes in unit value. See the SAI for further information.

Financial statements

The statutory-basis financial statements of Lincoln Life are located in the SAI. No financial statements are included for the VAA because as of December 31, 1999, the account had not yet commenced operations. If you would like a free copy of the SAI, complete and mail the enclosed card, or call 1-800-338-0355.

Lincoln National Life Insurance Co.

Lincoln Life was founded in 1905 and is organized under Indiana law. We are one of the largest stock life insurance companies in the United States. We are owned by Lincoln National Corp. (LNC) which is also organized under Indiana law. LNC's primary businesses are insurance and financial services.

General account

The general account of Lincoln Life is subject to regulation and supervision by the Indiana Department of Insurance as well as the insurance laws and regulations of the jurisdictions in which the contracts are distributed.

In reliance on certain exemptions, exclusions and rules, Lincoln Life has not registered interests in the general account as a security under the Securities Act of 1933 and has not registered the general account as an investment company under the Investment Company Act of 1940. Accordingly, neither the general account nor any interests in it are regulated under the 1933 Act or the 1940 Act. Lincoln Life has been advised that the staff of the SEC has not made a review of the disclosures which are included in this Prospectus which relate to our general account. These disclosures, however, may be subject to certain generally applicable provisions of the federal securities laws regulating the accuracy and completeness of statements made in prospectuses. This Prospectus is generally intended to serve as a disclosure document only for aspects of the contract involving the VAA, and therefore contains only selected information regarding the fixed annuity payouts.

Variable annuity account
(VAA)

On January 25, 2000, the VAA was established as an insurance company separate account under Indiana law. It is registered with the SEC as a unit investment trust under the provisions of the Investment Company Act of 1940 (1940 Act). The SEC does not supervise the VAA or Lincoln Life. The VAA is a segregated investment account, meaning that its assets may not be charged with liabilities resulting from any other business that we may conduct. Income, gains and losses, whether realized or not, from assets allocated to the VAA are, in accordance with the applicable annuity contracts, credited to or charged against the VAA. They are credited or charged without regard to any other income, gains or losses of Lincoln Life. The VAA satisfies the definition of a separate account under the federal securities laws. We do not guarantee the investment performance of the VAA. Any investment gain or loss depends on the investment performance of the funds. You assume the full investment risk for all amounts placed in the VAA.

The VAA is used to support other annuity contracts offered by Lincoln Life in addition to the contracts described in this Prospectus. The other annuity contracts supported by the VAA invest in the same portfolios of the trust as the contracts described in this Prospectus. These other annuity contracts may have different charges that could affect the performance of the subaccount.

Investments of the variable annuity account

You decide the subaccount(s) to which you allocate purchase payments. You may change your allocation without penalty or charges. Shares of the funds will be sold at net asset value. The trust is required to redeem fund shares at net asset value upon our request. We reserve the right to add, delete or substitute funds.

Investment adviser

The investment adviser for the trust is SEI Investments Management Corporation
(SIMC). As compensation for its services to the trust, the investment adviser receives a fee from the trust which is accrued daily and paid monthly. This fee is based on the net assets of each fund, as defined under Purchase and Redemption of Shares, in the prospectus for the trust.

Additionally, SIMC currently has thirty-two sub-advisory agreements in which the sub-adviser may perform some or substantially all of the investment advisory services required by those respective funds. See the trust prospectus for additional information on the sub-adviser.

No additional compensation from the assets of those funds will be assessed as a result of the sub-advisory agreements.

Description of the trust
SEI Insurance Products Trust (trust) is an open-end management investment company that has diversified and non-diversified portfolios. The trust was organized as a Massachusetts business trust under a Declaration of Trust dated December 14, 1998. The Declaration of Trust permits the trust to offer separate series ("funds") of units of beneficial interest ("shares") and different classes of shares. Each share of each fund represents an equal proportionate interest in that fund with each other share of that fund. All consideration received by the trust for shares of any class of any fund and all assets of such fund or class belong to that fund or class, respectively, and would be subject to the liabilities related thereto.

Following are brief summaries of the investment objectives and policies of the funds. Each fund is subject to certain investment policies and restrictions which may not be changed without a majority vote of shareholders of that fund. More detailed information may be obtained from the current prospectus for the trust which is included in this booklet. Please be advised that there is no assurance that any of the funds will achieve their stated objectives.

1. SEI VP LARGE CAP GROWTH FUND--The investment objective of the SEI VP Large Cap Growth Fund is capital appreciation.

  The Fund invests primarily in U.S. companies with market capitalizations of more than $1 billion.

2. SEI VP LARGE CAP VALUE FUND--The investment objective of the SEI VP Large Cap Value Fund is long-term growth of capital and income.

  The Fund invests primarily in common stocks of U.S. companies with market capitalizations of more than $1 billion.

3. SEI VP SMALL CAP GROWTH FUND--The investment objective of the SEI VP Small Cap Growth Fund is long-term capital appreciation.

  The Fund invests primarily in common stocks of U.S. companies with market capitalizations less than $2 billion.

4. SEI VP SMALL CAP VALUE FUND--The investment objective of the SEI VP Small Cap Value Fund is capital appreciation.

  The Fund invests primarily in common stocks of U.S. companies with market capitalizations of less than $2 billion.

5. SEI VP INTERNATIONAL EQUITY FUND--The SEI VP International Equity Fund seeks to provide long-term capital appreciation by investing primarily in a diver-sified portfolio of equity securities of non-U.S. issuers.

6. SEI VP EMERGING MARKETS EQUITY FUND--The SEI VP Emerging Markets Equity Fund seeks to provide capital appreciation by investing primarily in a diversi-fied portfolio of equity securities of emerging market issuers.

7. SEI VP EMERGING MARKETS DEBT FUND--The investment objective of the SEI VP Emerging Markets Debt Fund is to maximize total return.

  The Fund invests primarily in U.S. dollar denominated debt securities of government, government-related and corporate issuers in emerging market countries and of entities organized to restructure the outstanding debt of such issuers.

8. SEI VP CORE FIXED INCOME FUND--The investment objective of the SEI VP Core Fixed Income Fund is current income consistent with the preservation of cap-ital.

  The Fund invests primarily in investment grade U.S. corporate and government fixed income securities, including mortgage-backed securities.

9. SEI VP HIGH YIELD BOND FUND--The investment objective of the SEI VP High Yield Bond Fund is to maximize total return.

  The Fund invests primarily in fixed income securities that are rated below investment grade ("junk bonds"), including corporate bonds and debentures, convertible and preferred securities, and zero coupon obligations.

10. SEI VP INTERNATIONAL FIXED INCOME FUND--The SEI VP International Fixed In-come Fund seeks to provided capital appreciation and current income through investment primarily in investment grade, non-U.S. dollar denominated gov-ernment, corporate, mortgage-backed and asset-backed fixed income securi-ties.

11. SEI VP PRIME OBLIGATION FUND--The SEI VP Prime Obligation Fund seeks to preserve principal value and maintain a high degree of liquidity while pro-viding current income.

Asset allocation portfolios
SIMC currently offers twelve asset allocation portfolios which are available to variable annuity purchasers. You can choose one of these asset allocation portfolios or choose the customized allocation in which you determine your own allocations among the funds. If you choose one of these asset allocation portfolios, SIMC will determine the allocation of your purchase payments into the funds.

If you want to change your portfolio selection, you must notify us in writing or over the telephone, if we have received proper telephone authorization.

The available portfolios are:

1. VP INSTITUTIONAL MODERATE GROWTH & INCOME PORTFOLIO

2. VP INSTITUTIONAL GROWTH & INCOME PORTFOLIO

3. VP INSTITUTIONAL CAPITAL GROWTH PORTFOLIO

4. VP INSTITUTIONAL EQUITY PORTFOLIO

5. VP GLOBAL MODERATE GROWTH & INCOME PORTFOLIO

6. VP GLOBAL GROWTH & INCOME PORTFOLIO

7. VP GLOBAL CAPITAL GROWTH PORTFOLIO

8. VP GLOBAL EQUITY PORTFOLIO

9. VP MODERATE GROWTH & INCOME PORTFOLIO

10. . VP GROWTH & INCOME PORTFOLIO

11. VP CAPITAL GROWTH PORTFOLIO


12. VP DOMESTIC EQUITY PORTFOLIO

We will periodically rebalance your account value among the funds in accordance with the percentage allocations of your chosen asset allocation portfolio. In addition, SIMC periodically reviews the percentage fund allocations associated with each asset allocation portfolio. If SIMC determines that the allocations of your chosen asset allocation portfolio should be adjusted, we will reallocate your annuity account value among the funds accordingly.

Sale of fund shares
We will purchase shares of the funds at net asset value and direct them to the appropriate subaccounts of the VAA. We will redeem sufficient shares of the appropriate funds to pay annuity payouts, death benefits, surrender/withdrawal proceeds or for other purposes described in the contract. If you want to transfer all or part of your investment from one subaccount to another, we may redeem shares held in the first and purchase shares of the other. The shares are retired, but they may be reissued later.

Shares of the funds are not sold directly to the general public. They are sold to Lincoln Life, and may be sold to other insurance companies, for investment of the assets of the subaccounts established by those insurance companies to fund variable annuity and variable life insurance contracts.

When the trust sells shares in any of its funds both to variable annuity and to variable life insurance separate accounts, it is said to engage in mixed funding. When the trust sells shares in any of its funds to separate accounts of unaffiliated life insurance companies, it is said to engage in shared funding.

The trust currently engages in mixed and shared funding. Therefore, due to differences in redemption rates or tax treatment, or other considerations, the interests of various contractowners participating in a fund could conflict. The trust's Board of Trustees will monitor for the existence of any material conflicts, and determine what action, if any, should be taken. See the prospectus for the trust.

Reinvestment of dividends and capital gain distributions
All dividend and capital gain distributions of the funds are automatically reinvested in shares of the distributing funds at their net asset value on the date of distribution. Dividends are not paid out to contractowners as additional units, but are reflected as changes in unit values.

Addition, deletion or substitution of investments
We reserve the right, within the law, to make additions, deletions and substitutions for the trust in which the VAA participates. (We may substitute shares of other funds for shares already purchased, or to be purchased in the future, under the contract. This substitution might occur if shares of a fund should no longer be available, or if investment in any fund's shares should become inappropriate, in the judgment of our management, for the purposes of the contract). We cannot substitute shares of one fund for another without the approval by the SEC. We will also notify you.

Charges and other deductions
We will deduct the charges described below to cover our costs and expenses, services provided and risks assumed under the contracts. We incur certain costs and expenses for the distribution and administration of the contracts and for providing the benefits payable thereunder. More particularly, our administrative services include: processing applications for and issuing the contracts, processing purchases and redemptions of fund shares as required (including dollar cost averaging, cross-reinvestment and automatic withdrawal services), maintaining records, administering annuity payouts, furnishing accounting and valuation services (including the calculation and monitoring of daily subaccount values), reconciling and depositing cash receipts, providing contract confirmations, providing toll-free inquiry services and furnishing telephone fund transfer services. The risks we assume include: the risk that annuitants, upon whose lives annuity payouts under contract are based, live longer than we assumed when we calculated our guaranteed rates (these rates are incorporated in the contract and cannot be changed); the risk that death benefits paid will exceed the actual account value; and the risk that our costs in providing the services will exceed our revenues from the contract charges (which we cannot change). However, if the charges deducted prove more than sufficient to cover our risks, we will keep the profit. The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the description of the charge.

Deductions from the VAA for SEI Variable Annuity
We deduct from the VAA an amount, computed daily, which is equal to an annual rate depending on the death benefit option elected of the daily net asset value. The charge includes a 0.15% administrative charge and a mortality and expense risk charge. The mortality and expense risk charge is 1.20% for the account value death benefit option; 1.25% for the return of premium death benefit option; 1.35% for the annual step-up death benefit option and 1.50% for the 5% step-up death benefit option.

Account fee

For contracts with an account value of $50,000 or less, during the accumulation period, we will deduct $40 from the account value on each contract anniversary to compensate us for the administrative services provided to you; this $40 account fee will also be deducted from the account value upon surrender. This fee may be lower in certain states, if required. The account fee will be waived for any contract with an account value that is greater than $50,000 on the contract anniversary.

Deductions for premium taxes
Any premium tax or other tax levied by any government entity as a result of the existence of the contracts of the VAA will be deducted from the account value when incurred, or at another time of our choosing.

The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administration interpretation or by judicial action. These premium taxes generally depend upon the law of your state of residence. The tax ranges from 0.5% to 5.0%.

Other charges and deductions

There are deductions from and expenses paid out of the assets of the underlying trust that are more fully described in the prospectus for the trust.

Additional information
The charges described previously may be reduced or eliminated for any particular contract. However, these charges will be reduced only to the extent that we anticipate lower distribution and/or administrative expenses, or that we perform fewer sales or administrative services than those originally contemplated in establishing the level of those charges. Lower distribution and administrative expenses may be the result of economies associated with (1) the use of mass enrollment procedures, (2) the performance of administrative or sales functions by the employer, (3) the use by an employer of automated techniques in submitting deposits or information related to deposits on behalf of its employees or (4) any other circumstances which reduce distribution or administrative expenses. The exact amount of charges applicable to a particular contract will be stated in that contract.

The contracts

Purchase of contracts
If you wish to purchase a contract, you must apply for it through a sales representative authorized by us. The completed application is sent to us and we decide whether to accept or reject it. If the application is accepted, a contract is prepared and executed by our legally authorized officers. The contract is then sent to you through your sales representative. See Distribution of the contracts.

When a completed application and all other information necessary for processing a purchase order is received, an initial purchase payment will be priced no later than two business days after we receive the order. While attempting to finish an incomplete application, we may hold the initial purchase payment for no more than five business days. If the incomplete application cannot be completed within those five days, you will be informed of the reasons, and the purchase payment will be returned immediately. Once the application is complete, the initial purchase payment must be priced within two business days.

Who can invest
To apply for a contract, you must be of legal age in a state where the contracts may be lawfully sold and also be eligible to participate in any of the qualified or nonqualified plans for which the contracts are designed. The contractowner, joint owner and annuitant must be less than age 91.

Purchase payments
Purchase payments are payable to us at a frequency and in an amount selected by you in the application. The minimum initial purchase payment is $25,000. The minimum payment to the contract at any one time must be at least $100 ($25 if transmitted electronically). Purchase payments in total may not exceed $2,000,000 for an owner or $1,000,000 for each joint owner without our approval. We may terminate the contract as allowed by your state's non-forfeiture law for individual deferred annuities. Payments may be made or, if stopped, resumed at any time until the annuity commencement date, the surrender of the contract, maturity date or the payment of any death benefit, whichever comes first.

Valuation date
Accumulation and annuity units will be valued once daily at the close of trading (currently 4:00 p.m., New York time) on each day the New York Stock Exchange is open (valuation date). On any date other than a valuation date, the accumulation unit value and the annuity unit value will not change.

Allocation of purchase payments
Purchase payments are placed into the VAA's subaccounts, each of which invests in shares of its corresponding fund of the trust, according to your instructions.

The minimum amount of any purchase payment that can be put into any one subaccount is $20. Upon allocation to a subaccount, purchase payments are converted into accumulation units. The number of accumulation units credited is determined by dividing the amount allocated to each subaccount by the value of an accumulation unit for that subaccount on the valuation date on which the purchase payment is received at our home office if received before 4:00 p.m., New York time. If the purchase payment is received at or after 4:00 p.m., New York time, we will use the accumulation unit value computed on the next valuation date. The number of accumulation units determined in this way is not changed by any subsequent change in the value of an accumulation unit. However, the dollar value of an accumulation unit will vary depending not only upon how well the underlying fund's investment perform, but also upon the expenses of the VAA and the underlying funds.

Valuation of accumulation units
Purchase payments allocated to the VAA are converted into accumulation units. This is done by dividing each purchase payment by the value of an accumulation unit for the valuation period during which the purchase payment is allocated to the VAA. The accumulation unit value for each subaccount was or will be established at the inception of the subaccount. It may increase or decrease from valuation period to valuation period. The accumulation unit value for a subaccount for a later valuation period is determined as follows:

(1) The total value of the fund shares held in the subaccount is calculated by multiplying the number of fund shares owned by the subaccount at the beginning of the valuation period by the net asset value per share of the fund at the end of the valuation period, and adding any dividend or other distribution of the fund if an ex-dividend date occurs during the valuation period; minus

(2) The liabilities of the subaccount at the end of the valuation period; these liabilities include daily charges imposed on the subaccount, and may include a charge or credit with respect to any taxes paid or reserved for by us that we determine result from the operations of the VAA; and

(3) The result of (2) is divided by the number of subaccount units outstanding at the beginning of the valuation period.

The daily charges imposed on a subaccount for any valuation period are equal to the daily mortality and expense risk charge and the daily administrative charge multiplied by the number of calendar days in the valuation period. Because a different daily charge is made for contracts with different death benefit options, contracts with different death benefit options will have different corresponding accumulation unit values on any given day.

Transfers on or before the annuity commencement date
You may transfer all or a portion of your investment from one subaccount to another. A transfer involves the surrender of accumulation units in one subaccount and the purchase of accumulation units in the other subaccount. A transfer will be done using the respective accumulation unit values determined at the end of the valuation date on which the transfer request is received. Currently, there is no charge for a transfer. However, we reserve the right to impose a charge in the future for transfers.

Transfers between subaccounts are restricted to twelve times every contract year. We reserve the right to waive this twelve-time limit. This limit does not apply to transfers made under dollar cost averaging, cross reinvestment, or portfolio rebalancing program or under the asset allocation portfolios elected on forms available from us. (See Description of the trust for information on the asset allocation portfolios and the SAI for information on the other programs.) The minimum amount that may be transferred between subaccounts is $300 (or the entire amount in the subaccount, if less than $300). If the transfer from a subaccount would leave you with less than $300 in the subaccount, we may transfer the entire balance of the subaccount.

A transfer request may be made to our home office using written, telephone or electronic instructions, if the appropriate authorization is on file with us. In order to prevent unauthorized or fraudulent telephone or electronic transfers, we may require the user to provide certain identifying information before we will act upon their instructions. We may also assign the contractowner a Personal Identification Number (PIN) to serve as identification. We will not be liable for following instructions we reasonably believe are genuine. Telephone requests may be recorded and written confirmation of all transfer requests will be mailed to the contractowner on the next valuation date. Telephone and electronic transfers will be processed on the valuation date that they are received when they are received at our customer service center before 4 p.m. New York time.

When thinking about a transfer of account value, you should consider the inherent risk involved. Frequent transfers based on short-term expectations may increase the risk that a transfer will be made at an inopportune time. Lincoln Life may allow more than twelve transfers in any contract year. This contract is not designed for professional market timing organizations or other entities using programmed and frequent transfers.

Repeated patterns of frequent transfers are disruptive to the operation of the sub-accounts, and should Lincoln Life become aware of such disruptive practices, Lincoln Life may refuse to permit such transfers.

Payment or transfer may be delayed as permitted by the 1940 Act.

Transfers after the annuity commencement date
You may transfer all or a portion of your investment in one subaccount to another subaccount in the VAA or to the fixed side of the contract. Those transfers will be limited to three times per contract year. Currently, there is no charge for those transfers. However, we reserve the right to impose a charge.

No transfers are allowed from the fixed side of the account to the subaccounts.

Death benefit before the annuity commencement date
You may designate a beneficiary during your lifetime and change the beneficiary by filing a written request with our home office. Each change of beneficiary revokes any previous designation. We reserve the right to request that you send us the contract for endorsement of a change of beneficiary.

Upon the death of the contractowner, a death benefit will be paid to the beneficiary. Upon the death of a joint owner, the death benefit will be paid to the surviving joint owner. Upon the death of an annuitant who is not the contractowner or joint owner, a death benefit may be paid to the contractowner (and joint owner, if applicable, in equal shares). If the contractowner is a corporation or other non-individual (non-natural person), the death of the annuitant will be treated as death of the contractowner.

If the death occurs before the annuity commencement date, the death benefit paid will depend on the death benefit option in effect on the day on which we approve payment of the claim. Four death benefit options are available:

Account Value death benefit option: The death benefit is equal at all times to the account value on the date on which the death claim is approved by us for payment.

Return of Premium death benefit option: The death benefit is equal to the greater of the account value on the date on which the death claim is approved by us for payment or the sum of all purchase payments minus withdrawals, partial annuitizations, and premium tax incurred.

Annual Step-Up death benefit option: The death benefit is equal to the greatest of three amounts:

a) the account value on the date on which the death claim is approved by us for payment;

b) the sum of all purchase payments minus withdrawals, partial annuitizations, and premium tax incurred; or

c) the highest account value on any contract anniversary prior to the 81st birthday of the deceased, increased by purchase payments and decreased by partial withdrawals, partial annuitizations, and premium tax incurred subsequent to the contract anniversary on which the highest account value is obtained.

5% Step-Up death benefit option: The death benefit is equal to the greatest of four amounts:

a) the account value on the date on which the death claim is approved by us for payment,

b) the sum of all purchase payments minus withdrawals, partial annuitizations, and premium tax incurred;

c) the highest account value on any contract anniversary prior to the 81st birthday of the deceased, increased by purchase payments and decreased by partial withdrawals, partial annuitizations, and premium tax incurred subsequent to the contract anniversary on which the highest account value is obtained; or

d) the accumulation of all purchase payments minus the accumulation of all withdrawals, partial annuitizations and premium tax; where each purchase payment, withdrawal, partial annuitization and premium tax will be accumulated daily at an annual rate of 5% from the date of the purchase payment, withdrawal, partial annuitization and premium tax until the earlier of the date of death of the deceased (owner, joint owner or annuitant) or the contract date anniversary immediately preceding the 81st birthday of the deceased (owner, joint owner, or annuitant) except that the accumulation of any purchase payment, withdrawal, partial annuitization and premium tax will not exceed 200% of that purchase payment, withdrawal, partial annuitization and premium tax.

If there are joint owners, upon the death of the first contractowner, Lincoln Life will pay a death benefit to the surviving joint owner. The surviving joint owner will be treated as the primary, designated beneficiary. Any other beneficiary designation on record at the time of death will be treated as a contingent beneficiary. If the surviving joint owner is the spouse of the deceased joint owner he/she may continue the contract as a sole contractowner. Upon the death of the spouse who continues the contract, Lincoln Life will pay a death benefit to the designated beneficiary(s).

If the beneficiary is the spouse of the contractowner, then the spouse may elect to continue the contract as contractowner.

Upon the death of a contractowner, joint owner or annuitant, if the surviving spouse continues the contract, any portion of the death benefit that would have been payable (if the contract had not been continued) that exceeds the current contract value will be credited to the contract. This provision applies only one time for each contract.

If an annuitant who is not the contractowner or a joint owner dies, then the contingent annuitant, if named, becomes the annuitant and no death benefit is payable on the death of the annuitant. If no contingent annuitant is named, the contractowner (or younger of joint owners) becomes the annuitant. Alternatively, a death benefit may be paid to the contractowner (and joint owner, if applicable, in equal shares) upon the death of the annuitant. Notification of the election of this death benefit must be received by us within 75 days of the death of the annuitant. If no contractowner is living on the date of death of the annuitant, the death benefit will be available to the beneficiary. The contract terminates when any death benefit is paid due to the death of the annuitant. If the annuitant has been changed subsequent to the effective date of this contract, unless the change occurred because of the death of a prior annuitant, the death benefit option in effect will be terminated and the Account Value death benefit option will become effective as of the valuation date that the written notification to change the annuitant was received in the home office.

The value of the death benefit will be determined as of the date on which the death claim is approved for payment. This payment will occur upon receipt of:
(1) proof (e.g. an original certified death certificate), or any other proof of death satisfactory to us, of the death; (2) written authorization for payment; and (3) our receipt of all required claim forms, fully completed. If the beneficiary is a minor, court documents appointing the guardian/custodian must be submitted.

When applying for a contract, an applicant may request one of the four death benefit options available. If no death benefit option is chosen, the Return of Premium death benefit option will be the death benefit as of the contract date.

After a contract is issued, the contractowner may substitute a lower level death benefit option for the option currently in effect. For purposes of determining allowable substitutions, Account Value is the lowest level of death benefit. Return of Premium is the next highest option, followed by Annual Step-Up, with 5% Step-Up being the highest level of death benefit. A request for substitution must be in writing on a form acceptable to us. The current death benefit option will be discontinued and the new death benefit option will begin as of the valuation date we receive the substitution request, and we will stop deducting the charge for the current option and begin deducting the charge for the new option as of that same date. A death benefit option may be substituted for the current death benefit option only if the new option provides a lower level of death benefit. See Charges and deductions.

Unless otherwise provided in the beneficiary designation, one of the following procedures will take place on the death of a beneficiary:

(1) If any beneficiary dies before the contractowner, that beneficiary's interest will go to any other beneficiaries named, according to their respective interest; or

(2) If no beneficiary survives the contractowner, the proceeds will be paid to the contractowner's estate.

Unless the contractowner has already selected a settlement option, the beneficiary may choose the method of payment of the death benefit. The death benefit payable to the beneficiary or joint owner must be distributed within five years of the contractowner's date of death unless the beneficiary begins receiving within one year of the contractowner's death the distribution in the form of a life annuity or an annuity for a designated period not extending beyond the beneficiary's life expectancy.

The death benefit payable on the death of the annuitant will be distributed in either a lump sum or under an annuity payout. The annuity payout must be selected within 60 days after we have approved the death claim.

If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by us of the claim, subject to the laws, regulations and tax code governing payment of death benefits. This payment may be postponed as permitted by the Investment Company Act of 1940.

Joint ownership

Joint owners shall be treated as having equal undivided interests in the contract. Either owner, independently of the other, may exercise ownership rights in this contract.

Surrenders and withdrawals
Before the annuity commencement date, we will allow the surrender of the contract or a withdrawal of the account value upon your written request, subject to the rules discussed below. The surrender/withdrawal option is not available after the annuity commencement date.

The amount available upon the surrender/withdrawal is the account value less any applicable fees and taxes at the end of the valuation period during which the written request for surrender/withdrawal is received at the home office. Unless a request for withdrawal specifies otherwise, withdrawals will be made from all subaccounts within the VAA in the same proportion that the amount of withdrawal bears to the total account value. Unless prohibited, surrender/withdrawal payments will be mailed within seven days after we receive a valid written request at the home office. The payment may be postponed as permitted by the 1940 Act.

The minimum withdrawal is $300. Lincoln Life reserves the right to surrender this contract if any withdrawal reduces the total account value to a level at which this contract may be surrendered in accordance with applicable law for individual deferred annuities.

The tax consequences of a surrender/withdrawal are discussed later, in this booklet. See Federal tax matters.


Delay of payments

Contract proceeds from the VAA will be paid within seven days, except (i) when the NYSE is closed (other than weekends and holidays); (ii) times when the market trading is restricted or the SEC declares an emergency, and we cannot value units or the funds cannot redeem shares; or (iii) when the SEC so orders to protect contractowners.

Amendment of contract
We reserve the right to amend the contract to meet the requirements of the 1940 Act or other applicable federal or state laws or regulations. You will be notified in writing of any changes, modifications or waivers.

Commissions
The commissions paid to dealers are a maximum of 1% account value annually. Upon annuitization, an annual continuing commission of up to 1.00% of statutory reserves can be paid to dealers. These commissions are not deducted from purchase payments or account value; they are paid by us. In the future, additional sales incentives may be provided to dealers.

Ownership

As contractowner, you have all rights under the contract. According to Indiana law, the assets of the VAA are held for the exclusive benefit of all contractowners and their designated beneficiaries; and the assets of the VAA are not chargeable with liabilities arising from any other business that we may conduct. Qualified contracts may not be assigned or transferred. Nonqualified contracts may not be collaterally assigned. We assume no responsibility for the validity or affect of any assignment. Consult your tax adviser about the tax consequence of an assignment.

Contractowner questions

The obligations to purchasers under the contracts are those of Lincoln Life. Questions about your contract should be directed to us at 1-800-338-0355.

Annuity payouts
When you apply for a contract, you may select any annuity commencement date permitted by state insurance or tax law.

The contract provides optional forms of payouts of annuities (annuity options), each of which is payable on a variable basis, fixed basis or a combination of both as you specify. The contract provides that all or part of the account value may be used to purchase an annuity.

You may elect annuity payouts in monthly, quarterly, semiannual or annual installments. If the payouts from any subaccount would be or become less than $50, we have the right to reduce their frequency until the payouts are at least $50 each. Following are explanations of the annuity options available.

Annuity options
Life Annuity. This option offers a periodic payout during the lifetime of the annuitant and ends with the last payout before the death of the annuitant. This option offers the highest periodic payout since there is no guarantee of a minimum number of payouts or provision for a death benefit for beneficiaries. However, there is the risk under this option that the recipient would receive no payouts if the annuitant dies before the date set for the first payout; only one payout if death occurs before the second scheduled payout, and so on.

Life Income with Payouts Guaranteed for Designated Period. This option guarantees periodic payouts during a designated period, usually 10 or 20 years, and then continues throughout the lifetime of the annuitant. The designated period is selected by the contractowner.

Joint Life Annuity. This option offers a periodic payout during the joint lifetime of the annuitant and a designated joint annuitant. The payouts continue during the lifetime of the survivor.

Joint Life Annuity with Guaranteed Period. This option guarantees periodic payouts during a designated period, usually 10 or 20 years, and continues during the joint lifetime of the annuitant and a designated joint annuitant. The payouts continue during the lifetime of the survivor. The designated period is elected by the contractowner.

Joint and Two-Thirds Survivor Annuity. This option provides a periodic payout during the joint lifetime of the annuitant and a designated joint annuitant. When one of the joint annuitants dies, the survivor receives two-thirds of the periodic payout made when both were alive.

Unit Refund Life Annuity. This option offers a periodic payout during the lifetime of the annuitant with the guarantee that upon death a payout will be made of the value of the number of annuity units (see Variable annuity payouts) equal to the excess, if any, of: (a) the total amount applied under this option divided by the annuity unit value for the date payouts begin, minus (b) the annuity units represented by each payout to the annuitant multiplied by the number of payouts paid before death. The value of the number of annuity units is computed on the date the death claim is approved for payment by the home office.

General Information

Under the options listed above, you may not make withdrawals. Other options, with or without withdrawal features, may be made available by us. You may pre-select an annuity payout option as a method of paying the death benefit to a beneficiary. If you do, the beneficiary cannot change this payout option. At death, options are only available to the extent they are consistent with the requirements of the contract as well as Sections 72(s) and 401(a)(9) of the tax code, if applicable. The mortality and expense risk charge of 1.20% and the charge for administrative services of .15% will be assessed on all variable annuity payouts, including options that may be offered that do not have a life contingency and therefore no mortality risk.

The annuity commencement date is usually on or before the contractowner's 90th birthday. You may change the annuity commencement date, change the annuity option or change the allocation of the investment among subaccounts up to 30 days before the scheduled annuity commencement date, upon written notice to the home office. You must give us at least 30 days notice before the date on which you want payouts to begin. If proceeds become available to a beneficiary in a lump sum, the beneficiary may choose any annuity payout option.

Unless you select another option, the contract automatically provides for a life annuity with annuity payouts guaranteed for 10 years (on a fixed, variable or combination fixed and variable basis, in proportion to the account allocations at the time of annuitization) except when a joint life payout is required by law. Under any option providing for guaranteed period payouts, the number of payouts which remain unpaid at the date of the annuitant's death (or surviving annuitant's death in case of joint life annuity) will be paid to you, if living, otherwise to your beneficiary as payouts become due.

Variable annuity payouts
Variable annuity payouts will be determined using:

1. The account value on the annuity commencement date less any applicable premium taxes;

2. The annuity tables contained in the contract;

3. The annuity option selected; and

4. The investment performance of the fund(s) selected.

To determine the amount of payouts, we make this calculation:

1. Determine the dollar amount of the first periodic payout; then

2. Credit the contract with a fixed number of annuity units equal to the first periodic payout divided by the annuity unit value; and

3. Calculate the value of the annuity units each period thereafter.

Annuity payouts assume an investment return of 3%, 4%, 5% or 6% per year, as applied to the applicable mortality table. The higher the assumed interest rate you choose, the higher your initial annuity payment will be. The amount of each payout after the initial payout will depend upon how the underlying fund(s) perform, relative to the assumed rate. If the actual net investment rate (annualized) exceeds the assumed rate, the payment will increase at a rate proportional to the amount of such excess. Conversely, if the actual rate is less than the assumed rate, annuity payouts will decrease. The higher the assumed interest rate, the less likely future annuity payments are to increase, or the payments will increase more slowly than if a lower assumed rate was used. There is a more complete explanation of this calculation in the SAI.

Federal tax matters

Introduction
The Federal income tax treatment of the contract is complex and sometimes uncertain. The Federal income tax rules may vary with your particular circumstances. This discussion does not include all the Federal income tax rules that may affect you and your contract. This discussion also does not address other Federal tax consequences, or state or local tax consequences, associated with the contract. As a result, you should always consult a tax adviser about the application of tax rules to your individual situation.

Taxation of nonqualified annuities
This part of the discussion describes some of the Federal income tax rules applicable to nonqualified annuities. A nonqualified annuity is a contract not issued in connection with a qualified retirement plan receiving special tax treatment under the tax code, such as an IRA or a section 403(b) plan.

Tax deferral on earnings
The Federal income tax law generally does not tax any increase in your account value until you receive a contract distribution. However, for this general rule to apply, certain requirements must be satisfied:

 . An individual must own the contract (or the tax law must treat the contract as owned by the individual).

 . The investments of the VAA must be "adequately diversified" in accordance with IRS regulations.

 . Your right to choose particular investments for a contract must be limited.

 . The annuity commencement date must not occur near the end of the annuitant's life expectancy.

Contracts not owned by the individual
If a contract is owned by an entity (rather than an individual) the tax code generally does not treat it as an annuity contract for Federal income tax purposes. This means that the entity owning the contract pays tax currently on the excess of the account value over the purchase payments for the contract. Examples of contracts where the owner pays current tax on the contract's earnings are contracts issued to a corporation or a trust. Exceptions to this rule exist. For example, the tax code treats a contract as owned by an individual if the named owner is a trust or other entity that holds the contract as an agent for an individual. However, this exception does not apply in the case of any employer that owns a contract to provide deferred compensation for its employees.

Investments in the VAA must be diversified
For a contact to be treated as an annuity for Federal income tax purposes, the investments of the VAA must be "adequately diversified." IRS regulations define standards for determining whether the investments of the VAA are adequately diversified. If the VAA fails to comply with these diversification standards, you could be required to pay tax currently on the excess of the account value over the contract purchase payments. Although we do not control the investments of the underlying investment options, we expect that the underlying investment options will comply with the IRS regulations so that the VAA will be considered "adequately diversified."

Restrictions
Federal income tax law limits your right to choose particular investments for the contract. Because the IRS has not issued guidance specifying those limits, the limits are uncertain and your right to allocate account value among subaccounts may exceed those limits. If so, you would be treated as the owner of the assets of the VAA and thus subject to current taxation on the income and gains from those assets. We do not know what limits may be set by the IRS in any guidance that it may issue and whether any such limits will apply to existing contracts. We reserve the right to modify the contract without your consent to try to prevent the tax law from considering you as the owner of the assets of the VAA.

Age at which annuity payouts begin

Federal income tax rules do not expressly identify a particular age by which annuity payouts must begin. However, those rules do require that an annuity contract provide for amortization, through annuity payouts, of the contract's purchase payments and earnings. If annuity payouts under the contract begin or are scheduled to begin on a date past the annuitant's 85th birthday, it is possible that the tax law will not treat the contract as an annuity for Federal income tax purposes. In that event, you would be currently taxed on the excess of the account value over the purchase payments of the contract.

Tax treatment of payments
We make no guarantees regarding the tax treatment of any contract or of any transaction involving a contract. However, the rest of this discussion assumes that your contract will be treated as an annuity for Federal income tax purposes and that the tax law will not tax any increase in your account value until there is a distribution from your contract.

Taxation of withdrawals and surrenders

You will pay tax on withdrawals to the extent your account value exceeds your purchase payments in the contract. This income (and all other income from your contract) is considered ordinary income. A higher rate of tax is paid on ordinary income than on capital gains. You will pay tax on a surrender to the extent the amount you receive exceeds your purchase payments. In certain circumstances, your purchase payments are reduced by amounts received from your contract that were not included in income.

Taxation of annuity payouts
The tax code imposes tax on a portion of each annuity payout (at ordinary tax rates) and treats a portion as a nontaxable return of your purchase payments in the contract. We will notify you annually of the taxable amount of your annuity payout. Once you have recovered the total amount of the purchase payment in the contract, you will pay tax on the full amount of your annuity payouts. If annuity payouts end because of the annuitant's death and before the total amount of the purchase payments in the contract has been received, the amount not received generally will be deductible.

Taxation of death benefits
We may distribute amounts from your contract because of the death of a contractowner or an annuitant. The tax treatment of these amounts depends on whether you or the annuitant dies before or after the annuity commencement date.

 . Death prior to the annuity commencement date--

 . If the beneficiary receives death benefits under an annuity payout option, they are taxed in the same manner as annuity payouts.

 . If the beneficiary does not receive death benefits under an annuity payout option, they are taxed in the same manner as withdrawal.

 . Death after the annuity commencement date--

 . If death benefits are received in accordance with the existing annuity payout option, they are excludible from income if they do not exceed the purchase payments not yet distributed from the contract. All annuity payouts in excess of the purchase payments not previously received are includable in income.

 . If death benefits are received in a lump sum, the tax law imposes tax on the amount of death benefits which exceeds the amount of purchase payments not previously received.

Penalty taxes payable on withdrawals, surrenders, or annuity payouts
The tax code may impose a 10% penalty tax on any distribution from your contract which you must include in your gross income. The 10% penalty tax does not apply if one of several exceptions exists. These exceptions include withdrawals, surrenders or annuity payouts that:

 . you receive on or after you reach age 59 1/2,

 . you receive because you became disabled (as defined in the tax law),

 . a beneficiary receives on or after your death, or

 . you receive as a series of substantially equal periodic payments for life (or life expectancy).

Special rules if you own more than one annuity contract
In certain circumstances, you must combine some or all of the nonqualified annuity contracts you own in order to determine the amount of an annuity payout, a surrender or a withdrawal that you must include in income. For example, if you purchase two or more deferred annuity contracts from the same life insurance company (or its affiliates) during any calendar year, the tax code treats all such contracts as one contract. Treating two or more contracts as one contract could affect the amount of a surrender, withdrawal or an annuity payout that you must include in income and the amount that might be subject to the penalty tax described above.

Loans and assignments
Except for certain qualified contracts, the tax code treats any amount received as a loan under a contract, and any assignments or pledge (or agreement to assign or pledge) any portion of your account value, as withdrawal of such amount or portion.

Gifting a contract
If you transfer ownership of your contract to a person other than your spouse (or to your former spouse incident to divorce), and receive a payment less than your account's value, you will pay tax on your account value to the extent it exceeds your purchase payments not previously received. The new owner's purchase payments in the contract would then be increased to reflect the amount included in income.

Charges for a contract's death benefit
Your contract may have a death benefit, for which you may pay an annual charge, computed daily. It is possible that the tax law may treat all or a portion of the death benefit charge as a contract withdrawal.

Loss of income deduction
After June 8, 1997, if a contract is issued to a taxpayer that is not an individual, or if a contract is held for the benefit of an entity, the entity will lose a portion of its deduction for otherwise deductible interest expenses. This disallowance does not apply if you pay tax on the annual increase in the account value. Entities that are considering purchasing a contract, or entities that will benefit from someone else's ownership of a contract, should consult a tax adviser.

Qualified retirement plans
We also designed the contracts for use in connection with certain types of retirement plans that receive favorable treatment under the tax code. Contracts issued to or in connection with a qualified retirement plan are called "qualified contracts." We issue contracts for use with different types of qualified plans. The Federal income tax rules applicable to those plans are complex and varied. As a result, this Prospectus does not attempt to provide more than general information about use of the contract with various types of qualified plans. Persons planning to use the contract in connection with a qualified plan should obtain advice from a competent tax adviser.

Types of qualified contracts and terms of contracts
Currently, we may issue contracts in connection with the following types of qualified plans:

 . Individual Retirement Accounts and Annuities ("Traditional IRAs")

 . Roth IRAs

 . Savings Incentive Matched Plan for Employees ("SIMPLE 401(k) plans")

 . Public School system and tax-exempt organization annuity plans ("403(b) plans")

 . Qualified corporate employee pension and profit sharing plans ("401(a) plans") and qualified annuity plans ("403(a) plans")

 . Self-employed individual plans ("H.R. 10 plans" or "Keogh Plans")

 . Deferred compensation plans of state and local governments and tax-exempt organizations ("457 plans").

We will amend contracts to be used with a qualified plan as generally necessary to conform to tax law requirements for the type of plan. However, the rights of a person to any qualified plan benefits may be subject to the plan's terms and conditions, regardless of the contract's terms and conditions. In addition, we are not bound by the terms and conditions of qualified plans to the extent such terms and conditions contradict the contract, unless we consent.

Tax treatment of qualified contracts
The Federal income tax rules applicable to qualified plans and qualified contracts vary with the type of plan and contract. For example,

 . Federal tax rules limit the amount of purchase payments that can be made, and the tax deduction or exclusion that may be allowed for the purchase payments. These limits vary depending on the type of qualified plan and the plan participant's specific circumstances, e.g., the participant's compensation.

 . Under most qualified plans, e.g., 403(b) plans and Traditional IRAs, the annuitant must begin receiving payments from the contract in certain minimum amounts by a certain age, typically age 70 1/2. However, these "minimum distribution rules" do not apply to a Roth IRA.

 . Loans are allowed under certain types of qualified plans, but Federal income tax rules prohibit loans under other types of qualified plans. For example, Federal income tax rules permit loans under some section 403(b) plans, but prohibit loans under Traditional and Roth IRAs. If allowed, loans are subject to a variety of limitations, including restrictions as to the loan amount, the loan's duration, and the manner of repayment. Your contract or plan may or may not permit loans.

Tax treatment of payments
Federal income tax rules generally include distributions from a qualified contract in the recipient's income as ordinary income. These taxable distributions will include purchase payments that were deductible or excludible from income. Thus, under many qualified contracts the total amount received is included in income since a deduction or exclusion from income was taken for purchase payments. There are exceptions. For example, you do not include amounts received from a Roth IRA in income if certain conditions are satisfied.

Failure to comply with the minimum distribution rules applicable to certain qualified plans, such as Traditional IRAs, will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan.

Federal penalty taxes payable on distributions
The tax code may impose a 10% penalty tax on the amount received from the qualified contract that must be included in income. The tax code does not impose the penalty tax if one of several exceptions applies. The exceptions vary depending on the type of qualified contract you purchase. For example, in the case of an IRA, exceptions provide that the penalty tax does not apply to a withdrawal, surrender or annuity payout:

 . received on or after the annuitant reaches age 59 1/2,

 . received on or after the annuitant's death or because of the annuitant's disability (as defined in the tax law),

 . received as a series of substantially equal periodic payments for the annuitant's life (or life expectancy), or

 . received as reimbursement for certain amounts paid for medical care.

These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified plans. However, the specific requirements of the exception may vary.

Transfers and direct rollovers
In many circumstances, money may be moved between qualified contracts and qualified plans by means of a rollover or transfer. Special rules apply to such rollovers and transfers. If the applicable rules are not followed, you may suffer adverse Federal income tax consequences, including paying taxes which might not otherwise have had to be paid. A qualified adviser should always be consulted before you move or attempt to move funds between any qualified plan or contract and another qualified plan or contract.

The direct rollover rules apply to certain payments (called "eligible rollover distributions") from section 401(a) plans, section 403(a) or (b) plans, H.R. 10 plans and contracts used in connection with these types of plans. (The direct rollover rules do not apply to distributions from IRAs or section 457 plans.) The direct rollover rules require that we withhold Federal income tax equal to 20% of the eligible rollover distribution from the distribution amount, unless you elect to have the amount directly transferred to certain qualified plans or contracts. Before we send a rollover distribution, we will provide the recipient with a notice explaining these requirements and how the 20% withholding can be avoided by electing a direct rollover.

The death benefit and IRAs
Pursuant to IRS regulations, IRAs may not invest in life insurance contracts. We do not believe that these regulations prohibit the death benefit from being provided under the contracts when we issue the contract as Traditional IRAs or Roth IRAs. However, the law is unclear and it is possible that the presence of the death benefit under a contract issued as a Traditional IRA or Roth IRA could result in increased taxes to you.

Federal income tax withholding
We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a contract unless the distributee notifies us at or before the time of the distribution that tax is not to be withheld. In certain circumstances, Federal income tax rules may require us to withhold tax. At the time a withdrawal, surrender or annuity payout is requested, we will give the recipient an explanation of the withholding requirements.

Tax status of Lincoln Life
Under existing Federal income tax laws, Lincoln Life does not pay tax on investment income and realized capital gains of the VAA. Lincoln Life does not expect that it will incur any Federal income tax liability on the income and gains earned by the VAA. We, therefore, do not impose a charge for Federal income taxes. If Federal income tax law changes and we must pay tax on some or all of the income and gains earned by the VAA, we may impose a charge against the VAA to pay the taxes.

Changes in law

The above discussion is based on the tax code, IRS regulations and interpretations existing on the date of this Prospectus. However, Congress, the IRS and the courts may modify these authorities, sometimes retroactively.

Voting rights

As required by law, we will vote the trust shares held in the VAA at meetings of the shareholders of the trust. The voting will be done according to the instructions of contractowners who have interests in the subaccounts which invest in classes of funds of the trust. If the 1940 Act or any regulation under it should be amended or if present interpretations should be amended or if present interpretations should change, and if as a result we determine that we are permitted to vote the trust shares in our own right, we may elect to do so.

The number of votes which you have the right to cast will be determined by applying your percentage interest in a subaccount to the total number of votes attributable to the subaccount. In determining the number of votes, fractional shares will be recognized.

Trust shares of a class held in a subaccount for which no timely instructions are received will be voted by us in proportion to the voting instructions which are received for all contracts participating in that subaccount. Voting instructions to abstain on any item to be voted on will be applied on a pro-rata basis to reduce the number of votes eligible to be cast.

Whenever a shareholders meeting is called, each person having a voting interest in a subaccount will receive proxy voting material, reports and other materials relating to the trust. Since the trust engages in shared funding, other persons or entities besides Lincoln Life may vote trust shares. See Sale of fund shares.

Distribution of the contracts

Lincoln Life is the distributor and principal underwriter of the contracts. Under an agreement with Lincoln Life, SEI Investment Distribution Co. (SEI) will assist Lincoln Life in forming the selling group. SEI will also perform certain functions in support of the selling group. The contracts will be sold by properly licensed registered representatives of independent broker-dealers which in turn have selling agreements with Lincoln Life and have been licensed by state insurance departments to represent us. Lincoln Life will offer the contracts in all states it is licensed to do business.

Return privilege

Within the free-look period after you receive the contract, you may cancel it for any reason by delivering or mailing it postage prepaid, to the home office at P.O. Box 7878, 1300 South Clinton Street, Fort Wayne, Indiana, 46801. A contract canceled under this provision will be void. With respect to the VAA, except as explained in the following paragraph, we will return the account value as of the date of receipt of the cancellation, plus any premium taxes which had been deducted. A purchaser who participates in the VAA is subject to the risk of a market loss during the free-look period.

For contracts written in those states whose laws require that we assume this market risk during the free-look period, a contract may be canceled, subject to the conditions explained before, except that we will return only the purchase payment(s).

State regulation

As a life insurance company organized and operated under Indiana law, we are subject to provisions governing life insurers and to regulation by the Indiana Commissioner of Insurance.

Our books and accounts are subject to review and examination by the Indiana Insurance Department at all times. A full examination of our operations is conducted by that Department at least every five years.

Records and reports

As presently required by the 1940 Act and applicable regulations, we are responsible for maintaining all records and accounts relating to the VAA. We have entered into an agreement with the Delaware Management Company, 2005 Market Street, Philadelphia, PA, 19203, to provide accounting services to the VAA. We will mail to you, at your last known address of record at the home office, at least semiannually after the first contract year, reports containing information required that Act or any other applicable law or regulation.

Other information

A Registration Statement has been filed with the SEC, under the Securities Act of 1933 as amended, for the contracts being offered here. This Prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further information about the VAA, Lincoln Life and the contracts offered. Statements in this Prospectus about the content of contracts and other legal instruments are summaries. For the complete text of those contracts and instruments, please refer to those documents as files with the SEC.

We are a member of the Insurance Marketplace Standards Association ("IMSA") and may include the IMSA logo and information about IMSA membership in our advertisements. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and services for individually sold life insurance and annuities.

The fund may also offer shares of the funds to other segregated investment accounts.

Legal proceedings
Lincoln Life is involved in various pending or threatened legal proceedings arising from the conduct of its business. Most of those proceedings are routine and in the ordinary course of business. In some instances they include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for equitable relief. After consultation with legal counsel and a review of available facts, it is management's opinion that the ultimate liability, if any, under these suits will not have a material adverse effect on the financial position of Lincoln Life.

Lincoln Life is presently defending several lawsuits in which Plaintiffs seek to represent national classes of policyholders in connection with alleged fraud, breach of contract and other claims relating to the sale of interest-sensitive universal and participating whole life insurance policies. As of the date of this Prospectus, the courts have not certified a class in any of the suits. Plaintiffs seek unspecified damages and penalties for themselves and on behalf of the putative class. Although the relief sought in these cases is substantial, the cases are in the preliminary stages of litigation, and it is premature to make assessments about potential loss, if any. Management is defending these suits vigorously. The amount of liability, if any, which may ultimately arise as a result of these suits cannot be reasonably determined at this time.

Statement of additional
information table of
contents for Variable Annuity Account T SEI Variable Annuity

Item
-----------------------------------------
General information and history of
Lincoln Life                          B-2
-----------------------------------------
Special terms                         B-2
-----------------------------------------
Services                              B-2
-----------------------------------------
Principal underwriter                 B-2
-----------------------------------------
Purchase of securities being offered  B-2
-----------------------------------------

For a free copy of the SAI please see page one of this booklet.


Item
--------------------------------------
Calculation of investment results
                                   B-2
--------------------------------------
Annuity payouts                    B-5
--------------------------------------
Advertising and sales literature   B-5
--------------------------------------
Financial statements               B-7
--------------------------------------

                        The Lincoln National Life Insurance Company

                        Attn: SEI Customer Service

                        P. O. Box 7878

                        Fort Wayne, IN 46801
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                                     PLACE
                                     STAMP
                                      HERE
                                POSTAL SERVICES
                                    WILL NOT
                                    DELIVER
                                 UNLESS STAMPED

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                STATEMENT OF ADDITIONAL INFORMATION REQUEST CARD
                              SEI VARIABLE ANNUITY
                   (LINCOLN LIFE VARIABLE ANNUITY ACCOUNT T)

  Please send me a copy of the current Statement of Additional Information for SEI VARIABLE ANNUITY. (Please print)

  Name: ____________________________________________________________________

  Address: _________________________________________________________________

  City: ______________________________________________________ State:  Zip:

  C-Share

SEI Variable Annuity
Lincoln Life
Variable Annuity Account T (Registrant)

The Lincoln National
Life Insurance Company (Depositor)

Statement of Additional Information (SAI)

This Statement of Additional Information should be read in conjunction with the
Prospectus of Lincoln Life Variable Annuity Account T dated          , 2000.

You may obtain a copy of the SEI Variable Annuity Prospectus on request and without charge. Please write, The Lincoln National Life Insurance Company, P.O. Box 7878, Fort Wayne, Indiana 46801 or call 1-800-338-0355.
Table of Contents

Item                                             Page
-----------------------------------------------------
General information and history of Lincoln Life  B-2
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Special terms                                    B-2
-----------------------------------------------------
Services                                         B-2
-----------------------------------------------------
Principal underwriter                            B-2
-----------------------------------------------------
Purchase of securities being offered             B-2
-----------------------------------------------------


This SAI is not a Prospectus.

The date of this SAI is        , 2000.

Item                               Page
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Calculation of investment results
                                   B-2
---------------------------------------
Annuity payouts                    B-4
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Advertising and sales literature   B-4
---------------------------------------
Financial statements               B-6
---------------------------------------

General information
and history of Lincoln National Life Insurance Company (Lincoln Life)

The Lincoln National Life Insurance Company (Lincoln Life), organized in 1905, is an Indiana stock insurance corporation, engaged primarily in the direct insurance of life insurance contracts and annuities, and is also a professional reinsurer. Lincoln Life is wholly owned by Lincoln National Corporation (LNC), a publicly held insurance and financial services holding company domiciled in Indiana.

Special terms

The special terms used in this SAI are the ones defined in the Prospectus. In connection with the term, valuation date, the New York Stock Exchange is currently closed on weekends and on these holidays: New Year's Day, Martin Luther King's Birthday, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. If any of these holidays occurs on a weekend day, the Exchange may also be closed on the business day occurring just before or just after the holiday.

Services

Independent auditors

The statutory-basis financial statements of Lincoln Life appearing in this SAI and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report also appearing elsewhere in this document and in the Registration Statement. The financial statements audited by Ernst & Young LLP have been included in this document in reliance on their report given on their authority as experts in accounting and auditing.

Keeper of records
All accounts, books, records and other documents which are required to be maintained for the VAA are maintained by Lincoln Life or by third parties responsible to Lincoln Life. We have entered into an agreement with the Delaware Management Company, 2005 Market Street, Philadelphia, PA 19203, to provide accounting services to the VAA. No separate charge against the assets of the VAA is made by Lincoln Life for this service.

Principal underwriter

Lincoln Life is the principal underwriter for the contracts, which are offered continuously. SEI Investment Distribution Co. (SEI) will assist Lincoln Life in forming the selling group. SEI will also perform certain functions in support of the selling group.

Purchase of securities being offered

The contracts are offered to the public through certain securities broker/dealers who have entered into selling agreements with Lincoln Life and whose personnel are legally authorized to sell annuity products.

Both before and after the annuity commencement date, there are exchange privileges between variable subaccounts, subject to restrictions set out in the Prospectus. See The contracts, in the Prospectus. No exchanges are permitted between the VAA and other variable separate accounts.

The offering of the contracts is continuous.

Calculation of investment results

No performance data is included because, as of the date hereof, the VAA and the funds have not been in operation long enough to provide appropriate numbers. Nonstandardized performance data will be accompanied by standard performance data once available.

Once available, the paragraphs set forth below will present performance information for the VAA and the variable subaccounts calculated in several different ways. Paragraph (A) will show the historical performance of each subaccount over the periods indicated. The information that will be presented in Paragraph (A) is referred to as "standard performance" because it is calculated in accordance with formulas prescribed by the SEC. The standard performance of each subaccount will be calculated with each of the death benefit options. Standard performance is described in Paragraph (B). Under rules prescribed by the SEC, standard performance must be included in certain advertising material that discusses the performance of the VAA and the subaccounts.

Paragraph (C) will show additional "non-standardized" performance information (i.e., performance information not calculated in accordance with SEC guidelines) for each of the variable subaccounts that may be used to advertise the performance of the VAA and the variable subaccounts. THIS INFORMATION DOES NOT INDICATE OR REPRESENT FUTURE PERFORMANCE.

(A) Standard Performance Data as of December 31, XXXX (when available)

(B) Formulas
Average annual total return for each period was determined by finding the average annual compounded rate of return over each period that would equate the initial amount invested to the ending redeemable value for that period, according to the following formula--

P(1 + T)n = ERV
Where: P = a hypothetical initial purchase payment of $1,000
    T = average annual total return for the period in question n = number of years
    ERV = redeemable value (as of the end of the period in question) of a hypothetical $1,000 purchase payment made at the beginning of the 1-year, 5-year, or 10-year period in question (or fractional portion thereof)

(C) Other Non-Standardized investment results:
The VAA may illustrate its results over various periods and compare its results to indices and other variable annuities in sales materials including advertisements, brochures and reports. Such results may be computed on a cumulative and/or annualized basis.

Cumulative quotations are arrived at by calculating the change in the accumulation unit value between the first and last day of the base period being measured, and expressing the difference as a percentage of the unit value at the beginning of the base period.

Annualized quotations are arrived at by applying a formula which determines the level rate of return which, if earned over the entire base period, would produce the cumulative return.

Annuity payouts

Variable annuity payouts
Variable annuity payouts will be determined on the basis of: (1) the dollar value of the contract on the annuity commencement date; (2) the annuity tables contained in the contract; (3) the type of annuity option selected; and (4) the investment results of the fund(s) selected. In order to determine the amount of variable annuity payouts, Lincoln Life makes the following calculation: first, it determines the dollar amount of the first payout; second, it credits the contract with a fixed number of annuity units based on the amount of the first payout; and third, it calculates the value of the annuity units each period thereafter. These steps are explained below.

The dollar amount of the first periodic variable annuity payout is determined by applying the total value of the accumulation units credited under the contract valued as of the annuity commencement date (less any premium taxes) to the annuity tables contained in the contract. The first variable annuity payout will be paid 14 days after the annuity commencement date. This day of the month will become the day on which all future annuity payouts will be paid. Amounts shown in the tables are based on the 1983 Table "a" Individual Annuity Mortality Tables, modified, with an assumed investment return at the rate of 3%, 4%, 5% or 6% per annum. The first annuity payout is determined by multiplying the benefit per $1,000 of value shown in the contract tables by the number of thousands of dollars of value accumulated under the contract. These annuity tables vary according to the form of annuity selected and the age of the annuitant at the annuity commencement date. The assumed interest rate described above is the measuring point for subsequent annuity payouts. If the actual net investment rate (annualized) exceeds the assumed interest rate, the payout will increase at a rate equal to the amount of such excess. Conversely, if the actual rate is less than the assumed interest rate, annuity payouts will decrease. If the assumed interest rate were to be increased, annuity payouts would start at a higher level but would decrease more rapidly or increase more slowly.

Lincoln Life may use sex distinct annuity tables in contracts that are not associated with employer sponsored plans and where not prohibited by law.

At an annuity commencement date, the contract is credited with annuity units for each variable subaccount on which variable annuity payouts are based. The number of annuity units to be credited is determined by dividing the amount of the first periodic payout by the value of an annuity unit in each variable subaccount selected. Although the number of annuity units is fixed by this process, the value of such units will vary with the value of the underlying fund. The amount of the second and subsequent periodic payouts is determined by multiplying the contractowner's fixed number of annuity units in each variable subaccount by the appropriate annuity unit value for the valuation date ending 14 days prior to the date that payout is due.

The value of each variable subaccount's annuity unit will be set initially at $1.00. The annuity unit value for each variable subaccount at the end of any valuation date is determined as follows:

1. The total value of fund shares held in a given variable subaccount is calculated by multiplying the number of shares by the net asset value at the end of the valuation period plus any dividend or other distribution.

2. The liabilities of the variable subaccount, including daily charges and taxes, are subtracted.

3. The result is divided by the number of annuity units in the variable subaccount at the beginning of the valuation period, and adjusted by a factor to neutralize the assumed investment return in the annuity table.

The value of the annuity units is determined as of a valuation date 14 days prior to the payment date in order to permit calculation of amounts of annuity payouts and mailing of checks in advance of their due dates. Such checks will normally be issued and mailed at least three days before the due date.

Proof of age, sex and survival
Lincoln Life may require proof of age, sex, or survival of any payee upon whose age, sex, or survival payments depend.

Advertising and sales literature

As set forth in the Prospectus, Lincoln Life may refer to the following organizations (and others) in its marketing materials:

A.M. BEST'S RATING SYSTEM is designed to evaluate the various factors affecting the overall performance of an insurance company in order to provide an opinion as to an insurance company's relative financial strength and ability to meet its contractual obligations. The procedure includes both a quantitative and qualitative review of each company. A.M. Best also provides certain rankings, to which Lincoln Life intends to refer.

DUFF & PHELPS insurance company claims paying ability (CPA) service provides purchasers of insurance company policies and contracts with analytical and statistical information on the solvency and liquidity of major U.S. licensed insurance companies, both mutual and stock.

EAFE INDEX is prepared by Morgan Stanley Capital International (MSCI). It measures performance of equity securities in Europe, Australia and the Far East. The index reflects the movements of world stock markets by representing the evolution of an unmanaged portfolio. The EAFE Index offers international diversification representing over 1,000 companies across 20 different countries.

LIPPER VARIABLE INSURANCE PRODUCTS PERFORMANCE ANALYSIS SERVICE is a publisher of statistical data covering the investment company industry in the United States and overseas. Lipper is recognized as the leading source of data on open-end and closed-end funds. Lipper currently tracks the performance of over 5,000 investment companies and publishes numerous specialized reports, including reports on performance and portfolio analysis, fee and expense analysis.

MOODY'S insurance financial strength rating is an opinion of an insurance company's financial strength and ability to meet financial obligations. The purpose of Moody's ratings is to provide investors with a simple system of gradation by which the relative quality of insurance companies may be noted.

MORNINGSTAR is an independent financial publisher offering comprehensive statistical and analytical coverage of open-end and closed-end funds and variable annuities.

STANDARD & POOR'S insurance claims-paying ability rating is an opinion of an operating insurance company's financial capacity to meet obligations under an insurance policy in accordance with the terms. The likelihood of a timely flow of funds from the insurer to the trustee for the bondholders is a key element in the rating determination for such debt issues.

VARDS (VARIABLE ANNUITY RESEARCH AND DATA SERVICE) provides a comprehensive guide to variable annuity contract features and historical fund performance. The service also provides a readily understandable analysis of the comparative characteristics and market performance of funds inclusive in variable contracts.

STANDARD & POOR'S 500 INDEX is a broad-based measurement of U.S. stock-market performance based on the weighted average performance of 500 common stocks of leading companies in leading industries; commonly known as the Standard & Poor's 500 (S&P 500). The selection of stocks, their relative weightings to reflect differences in the number of outstanding shares, and publication of the index itself are services of Standard & Poor's Corporation, a financial advisory, securities rating, and publishing firm.

NASDAQ-OTC PRICE INDEX is based on the National Association of Securities Dealers Automated Quotations (NASDAQ) and represents all domestic over-the-counter stocks except those traded on exchanges and those having only one market maker, a total of some 3,500 stocks. It is market value- weighted and was introduced with a base of 100.00 on February 5, 1971.

DOW JONES INDUSTRIAL AVERAGE (DJIA) is a price-weighted average of 30 actively traded blue chip stocks, primarily industrials currently including American Express Company and American Telephone and Telegraph Company. Prepared and published by Dow Jones & Company, it is the oldest and most widely quoted of all the market indicators. The average is quoted in points, not dollars.

In its advertisements and other sales literature for the VAA and the trust funds, Lincoln Life intends to illustrate the advantages of the contracts in a number of ways:

COMPOUND INTEREST ILLUSTRATIONS will emphasize several advantages of the variable annuity contract. For example, but not by way of illustration, the literature may emphasize the potential tax savings through tax deferral; the potential advantage of the variable annuity account over the fixed account; and the compounding effect when a client makes regular deposits to his or her contract.

INTERNET is an electronic communications network which may be used to provide information regarding Lincoln Life, performance of the variable subaccounts and advertisement literature.

DOLLAR-COST AVERAGING (DCA) may be used by you to systematically transfer on a monthly basis amounts from the SEI VP Prime Obligation subaccount into the other variable subaccounts. We reserve the right to change subaccounts under this program. You may elect to participate in the DCA program at the time of application or at anytime before the annuity commencement date by completing an election form available from us. The minimum amount to be dollar cost averaged is $1,500 over any period between six and 60 months. Once elected, the program will remain in effect until the earlier of: (1) the annuity commencement date;
(2) the value of the amount being DCA'd is depleted; or (3) you cancel the program by written request or by telephone if we have your telephone authorization on file. Currently, there is no charge for this service. However, we reserve the right to impose one. A transfer under this program is not considered a transfer for purposes of limiting the number of transfers that may be made, or assessing any charges which may apply to transfers. We reserve the right to discontinue this program at any time. DCA does not assure a profit or protect against loss.

AUTOMATIC WITHDRAWAL SERVICE (AWS) provides an automatic, periodic withdrawal of account value to you. You may elect to participate in AWS at the time of application or at any time before the annuity commencement date by sending a written request to our home office. The minimum account value required to establish AWS is $10,000. You may cancel or make changes to your AWS program at any time by sending a written request to our home office. If telephone authorization has been elected, certain changes may be made by telephone. Notwithstanding the requirements of the program, any withdrawal must be permitted by Section 401(a)(9) of the code for qualified plans or permitted under Section 72 for non-qualified contracts. Currently, there is no charge for this service. However, we reserve the right to impose one. If a charge is imposed, it will not exceed $25 per transaction or 2% of the amount withdrawn, whichever is less. We reserve the right to discontinue this service at any time.

CROSS-REINVESTMENT SERVICE allows the account value in a designated variable subaccount that exceeds a certain baseline amount to automatically be transferred to another specific variable subaccount(s) at specific intervals. You may elect to participate in cross-reinvestment at the time of application or at any time before the annuity commencement date by sending a written request to our home office or by telephone if we have your telephone authorization on file. You designate the holding account, the receiving account(s), and the baseline amount. Cross-reinvestment will continue until we receive authorization to terminate the program.

PORTFOLIO REBALANCING is an option which, if elected by the contractowner, re-stores to a pre-determined level the percentage of contract value allocated to each variable account subaccount. This pre-determined level will be the alloca-tion initially selected when the contract was purchased, unless subsequently changed. The portfolio rebalancing allocation may be changed at any time by submitting a request to Lincoln Life.

If portfolio rebalancing is elected, all purchase payments allocated to the variable account subaccounts must be subject to portfolio rebalancing.

Portfolio rebalancing may take place on either a monthly, quarterly, semi-an-nual or annual basis, as selected by the contractowner. Once the portfolio rebalancing option is activated, any variable account subaccount transfers exe-cuted outside of the portfolio rebalancing option will terminate the portfolio rebalancing option. Any subsequent purchase payment or withdrawal that modifies the account balance within each variable account subaccount may also cause ter-mination of the portfolio rebalancing option. Any such termination will be con-firmed to the contractowner. The contractowner may terminate the portfolio rebalancing option or re-enroll at any time by calling or writing Lincoln Life.

The portfolio rebalancing program is not available if you have selected one of the asset allocation portfolios discussed in the prospectus, or following the annuity commencement date. Currently, there is no charge for this service. However, we reserve the right to impose one.

The minimum holding account value required to establish cross-reinvestment is $10,000. Currently, there is no charge for this service. However, we reserve the right to impose one. A transfer under this program is not considered a transfer for purposes of limiting the number of transfers that may be made, or assessing any charges which may apply to transfers. We reserve the right to discontinue this service at any time.

Lincoln Life's customers. Sales literature for the VAA and the trust's funds may refer to the number of employers and the number of individual annuity clients which Lincoln Life serves. As of the date of this SAI, Lincoln Life was serving over 10,000 employers and more than 1 million individuals.

Lincoln Life's assets, size. Lincoln Life may discuss its general financial condition (see, for example, the reference to A.M. Best Company, above); it may refer to its assets; it may also discuss its relative size and/or ranking among companies in the industry or among any sub-classification of those companies, based upon recognized evaluation criteria (see reference to A.M. Best Company above). For example, at year-end 1999 Lincoln Life had statutory admitted assets of over $70 billion.

Financial statements

The statutory-basis financials statements of Lincoln Life appear on the following pages. Financial Statements for the VAA are not included because, as of the date hereof, the VAA had no assets, had incurred no liabilities, and had not yet commenced operations.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

BALANCE SHEETS -- STATUTORY BASIS

                                                              DECEMBER 31
                                                              1999        1998
                                                              ---------   ---------
                                                              (IN MILLIONS)
                                                              ---------------------
ADMITTED ASSETS
CASH AND INVESTMENTS:
Bonds                                                         $22,985.0   $23,830.9
------------------------------------------------------------
Preferred stocks                                                  253.8       236.0
------------------------------------------------------------
Unaffiliated common stocks                                        166.9       259.3
------------------------------------------------------------
Affiliated common stocks                                          604.7       322.1
------------------------------------------------------------
Mortgage loans on real estate                                   4,211.5     3,932.9
------------------------------------------------------------
Real estate                                                       254.0       473.8
------------------------------------------------------------
Policy loans                                                    1,652.9     1,606.0
------------------------------------------------------------
Other investments                                                 426.6       434.4
------------------------------------------------------------
Cash and short-term investments                                 1,409.2     1,725.4
------------------------------------------------------------  ---------   ---------
Total cash and investments                                     31,964.6    32,820.8
------------------------------------------------------------
Premiums and fees in course of collection                         115.8        33.3
------------------------------------------------------------
Accrued investment income                                         435.3       432.8
------------------------------------------------------------
Reinsurance recoverable                                           199.0       171.6
------------------------------------------------------------
Funds withheld by ceding companies                                 73.5        53.7
------------------------------------------------------------
Federal income taxes recoverable from parent company               61.6        64.7
------------------------------------------------------------
Goodwill                                                           43.1        49.5
------------------------------------------------------------
Other admitted assets                                              66.7        89.3
------------------------------------------------------------
Separate account assets                                        46,105.1    36,907.0
------------------------------------------------------------  ---------   ---------
Total admitted assets                                         $79,064.7   $70,622.7
------------------------------------------------------------  =========   =========

LIABILITIES AND CAPITAL AND SURPLUS
LIABILITIES:
Future policy benefits and claims                             $12,184.0   $12,310.6
------------------------------------------------------------
Other policyholder funds                                       16,589.5    16,647.5
------------------------------------------------------------
Amounts withheld or retained by Company as agent or trustee       364.0       897.6
------------------------------------------------------------
Funds held under reinsurance treaties                             796.9       795.8
------------------------------------------------------------
Asset valuation reserve                                           490.9       484.5
------------------------------------------------------------
Interest maintenance reserve                                       72.3       159.7
------------------------------------------------------------
Other liabilities                                                 627.0       504.5
------------------------------------------------------------
Short-term loan payable to parent company                         205.0       140.0
------------------------------------------------------------
Net transfers due from separate accounts                         (896.5)     (789.0)
------------------------------------------------------------
Separate account liabilities                                   46,105.1    36,907.0
------------------------------------------------------------  ---------   ---------
Total liabilities                                              76,538.2    68,058.2
------------------------------------------------------------

CAPITAL AND SURPLUS:
Common stock, $2.50 par value:
  Authorized, issued and outstanding shares -- 10 million
  (owned by Lincoln National Corporation)                          25.0        25.0
------------------------------------------------------------
Surplus notes due to Lincoln National Corporation               1,250.0     1,250.0
------------------------------------------------------------
Paid-in surplus                                                 1,942.6     1,930.1
------------------------------------------------------------
Unassigned surplus -- deficit                                    (691.1)     (640.6)
------------------------------------------------------------  ---------   ---------
Total capital and surplus                                       2,526.5     2,564.5
------------------------------------------------------------  ---------   ---------
Total liabilities and capital and surplus                     $79,064.7   $70,622.7
------------------------------------------------------------  =========   =========

See accompanying notes.                                                      S-1

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS -- STATUTORY BASIS

                                                              YEAR ENDED DECEMBER 31
                                                              1999        1998        1997
                                                              ---------   ---------   --------
                                                              (IN MILLIONS)
                                                              --------------------------------
PREMIUMS AND OTHER REVENUES:
Premiums and deposits                                         $ 7,273.6   $12,737.6   $5,589.0
------------------------------------------------------------
Net investment income                                           2,203.2     2,107.2    1,847.1
------------------------------------------------------------
Amortization of interest maintenance reserve                       29.1        26.4       41.5
------------------------------------------------------------
Commissions and expense allowances on reinsurance ceded           472.3       179.9       99.7
------------------------------------------------------------
Expense charges on deposit funds                                  146.5       134.6      119.3
------------------------------------------------------------
Separate account investment management and administration
service fees                                                      473.9       396.3      325.5
------------------------------------------------------------
Other income                                                       88.8        31.3       21.3
------------------------------------------------------------  ---------   ---------   --------
Total revenues                                                 10,687.4    15,613.3    8,043.4
------------------------------------------------------------

BENEFITS AND EXPENSES:
Benefits and settlement expenses                                8,504.9    13,964.1    4,522.1
------------------------------------------------------------
Underwriting, acquisition, insurance and other expenses         1,618.3     2,919.4    3,053.9
------------------------------------------------------------  ---------   ---------   --------
Total benefits and expenses                                    10,123.2    16,883.5    7,576.0
------------------------------------------------------------  ---------   ---------   --------
Gain (loss) from operations before dividends to
policyholders, income taxes and net realized gain on
investments                                                       564.2    (1,270.2)     467.4
------------------------------------------------------------
Dividends to policyholders                                         80.3        67.9       27.5
------------------------------------------------------------  ---------   ---------   --------
Gain (loss) from operations before federal income taxes and
net realized gain on investments                                  483.9    (1,338.1)     439.9
------------------------------------------------------------
Federal income taxes (credit)                                      85.4      (141.0)      78.3
------------------------------------------------------------  ---------   ---------   --------
Gain (loss) from operations before net realized gain on
investments                                                       398.5    (1,197.1)     361.6
------------------------------------------------------------
Net realized gain on investments, net of income tax expense
and excluding net transfers to the interest maintenance
reserve                                                           114.4        46.8       31.3
------------------------------------------------------------  ---------   ---------   --------
Net income (loss)                                             $   512.9   $(1,150.3)  $  392.9
------------------------------------------------------------  =========   =========   ========

See accompanying notes.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS -- STATUTORY BASIS

                                                              YEAR ENDED DECEMBER 31
                                                              1999       1998       1997
                                                              --------   --------   --------
                                                              (IN MILLIONS)
                                                              ------------------------------
Capital and surplus at beginning of year                      $2,564.5   $2,968.4   $1,868.0
------------------------------------------------------------

CAPITAL AND SURPLUS INCREASE (DECREASE):
Net income (loss)                                                512.9   (1,150.3)     392.9
------------------------------------------------------------
Difference in cost and admitted investment amounts              (101.9)    (304.8)     (36.2)
------------------------------------------------------------
Nonadmitted assets                                               (22.9)     (17.1)      (0.4)
------------------------------------------------------------
Regulatory liability for reinsurance                              26.0      (35.2)      (3.9)
------------------------------------------------------------
Gain on reinsurance of disability income business                 71.8         --         --
------------------------------------------------------------
Life policy reserve valuation basis                                 --       (0.4)      (0.9)
------------------------------------------------------------
Asset valuation reserve                                           (6.4)     (34.5)     (36.9)
------------------------------------------------------------
Proceeds from surplus notes from shareholder                        --    1,250.0         --
------------------------------------------------------------
Paid-in surplus, including contribution of common stock of
affiliated company in 1997                                        12.5      108.4      938.4
------------------------------------------------------------
Separate account receivable due to change in valuation              --         --       (2.6)
------------------------------------------------------------
Dividends to shareholder                                        (530.0)    (220.0)    (150.0)
------------------------------------------------------------  --------   --------   --------
Capital and surplus at end of year                            $2,526.5   $2,564.5   $2,968.4
------------------------------------------------------------  ========   ========   ========

See accompanying notes.                                                      S-3

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

STATEMENTS OF CASH FLOWS -- STATUTORY BASIS

                                                              YEAR ENDED DECEMBER 31
                                                              1999        1998         1997
                                                              ---------   ----------   ---------
                                                              (IN MILLIONS)
                                                              ----------------------------------
OPERATING ACTIVITIES
Premiums, policy proceeds and other considerations received   $ 7,671.1   $ 13,495.2   $ 6,364.3
------------------------------------------------------------
Allowances and reserve adjustments paid on reinsurance ceded      (19.9)      (632.4)     (649.2)
------------------------------------------------------------
Investment income received                                      2,168.6      2,003.9     1,798.8
------------------------------------------------------------
Separate account investment management and administration
service fees                                                      470.6        396.3       325.5
------------------------------------------------------------
Benefits paid                                                  (8,699.4)    (7,395.8)   (5,345.2)
------------------------------------------------------------
Insurance expenses paid                                        (1,734.5)    (2,909.7)   (3,193.0)
------------------------------------------------------------
Proceeds related to sale of disability income business             71.8           --          --
------------------------------------------------------------
Federal income taxes recovered (paid)                             (81.2)        84.2       (87.0)
------------------------------------------------------------
Dividends to policyholders                                        (82.8)       (12.9)      (28.4)
------------------------------------------------------------
Other income received and expenses paid, net                      252.1        207.0        (8.7)
------------------------------------------------------------  ---------   ----------   ---------
Net cash provided by (used in) operating activities                16.4      5,235.8      (822.9)
------------------------------------------------------------

INVESTING ACTIVITIES
Sale, maturity or repayment of investments                      6,557.7     10,926.5    12,142.6
------------------------------------------------------------
Purchase of investments                                        (5,940.8)   (16,950.0)  (10,345.0)
------------------------------------------------------------
Other sources (uses) including reinsured policy loans            (497.0)      (778.3)      529.1
------------------------------------------------------------  ---------   ----------   ---------
Net cash provided by (used in) investing activities               119.9     (6,801.8)    2,326.7
------------------------------------------------------------

FINANCING ACTIVITIES
Surplus paid-in                                                    12.5        108.4          --
------------------------------------------------------------
Proceeds from surplus notes from shareholder                         --      1,250.0          --
------------------------------------------------------------
Proceeds from borrowings from shareholder                         205.0        140.0       120.0
------------------------------------------------------------
Repayment of borrowings from shareholder                         (140.0)      (120.0)     (100.0)
------------------------------------------------------------
Dividends paid to shareholder                                    (530.0)      (220.0)     (150.0)
------------------------------------------------------------  ---------   ----------   ---------
Net cash provided by (used in) financing activities              (452.5)     1,158.4      (130.0)
------------------------------------------------------------  ---------   ----------   ---------
Net increase (decrease) in cash and short-term investments       (316.2)      (407.6)    1,373.8
------------------------------------------------------------
Cash and short-term investments at beginning of year            1,725.4      2,133.0       759.2
------------------------------------------------------------  ---------   ----------   ---------
Cash and short-term investments at end of year                $ 1,409.2   $  1,725.4   $ 2,133.0
------------------------------------------------------------  =========   ==========   =========

See accompanying notes.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

    ORGANIZATION AND OPERATIONS
    The Lincoln National Life Insurance Company (the "Company") is a wholly owned subsidiary of Lincoln National Corporation ("LNC") and is domiciled in Indiana. As of December 31, 1999, the Company owned 100% of the outstanding common stock of four insurance company subsidiaries and four non-insurance subsidiaries. The Company also owned 85% of the common stock of an Internet distributor of variable annuities.

    The Company's principal businesses consist of underwriting annuities, deposit-type contracts and life and health insurance through multiple distribution channels and the reinsurance of individual and group life and health business. The Company is licensed and sells its products in 49 states, Canada and several U.S. territories.

    USE OF ESTIMATES
    The nature of the insurance and investment management businesses requires management to make estimates and assumptions that affect the amounts reported in the statutory-basis financial statements and accompanying notes. Actual results could differ from those estimates.

    BASIS OF PRESENTATION
    The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Indiana Department of Insurance ("Insurance Department"), which practices differ from accounting principles generally accepted in the United States ("GAAP"). The more significant variances from GAAP are as follows:

    INVESTMENTS
    Bonds and preferred stocks are reported at cost or amortized cost or fair value based on their National Association of Insurance Commissioners ("NAIC") rating. For GAAP, the Company's bonds and preferred stocks are classified as available-for-sale and, accordingly, are reported at fair value with changes in the fair values reported directly in shareholder's equity after adjustments for related amortization of deferred acquisition costs, additional policyholder commitments and deferred income taxes.

    Investments in real estate are reported net of related obligations rather than on a gross basis. Real estate owned and occupied by the Company is classified as a real estate investment rather than reported as an operating asset, and investment income and operating expenses include rent for the Company's occupancy of those properties. Changes between cost and admitted asset investment amounts are credited or charged directly to unassigned surplus rather than to a separate surplus account.

    Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the individual security sold. The net deferral is reported as the interest maintenance reserve ("IMR") in the accompanying balance sheets. Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. The asset valuation reserve ("AVR") is determined by a NAIC prescribed formula and is reported as a liability rather than unassigned surplus. Under GAAP, realized capital gains and losses are reported in the income statement on a pre-tax basis in the period in which the asset giving rise to the gain or loss is sold and writedowns are provided when there has been a decline in value deemed other than temporary, in which case, the provision for such declines are charged to income.

    SUBSIDIARIES
    The accounts and operations of the Company's subsidiaries are not consolidated with the accounts and operations of the Company as would be required by GAAP. Under statutory accounting principles, the Company's insurance subsidiaries are carried at their statutory-basis net equity and the non-insurance subsidiaries are carried at their GAAP-basis net equity, adjusted for certain items which would be non-admitted under statutory accounting principles. Both insurance subsidiaries and non-insurance subsidiaries are presented in the balance sheet as investments in affiliated common stocks.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (CONTINUED)
    POLICY ACQUISITION COSTS
    The costs of acquiring and renewing business are expensed when incurred. Under GAAP, acquisition costs related to traditional life insurance, to the extent recoverable from future policy revenues, are deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves. For universal life insurance, annuity and other investment-type products, deferred policy acquisition costs, to the extent recoverable from future gross profits, are amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality and expense margins.

    NONADMITTED ASSETS
    Certain assets designated as "nonadmitted," principally furniture and equipment and certain receivables, are excluded from the accompanying balance sheets and are charged directly to unassigned surplus.

    PREMIUMS
    Revenues for universal life policies consist of the entire premium received. Under GAAP, premiums received in excess of policy charges are not recognized as premium revenue.

    Premiums and deposits with respect to annuity and other investment-type contracts are reported as premium revenues; whereas, under GAAP, such premiums and deposits are treated as liabilities and policy charges represent revenues.

    BENEFIT RESERVES
    Certain policy reserves are calculated based on statutorily required interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under GAAP.

    Death benefits paid, policy and contract withdrawals, and the change in policy reserves on universal life policies, annuity and other investment-type contracts are reported as benefits and settlement expenses in the accompanying statements of income; whereas, under GAAP, withdrawals are treated as a reduction of the policy or contract liabilities and benefits represent the excess of benefits paid over the policy account value and interest credited to the account values.

    REINSURANCE
    Premiums, claims and policy benefits and contract liabilities are reported in the accompanying financial statements net of reinsurance amounts. For GAAP, all assets and liabilities related to reinsurance ceded contracts are reported on a gross basis.

    A liability for reinsurance balances has been provided for unsecured policy and contract liabilities and unearned premiums ceded to reinsurers not authorized by the Insurance Department to assume such business. Changes to those amounts are credited or charged directly to unassigned surplus. Under GAAP, an allowance for amounts deemed uncollectible is established through a charge to income.

    Commissions on business ceded are reported as income when received rather than deferred and amortized with deferred policy acquisition costs. Business assumed under 100% indemnity reinsurance agreements is accounted for as a purchase for GAAP reporting purposes and the ceding commission represents the purchase price. Under purchase accounting, assets acquired and liabilities assumed are reported at fair value at the date of the transaction and the excess of the purchase price over the sum of the amounts assigned to assets acquired less liabilities assumed is recorded as goodwill. On a statutory-basis, the ceding commission is expensed when paid and reinsurance premiums and benefits are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

    Certain reinsurance contracts meeting risk transfer requirements under statutory-basis accounting practices have been accounted for using traditional reinsurance accounting; whereas, such contracts are accounted for using deposit accounting under GAAP.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (CONTINUED)
    INCOME TAXES
    Deferred income taxes are not provided for differences between financial statement amounts and tax bases of assets and liabilities.

    POLICYHOLDER DIVIDENDS
    Policyholder dividends are recognized when declared rather than over the term of the related policies.

    SURPLUS NOTES DUE TO LNC
    Surplus notes due to LNC are reported as surplus rather than as liabilities. On a statutory-basis, interest on surplus notes is not accrued until approval is received from the Indiana Insurance Commissioner; whereas, under GAAP, interest would be accrued periodically based on the outstanding principal and the interest rate.

    STATEMENTS OF CASH FLOWS
    Cash and short-term investments in the statements of cash flows represent cash balances and investments with initial maturities of one year or less. Under GAAP, the corresponding captions of cash and cash equivalents include cash balances and investments with initial maturities of three months or less.

    A reconciliation of the Company's net income (loss) and capital and surplus determined on a statutory-basis with amounts determined in accordance with GAAP is as follows:

                                              CAPITAL AND SURPLUS             NET INCOME (LOSS)
                                              ----------------------------------------------------------------------
                                              DECEMBER 31                     YEAR ENDED DECEMBER 31
                                              1999            1998            1999            1998            1997
                                              ----------------------------------------------------------------------
                                              (IN MILLIONS)
                                              ----------------------------------------------------------------------
   Amounts reported on a statutory-basis      $ 2,526.5       $ 2,564.5       $   512.9       $(1,150.3)      $392.9
   -----------------------------------------
   GAAP adjustments:
     Deferred policy acquisition costs,
       present value of future profits and
       non-admitted goodwill                    3,628.2         3,085.2           135.0            48.5        (98.9)
      --------------------------------------
     Policy and contract reserves              (1,943.1)       (2,299.9)          (97.9)        1,743.4        (48.6)
      --------------------------------------
     Interest maintenance reserve                  72.3           159.7           (86.6)           24.4         58.7
      --------------------------------------
     Deferred income taxes                        244.5           181.6          (117.4)         (218.6)        70.3
      --------------------------------------
     Policyholders' share of earnings and
       surplus on participating business         (122.7)         (132.8)           (1.8)            3.2          5.3
      --------------------------------------
     Asset valuation reserve                      490.9           484.5              --              --           --
      --------------------------------------
     Net realized gain (loss) on investments     (186.4)         (174.1)          (32.4)         (116.7)       (20.4)
      --------------------------------------
     Unrealized gain (loss) on investments       (555.2)        1,335.1              --              --           --
      --------------------------------------
     Nonadmitted assets, including
       nonadmitted investments                    139.6           119.1              --              --           --
      --------------------------------------
     Investments in subsidiary companies          460.9           490.4            39.1            41.3        (80.5)
      --------------------------------------
     Surplus notes and related interest        (1,250.0)       (1,251.5)            1.5            (1.5)          --
      --------------------------------------
     Other, net                                   (61.0)         (120.1)          129.8           103.6        (35.0)
      --------------------------------------  ---------       ---------       ---------       ---------       ------
   Net increase (decrease)                        918.0         1,877.2           (30.7)        1,627.6       (149.1)
   -----------------------------------------  ---------       ---------       ---------       ---------       ------
   Amounts on a GAAP basis                    $ 3,444.5       $ 4,441.7       $   482.2       $   477.3       $243.8
   -----------------------------------------  =========       =========       =========       =========       ======

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (CONTINUED)
    Other significant accounting practices are as follows:

    INVESTMENTS
    Bonds not backed by loans are principally stated at amortized cost and the discount or premium is amortized using the interest method.

    Mortgage-backed bonds are valued at amortized cost and income is recognized using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the securities is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the securities.

    Short-term investments include investments with maturities of less than one year at the date of acquisition. The carrying amounts for these investments approximate their fair values.

    Preferred stocks are reported at cost or amortized cost.

    Unaffiliated common stocks are reported at fair value as determined by the Securities Valuation Office of the NAIC and the related unrealized gains (losses) are reported in unassigned surplus without adjustment for federal income taxes.

    Policy loans are reported at unpaid balances.

    The Company uses various derivative instruments as part of its overall liability-asset management program for certain investments and life insurance and annuity products. The Company values all derivative instruments on a basis consistent with that of the hedged item. Upon termination, gains and losses on those instruments are included in the carrying values of the underlying hedged items or deferred in IMR, where applicable, and are amortized over the remaining lives of the hedged items as adjustments to investment income. Any unamortized gains or losses are recognized when the underlying hedged items are sold. The premiums paid for interest rate caps and swaptions are deferred and amortized to net investment income on a straight-line basis over the term of the respective derivative.

    Hedge accounting is applied as indicated above after the Company determines that the items to be hedged expose the Company to interest rate fluctuations, the widening of bond yield spreads over comparable maturity U.S. government obligations and foreign exchange risk. Moreover, the derivatives used are designated as a hedge and reduce the indicated risk by having a high correlation between changes in the value of the derivatives and the items being hedged at both the inception of the hedge and throughout the hedge period. Should such criteria not be met or if the hedged items are sold, terminated or matured, the change in value of the derivatives is included in net income.

    Mortgage loans on real estate are reported at unpaid balances, less allowances for impairments. Real estate is reported at depreciated cost.

    Realized investment gains and losses on investments sold are determined using the specific identification method. Changes in admitted asset carrying amounts of bonds, mortgage loans and common and preferred stocks are credited or charged directly in unassigned surplus.

    LOANED SECURITIES
    Securities loaned are treated as collateralized financing transactions and a liability is recorded equal to the cash collateral received which is typically greater than the market value of the related securities loaned. In other instances, the Company will hold as collateral securities with a market value at least equal to the securities loaned. Securities held as collateral are not recorded in the Company's balance sheet in accordance with accounting guidance for secured borrowings and collateral. The Company's agreements with third parties generally contain contractual provisions to allow for additional collateral to be obtained when necessary. The Company values collateral daily and obtains additional collateral when deemed appropriate.

    GOODWILL
    Goodwill, which represents the excess, subject to certain limitations, of the ceding commission over statutory-basis net assets of business purchased

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (CONTINUED)
    under an assumption reinsurance agreement, is amortized on a straight-line basis over ten years.

    PREMIUMS
    Life insurance and annuity premiums are recognized as revenue when due. Accident and health premiums are earned pro rata over the contract term of the policies.

    BENEFITS
    Life, annuity and accident and health benefit reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed policy cash values or the amounts required by the Insurance Department. The Company waives deduction of deferred fractional premiums on the death of life and annuity policy insureds and returns any premium beyond the date of death, except for policies issued prior to March 1977. Surrender values on policies do not exceed the corresponding benefit reserves. Additional reserves are established when the results of cash flow testing under various interest rate scenerios indicate the need for such reserves. If net premiums exceed the gross premiums on any insurance in-force, additional reserves are established. Benefit reserves for policies underwritten on a substandard basis are determined using the multiple table reserve method.

    The tabular interest, tabular less actual reserves released and tabular cost have been determined by formula or from the basic data for such items. Tabular interest funds not involving life contingencies were determined using the actual interest credited to the funds plus the change in accrued interest.

    Liabilities related to guaranteed investment contracts and policyholder funds left on deposit with the Company generally are equal to fund balances less applicable surrender charges.

    CLAIMS AND CLAIM ADJUSTMENT EXPENSES
    Unpaid claims and claim adjustment expenses on accident and health policies represent the estimated ultimate net cost of all reported and unreported claims incurred during the year. The Company does not discount claims and claim adjustment expense reserves. The reserves for unpaid claims and claim adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in claim severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for claims and claim adjustment expenses are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

    REINSURANCE CEDED AND ASSUMED
    Reinsurance premiums, benefits and claims and claim adjustment expenses are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Certain business is transacted on a funds withheld basis and investment income on investments managed by the Company are reported in net investment income.

    PENSION BENEFITS
    Costs associated with the Company's defined benefit pension plans are systematically accrued during the expected period of active service of the covered employees.

    INCOME TAXES
    The Company and eligible subsidiaries have elected to file consolidated federal and state income tax returns with LNC and certain LNC subsidiaries. Pursuant to an intercompany tax sharing agreement with LNC, the Company provides for income taxes on a separate return filing basis. The tax sharing agreement also provides that the Company will receive benefit for net operating losses, capital losses and tax credits which are not usable on a separate return basis to the extent such items may be utilized in the consolidated income tax returns of LNC.

    STOCK OPTIONS
    The Company recognizes compensation expense for its stock option incentive plans using the intrinsic value method of accounting. Under the terms of the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (CONTINUED)
    LNC's common stock at the grant date, or other measurement date, over the amount an employee or agent must pay to acquire the stock.

    ASSETS HELD IN SEPARATE ACCOUNTS AND LIABILITIES RELATED TO SEPARATE
    ACCOUNTS
    Separate account assets and liabilities reported in the accompanying balance sheets represent funds that are separately administered for variable life and variable annuity contracts and for which the contractholder, rather than the Company, bears the investment risk. Separate account assets are reported at fair value. The operations of the separate accounts are not included in the accompanying financial statements. Policy administration and investment management fees charged on separate account policyholder deposits are included in income from separate account investment management and administration service fees. Mortality charges on variable universal life contracts are included in income from expense charges on deposit funds. Fees charged relative to variable annuity and variable universal life administration agreements for separate account products sold by other insurance companies and not recorded on the Company's financial statements are included in income from separate account investment management and administration service fees.

2.  PERMITTED STATUTORY ACCOUNTING PRACTICES
    The Company's statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by the Insurance Department. "Prescribed" statutory accounting practices are interspersed throughout state insurance laws and regulations, the NAIC's ACCOUNTING PRACTICES AND PROCEDURES MANUAL and a variety of other NAIC publications. "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state and may change in the future.

    In 1998, the NAIC adopted codified statutory accounting principles ("Codification") effective January 1, 2001. Codification will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements. Codification will require adoption by the various states before it becomes the prescribed statutory-basis of accounting for insurance companies domesticated within those states. Accordingly, before Codification becomes effective for the Company, the state of Indiana must adopt Codification as the prescribed basis of accounting on which domestic insurers must report their statutory-basis results to the Insurance Department. At this time, it is anticipated that Indiana will adopt Codification, however, based on current guidance, management believes that the impact of Codification will not be material to the Company's statutory-basis financial statements.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS
    The major categories of net investment income are as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                                 1999           1998           1997
                                                                 --------------------------------------
                                                                 (IN MILLIONS)
                                                                 --------------------------------------
   Income:
     Bonds                                                       $1,840.6       $1,714.3       $1,524.4
   ------------------------------------------------------------
     Preferred stocks                                                20.3           19.7           23.5
   ------------------------------------------------------------
     Unaffiliated common stocks                                       6.3           10.6            8.3
   ------------------------------------------------------------
     Affiliated common stocks                                         7.8            5.2           15.0
   ------------------------------------------------------------
     Mortgage loans on real estate                                  321.0          323.6          257.2
   ------------------------------------------------------------
     Real estate                                                     57.8           81.4           92.2
   ------------------------------------------------------------
     Policy loans                                                   101.7           86.5           37.5
   ------------------------------------------------------------
     Other investments                                               50.6           26.5           28.2
   ------------------------------------------------------------
     Cash and short-term investments                                 95.9          104.7           70.3
   ------------------------------------------------------------  --------       --------       --------
   Total investment income                                        2,502.0        2,372.5        2,056.6
   ------------------------------------------------------------
   Expenses:
     Depreciation                                                    14.4           19.3           21.0
   ------------------------------------------------------------
     Other                                                          284.4          246.0          188.5
   ------------------------------------------------------------  --------       --------       --------
   Total investment expenses                                        298.8          265.3          209.5
   ------------------------------------------------------------  --------       --------       --------
   Net investment income                                         $2,203.2       $2,107.2       $1,847.1
   ------------------------------------------------------------  ========       ========       ========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS (CONTINUED)
    The cost or amortized cost, gross unrealized gains and losses and the fair value of investments in bonds are summarized as follows:

                                                        COST OR         GROSS            GROSS
                                                        AMORTIZED       UNREALIZED       UNREALIZED       FAIR
                                                        COST            GAINS            LOSSES           VALUE
                                                        -----------------------------------------------------------
                                                        (IN MILLIONS)
                                                        -----------------------------------------------------------
   At December 31, 1999:
     Corporate                                          $17,758.4        $  229.6          $763.0         $17,225.0
      ------------------------------------------------
     U.S. government                                        316.8            29.6            21.5             324.9
      ------------------------------------------------
     Foreign government                                     984.5            49.8            39.9             994.4
      ------------------------------------------------
     Mortgage-backed                                      3,913.7            46.2           139.0           3,820.9
      ------------------------------------------------
     State and municipal                                     11.6              --              .5              11.1
      ------------------------------------------------  ---------        --------          ------         ---------
                                                        $22,985.0        $  355.2          $963.9         $22,376.3
                                                        =========        ========          ======         =========

   At December 31, 1998:
     Corporate                                          $17,658.4        $1,159.8          $148.2         $18,670.0
      ------------------------------------------------
     U.S. government                                        900.7            88.8             3.4             986.1
      ------------------------------------------------
     Foreign government                                     947.8            59.9            61.2             946.5
      ------------------------------------------------
     Mortgage-backed                                      4,312.1           171.6            33.4           4,450.3
      ------------------------------------------------
     State and municipal                                     11.9              .7              --              12.6
      ------------------------------------------------  ---------        --------          ------         ---------
                                                        $23,830.9        $1,480.8          $246.2         $25,065.5
                                                        =========        ========          ======         =========

    The carrying amounts of bonds in the balance sheets at December 31, 1999 and 1998 reflect adjustments of $38,900,000 and $11,800,000, respectively, to decrease amortized cost as a result of the Securities Valuation Office of the NAIC ("SVO") designating certain investments as in or near default.

    A summary of the cost or amortized cost and fair value of investments in bonds at December 31, 1999, by contractual maturity, is as follows:

                                                                 COST OR
                                                                 AMORTIZED       FAIR
                                                                 COST            VALUE
                                                                 -------------------------
                                                                 (IN MILLIONS)
                                                                 -------------------------
   Maturity:
     In 2000                                                     $   598.0       $   599.2
   ------------------------------------------------------------
     In 2001-2004                                                  4,359.8         4,313.4
   ------------------------------------------------------------
     In 2005-2009                                                  6,636.0         6,392.9
   ------------------------------------------------------------
     After 2009                                                    7,477.5         7,249.9
   ------------------------------------------------------------
     Mortgage-backed securities                                    3,913.7         3,820.9
   ------------------------------------------------------------  ---------       ---------
   Total                                                         $22,985.0       $22,376.3
   ------------------------------------------------------------  =========       =========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS (CONTINUED)
    The expected maturities may differ from the contractual maturities in the foregoing table because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

    Proceeds from sales of investments in bonds during 1999, 1998 and 1997 were $5,351,400,000, $9,395,000,000 and
    $9,715,000,000, respectively. Gross gains during 1999, 1998 and 1997 of $95,400,000, $186,300,000 and $218,100,000,
    respectively, and gross losses of $195,500,000, $138,000,000 and $78,000,000, respectively, were realized on those sales.

    At December 31, 1999 and 1998, investments in bonds, with an admitted asset value of $116,500,000 and $97,800,000, respectively, were on deposit with state insurance departments to satisfy regulatory requirements.

    Unrealized gains and losses on investments in unaffiliated common stocks are reported directly in unassigned surplus and are not reported in the statutory-basis Statements of Operations. The cost or amortized cost, gross unrealized gains and losses and the fair value of investments in unaffiliated common stocks and preferred stocks are as follows:

                                             COST OR    GROSS       GROSS
                                             AMORTIZED  UNREALIZED  UNREALIZED  FAIR
                                             COST       GAINS       LOSSES      VALUE
                                             -----------------------------------------
                                             (IN MILLIONS)
                                             -----------------------------------------
   At December 31, 1999:
     Preferred stocks                         $253.8      $ 1.3       $31.5     $223.6
   ----------------------------------------
     Unaffiliated common stocks                150.4       34.2        17.7      166.9
   ----------------------------------------
   At December 31, 1998:
     Preferred stocks                         $236.0      $ 8.9       $ 2.4     $242.5
   ----------------------------------------
     Unaffiliated common stocks                223.3       62.0        26.0      259.3
   ----------------------------------------

    The carrying amount of preferred stocks in the balance sheets at December 31, 1999 and 1998 reflects adjustments of $4,100,000 and $5,800,000, respectively, to decrease amortized cost as a result of the SVO designating certain investments as low or lower quality.

    During 1999, the minimum and maximum lending rates for mortgage loans were 6.5% and 11.5%, respectively. At the issuance of a loan, the percentage of loan to value on any one loan does not exceed 75%. All properties covered by mortgage loans have fire insurance at least equal to the excess of the loan over the maximum loan that would be allowed on the land without the building.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS (CONTINUED)
    Components of the Company's investments in real estate are summarized as follows:

                                                                 DECEMBER 31
                                                                 1999         1998
                                                                 -------------------
                                                                 (IN MILLIONS)
                                                                 -------------------
   Occupied by the Company:
     Land                                                        $  2.5       $  2.5
   ------------------------------------------------------------
     Buildings                                                     11.1          9.0
   ------------------------------------------------------------
     Less accumulated depreciation                                 (2.2)        (1.7)
   ------------------------------------------------------------  ------       ------
   Net real estate occupied by the Company                         11.4          9.8
   ------------------------------------------------------------
   Other:
     Land                                                          46.2         93.2
   ------------------------------------------------------------
     Buildings                                                    226.8        413.0
   ------------------------------------------------------------
     Other                                                          4.7          7.9
   ------------------------------------------------------------
     Less accumulated depreciation                                (35.1)       (50.1)
   ------------------------------------------------------------  ------       ------
   Net other real estate                                          242.6        464.0
   ------------------------------------------------------------  ------       ------
   Net real estate                                               $254.0       $473.8
   ------------------------------------------------------------  ======       ======

    Net realized capital gains are reported net of federal income taxes and amounts transferred to the IMR as follows:

                                                                 1999         1998         1997
                                                                 --------------------------------
                                                                 (IN MILLIONS)
                                                                 --------------------------------
   Net realized capital gains                                    $ 20.8       $179.7       $209.3
   ------------------------------------------------------------
   Less amount transferred to IMR (net of related taxes
   (credits) of ($31.4), $27.3 and $54.0 in 1999, 1998 and
   1997, respectively)                                            (58.3)        50.8        100.2
   ------------------------------------------------------------  ------       ------       ------
                                                                   79.1        128.9        109.1
   Less federal income taxes (credits) on realized gains          (35.3)        82.1         77.8
   ------------------------------------------------------------  ------       ------       ------
   Net realized capital gains after transfer to IMR and taxes
   (credits)                                                     $114.4       $ 46.8       $ 31.3
   ------------------------------------------------------------  ======       ======       ======

4.  SUBSIDIARIES
    The Company owns 100% of the outstanding common stock of four insurance company subsidiaries: First Penn-Pacific Life Insurance Company ("First Penn"), Lincoln National Health & Casualty Insurance Company ("LNH&C"), Lincoln National Reassurance Company ("LNRAC") and Lincoln Life & Annuity Company of New York ("LNY"). The Company also owns 100% of the outstanding common stock of four non-insurance company subsidiaries: Lincoln National Insurance Associates ("LNIA"), Sagemark Consulting, Inc. ("Sagemark"), Wakefield Tower Alpha Limited ("Wakefield"), and Lincoln Realty Capital

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

4.  SUBSIDIARIES (CONTINUED)
    Corporation ("LRCC"). The Company also owns 85% of one non-insurance company subsidiary, AnnuityNet, Inc.
    (AnnuityNet). Statutory-basis financial information related to the insurance subsidiaries is summarized as follows (in millions):

                                                              DECEMBER 31, 1999
                                                              ----------------------------------
                                                              FIRST
                                                              PENN      LNH&C   LNRAC   LNY
                                                              ----------------------------------
   Cash and invested assets                                   $1,318.7  $434.6  $443.6  $1,888.6
   ---------------------------------------------------------
   Other assets                                                   40.6   55.5    492.6     403.1
   ---------------------------------------------------------  --------  ------  ------  --------
   Total admitted assets                                      $1,359.3  $490.1  $936.2  $2,291.7
   ---------------------------------------------------------  ========  ======  ======  ========

   Insurance reserves                                         $1,242.2  $394.4  $261.4  $1,802.4
   ---------------------------------------------------------
   Other liabilities                                              44.3   27.9    614.4      25.6
   ---------------------------------------------------------
   Liabilities related to separate accounts                         --     --       --     328.8
   ---------------------------------------------------------
   Capital and surplus                                            72.8   67.8     60.4     134.9
   ---------------------------------------------------------  --------  ------  ------  --------
   Total liabilities and capital and surplus                  $1,359.3  $490.1  $936.2  $2,291.7
   ---------------------------------------------------------  ========  ======  ======  ========

                                                                YEAR ENDED DECEMBER 31, 1999
                                                                -----------------------------------------------
                                                                FIRST
                                                                PENN         LNH&C        LNRAC        LNY
                                                                -----------------------------------------------
   Revenues                                                     $332.7       $263.3       $ 88.4       $  313.3
   -----------------------------------------------------------
   Expenses                                                      329.0       346.9          75.4          291.4
   -----------------------------------------------------------
   Net realized gains (losses)                                      --          --            .2           (2.0)
   -----------------------------------------------------------  ------       ------       ------       --------
   Net income (loss)                                            $  3.7       $(83.6)      $ 13.2       $   19.9
   -----------------------------------------------------------  ======       ======       ======       ========

                                                               DECEMBER 31, 1998
                                                               ----------------------------------
                                                               FIRST
                                                               PENN      LNH&C   LNRAC   LNY
                                                               ----------------------------------
   Cash and invested assets                                    $1,221.1  $333.9  $403.6  $1,938.0
   ----------------------------------------------------------
   Other assets                                                    40.3   31.3   490.0      270.2
   ----------------------------------------------------------  --------  ------  ------  --------
   Total admitted assets                                       $1,261.4  $365.2  $893.6  $2,208.2
   ----------------------------------------------------------  ========  ======  ======  ========

   Insurance reserves                                          $1,149.8  $266.3  $281.8  $1,814.5
   ----------------------------------------------------------
   Other liabilities                                               42.0   24.0   553.7       45.1
   ----------------------------------------------------------
   Liabilities related to separate accounts                          --     --      --      236.9
   ----------------------------------------------------------
   Capital and surplus                                             69.6   74.9    58.1      111.7
   ----------------------------------------------------------  --------  ------  ------  --------
   Total liabilities and capital and surplus                   $1,261.4  $365.2  $893.6  $2,208.2
   ----------------------------------------------------------  ========  ======  ======  ========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

4.  SUBSIDIARIES (CONTINUED)

                                                                YEAR ENDED DECEMBER 31, 1998
                                                                ---------------------------------
                                                                FIRST
                                                                PENN    LNH&C    LNRAC   LNY
                                                                ---------------------------------
   Revenues                                                     $310.4  $ 165.0  $150.3  $1,402.6
   -----------------------------------------------------------
   Expenses                                                      310.6    164.4  139.5    1,656.1
   -----------------------------------------------------------
   Net realized gains (losses)                                    (0.3)     0.9   (0.1)      (0.7)
   -----------------------------------------------------------  ------  -------  ------  --------
   Net income (loss)                                            $ (0.5) $   1.5  $10.7   $ (254.2)
   -----------------------------------------------------------  ======  =======  ======  ========

    AnnuityNet was formed in 1998 for the distribution of variable annuities over the Internet and is valued on the equity method (at 85% of GAAP equity) with an admitted asset value of $2,400,000 at December 31, 1999. LNIA was purchased in 1998 for $600,000 and is valued on the equity method with an admitted asset value of $800,000 at December 31, 1999. Sagemark is a broker dealer and was acquired in connection with a reinsurance transaction completed in 1998. Sagemark is valued on the equity method with an admitted asset value of $6,400,000 at December 31, 1999. Wakefield was formed in 1999 to engage in the ownership and management of investments and is valued on the equity method with an admitted asset value of $248,300,000. Wakefield's assets as of December 31, 1999 consist entirely of investments in bonds. LRCC was formed in 1999 to engage in the management of certain real estate investments. It was capitalized with cash and three real estate investments of $12,700,000 and is valued on the equity method with an admitted asset value of $10,900,000.

    The carrying value of all affiliated common stocks, was $604,700,000 and $322,100,000 at December 31, 1999 and 1998,
    respectively. The insurance affiliates are carried at statutory-basis net equity while other affiliates are recorded at GAAP-basis net equity, adjusted for certain items which would be non-admitted under statutory accounting principles. The cost basis of investments in subsidiaries as of December 31, 1999 and 1998 was $970,700,000 and
    $631,100,000, respectively.

    During 1999, 1998 and 1997 the Company's insurance subsidiaries paid dividends of $5,200,000, $5,200,000 and $15,000,000, respectively.

5.  FEDERAL INCOME TAXES
    The effective federal income tax rate in the accompanying Statements of Operations differs from the prevailing statutory tax rate principally due to tax-exempt investment income, dividends received tax deductions and differences between statutory accounting and tax return recognition relative to policy acquisition costs, policy and contract liabilities and reinsurance ceding commissions.

    In 1999, 1998 and 1997, federal income tax expense (benefit) incurred totaled $85,400,000, ($141,000,000) and
    $78,300,000, respectively. In 1999, capital losses of $151,700,000 were incurred, and carried back to recover taxes paid in prior years.

    The Company paid $45,300,000, $2,300,000 and $164,500,000 to
    LNC in 1999, 1998 and 1997, respectively, in federal income taxes.

    Under prior income tax law, one-half of the excess of a life insurance company's income from operations over its taxable investment income was not taxed, but was set aside in a special tax account designated as "Policyholders' Surplus." The Company has approximately $187,000,000 of untaxed "Policyholders' Surplus" on which no payment of federal

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

5.  FEDERAL INCOME TAXES (CONTINUED)
    income taxes will be required unless it is distributed as a dividend, or under other specified conditions. Barring the passage of unfavorable legislation, the Company does not believe that any significant portion of the account will be taxed in the foreseeable future and no related tax liability has been recognized. If the entire balance of the account became taxable under the current federal income tax rate, the tax would be approximately $65,500,000.

6.  SUPPLEMENTAL FINANCIAL DATA
    The balance sheet caption "Reinsurance recoverable" includes amounts recoverable from other insurers for claims paid by the Company. The balance sheet caption, "Future policy benefits and claims," and the balance sheet caption "Other policyholder funds" have been reduced for insurance ceded as follows:

                                                                 DECEMBER 31
                                                                 1999           1998
                                                                 -----------------------
                                                                 (IN MILLIONS)
                                                                 -----------------------
   Insurance ceded                                               $5,340.0       $4,081.8
   ------------------------------------------------------------
   Amounts recoverable from other insurers                           81.2           79.9
   ------------------------------------------------------------

    Reinsurance transactions, excluding assumption reinsurance, included in the income statement caption, "Premiums and deposits," are as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                                 1999           1998           1997
                                                                 ------------------------------------
                                                                 (IN MILLIONS)
                                                                 ------------------------------------
   Insurance assumed                                             $2,606.5       $9,018.9       $727.2
   ------------------------------------------------------------
   Insurance ceded                                                1,675.1          877.1        302.9
   ------------------------------------------------------------  --------       --------       ------
   Net amount included in premiums                               $  931.4       $8,141.8       $424.3
   ------------------------------------------------------------  ========       ========       ======

    The income statement caption, "Benefits and settlement expenses," is net of reinsurance recoveries of $2,609,000,000, $2,098,800,000 and $1,240,500,000 for 1999,
    1998 and 1997, respectively.

    Details underlying the balance sheet caption "Other policyholder funds" are as follows:

                                                                 DECEMBER 31
                                                                 1999            1998
                                                                 -------------------------
                                                                 (IN MILLIONS)
                                                                 -------------------------
   Premium deposit funds                                         $16,208.3       $16,285.2
   ------------------------------------------------------------
   Undistributed earnings on participating business                  346.9           348.4
   ------------------------------------------------------------
   Other                                                              34.3            13.9
   ------------------------------------------------------------  ---------       ---------
                                                                 $16,589.5       $16,647.5
                                                                 =========       =========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

6.  SUPPLEMENTAL FINANCIAL DATA (CONTINUED)
    Deferred and uncollected life insurance premiums and annuity considerations included in the balance sheet caption, "Premiums and fees in course of collection," are as follows:

                                                                 DECEMBER 31, 1999
                                                                 ---------------------------------
                                                                                           NET OF
                                                                 GROSS       LOADING       LOADING
                                                                 ---------------------------------
                                                                 (IN MILLIONS)
                                                                 ---------------------------------
   Ordinary new business                                         $10.8        $ 7.3         $ 3.5
   ------------------------------------------------------------
   Ordinary renewal                                               54.2          6.8          47.4
   ------------------------------------------------------------
   Group life                                                     13.7           .1          13.6
   ------------------------------------------------------------  -----        -----         -----
                                                                 $78.7        $14.2         $64.5
                                                                 =====        =====         =====

                                                                 DECEMBER 31, 1998
                                                                 ---------------------------------
                                                                                           NET OF
                                                                 GROSS       LOADING       LOADING
                                                                 ---------------------------------
                                                                 (IN MILLIONS)
                                                                 ---------------------------------
   Ordinary new business                                         $ 9.5        $ 3.4         $ 6.1
   ------------------------------------------------------------
   Ordinary renewal                                              (13.7)        11.3         (25.0)
   ------------------------------------------------------------
   Group life                                                     14.2           .2          14.0
   ------------------------------------------------------------  -----        -----         -----
                                                                 $10.0        $14.9         $(4.9)
                                                                 =====        =====         =====

7.  ANNUITY RESERVES
    At December 31, 1999, the Company's annuity reserves and deposit fund liabilities, including separate accounts, that are subject to discretionary withdrawal with adjustment, subject to discretionary withdrawal without adjustment and not subject to discretionary withdrawal provisions are summarized as follows:

                                                                 AMOUNT          PERCENT
                                                                 -----------------------
                                                                 (IN MILLIONS)
                                                                 -----------------------
   Subject to discretionary withdrawal with adjustment:
     With market value adjustment                                $ 2,427.7           4%
   ------------------------------------------------------------
     At book value, less surrender charge                          2,237.3           3
   ------------------------------------------------------------
     At market value                                              44,076.2          68
   ------------------------------------------------------------  ---------         ---
                                                                  48,741.2          75
   Subject to discretionary withdrawal without adjustment at
   book value with minimal or no charge or adjustment             13,486.5          21
   ------------------------------------------------------------
   Not subject to discretionary withdrawal                         2,622.4           4
   ------------------------------------------------------------  ---------         ---
   Total annuity reserves and deposit fund                        64,850.1         100%
   ------------------------------------------------------------                    ===
   Less reinsurance                                                1,548.0
   ------------------------------------------------------------  ---------
   Net annuity reserves and deposit fund liabilities, including
   separate accounts                                             $63,302.1
   ------------------------------------------------------------  =========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

8.  CAPITAL AND SURPLUS
    In 1998, the Company issued two surplus notes to LNC in return for cash of $1,250,000,000. The first note for $500,000,000 was issued to LNC in connection with the CIGNA Corporation ("CIGNA")indemnity reinsurance transaction on January 5, 1998. This note calls for the Company to pay the principal amount of the notes on or before March 31, 2028 and interest to be paid quarterly at an annual rate of 6.56%. Subject to approval by the Indiana Insurance Commissioner, LNC also has a right to redeem the note for immediate repayment in total or in part once per year on the anniversary date of the note, but not before January 5, 2003. Any payment of interest or repayment of principal may be paid only out of the Company's earnings, only if the Company's surplus exceeds specified levels ($2,315,700,000 at December 31, 1999), and subject to approval by the Indiana Insurance Commissioner.

    The second note for $750,000,000 was issued on December 18, 1998 to LNC in connection with the Aetna, Inc. ("Aetna") indemnity reinsurance transaction. This note calls for the Company to pay the principal amount of the notes on or before December 31, 2028 and interest to be paid quarterly at an annual rate of 6.03%. Subject to approval by the Indiana Insurance Commissioner, LNC also has a right to redeem the note for immediate repayment in total or in part once per year on the anniversary date of the note, but not before December 18, 2003. Any payment of interest or repayment of principal may be paid only out of the Company's earnings, only if the Company's surplus exceeds specified levels ($2,379,600,000 at December 31, 1999), and subject to approval by the Indiana Insurance Commissioner.

    A summary of the terms of these surplus notes follows (in millions):

                                                     PRINCIPAL                     INCEPTION       ACCRUED
                                                   OUTSTANDING AT                   TO DATE      INTEREST AT
                                     PRINCIPAL      DECEMBER 31,   CURRENT YEAR    INTEREST     DECEMBER 31,
  DATE ISSUED                      AMOUNT OF NOTE       1999       INTEREST PAID     PAID           1999
  -----------                      --------------  --------------  -------------  -----------  ---------------
  January 5, 1998                   $     500.0      $     500.0    $     32.8    $     65.1   $            --
  -------------------------------
  December 18, 1998                       750.0            750.0          46.7          46.7                --
  -------------------------------

    Life insurance companies are subject to certain Risk-Based Capital ("RBC") requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life insurance company is to be determined based on the various risk factors related to it. At December 31, 1999, the Company exceeds the RBC requirements.

    The payment of dividends by the Company is limited and cannot be made except from earned profits. The maximum amount of dividends that may be paid by life insurance companies without prior approval of the Indiana Insurance Commissioner is subject to restrictions relating to statutory surplus and net gain from operations. In January 1998, the Company assumed a block of individual life insurance and annuity business from CIGNA and in October 1998, the Company assumed a block of individual life insurance business from Aetna (SEE NOTE 10). The statutory accounting regulations do not allow goodwill to be recognized on indemnity reinsurance transactions and therefore, the related ceding commission was expensed in the accompanying Statement of Operations and resulted in the reduction of unassigned surplus. As a result of these transactions, the Company's statutory-basis unassigned surplus is negative as of December 31, 1999 and it will be necessary for the Company to obtain prior approval of the Indiana Insurance Commissioner before paying any dividends to LNC until such time as statutory-basis unassigned surplus is positive. The time frame for unassigned surplus to return to a positive position is dependent upon future statutory earnings and dividends paid to LNC. Although no assurance can be given, management believes that the approvals for the payment of such dividends in amounts consistent with those paid in the past can be obtained.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

9.  EMPLOYEE BENEFIT PLANS
    LNC maintains defined benefit pension plans for its employees (including Company employees) and a defined contribution plan for the Company's agents. LNC also maintains 401(k) plans, deferred compensation plans and postretirement medical and life insurance plans for its employees and agents (including the Company's employees and agents). Effective July 1, 1999, the agents' postretirement plan was changed to require agents retiring on or after that date to pay the full premium costs. This change to the plan resulted in a one-time curtailment gain of $1,400,000 in 1999. The aggregate expenses and accumulated obligations for the Company's portion of these plans are not material to the Company's statutory-basis financial Statements of Operations or financial position for any of the periods shown.

    LNC has various incentive plans for key employees, agents and directors of LNC and its subsidiaries that provide for the issuance of stock options, stock appreciation rights, restricted stock awards and stock incentive awards. These plans are comprised primarily of stock option incentive plans. Stock options granted under the stock option incentive plans are at the market value at the date of grants and, subject to termination of employment, expire ten years from the date of grant. Such options are transferable only upon death and are exercisable one year from the date of grant for options issued prior to 1992. Options issued subsequent to 1991 are exercisable in 25% increments on the option issuance anniversary in the four years following issuance.

    As of December 31, 1999, there were 2,072,087 and 1,397,005 shares of LNC common stock subject to options granted to Company employees and agents, respectively, under the stock option incentive plans of which 919,749 and 241,097, respectively, were exercisable on that date. The exercise prices of the outstanding options range from $12.50 to $56.75. During 1999, 1998 and 1997, there were 318,421, 136,469 and 170,789 options exercised, respectively, and 82,024, 18,288 and 1,846 options forfeited, respectively.

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES
    DISABILITY INCOME CLAIMS
    The liability for disability income claims net of the related asset for amounts recoverable from reinsurers at December 31, 1999 and 1998 is $221,600,000 and $670,100,000, respectively. This liability is based on the assumption that the recent experience will continue in the future. If incidence levels and/or claim termination rates fluctuate significantly from the assumptions underlying reserves, adjustments to reserves could be required in the future. Accordingly, this liability may prove to be deficient or excessive. The Company reviews reserve levels on an ongoing basis. However, it is management's opinion that such future development will not materially affect the financial position of the Company.

    During 1997, the Company conducted an in-depth review of loss experience on its disability income business. As a result of this study, the reserve level was deemed to be inadequate to meet future obligations if current incident levels were to continue in the future. In order to address this situation, the Company strengthened its disability income reserves by $80,000,000 in 1997.

    PERSONAL ACCIDENT PROGRAMS
    In the past, the Company and its wholly owned subsidiary, LNH&C, accepted personal accident reinsurance programs from other insurance companies. Most of these programs were presented by independent brokers who represented the ceding companies. Certain excess-of-loss personal accident reinsurance programs created in the London market during 1993 through 1996 have produced and have potential to produce significant losses. The liabilities for these programs, net of related assets recoverable from reinsurers, were $174,700,000 and $177,400,000 at December 31, 1999 and 1998, respectively.

    Settlement activities relating to the Company's participation in workers' compensation carve-out (i.e., life and health risks associated with workers' compensation coverage) programs managed by Unicover Managers, Inc. have allowed the Company to evaluate the possibility of settlements and to estimate its potential costs to settle Unicover-related exposures. As of December 31, 1999, a liability of $62,200,000 has been established for the

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) settlement of the Company's exposure to the Unicover programs.

    These amounts are based on various estimates that are subject to considerable uncertainty. Accordingly, the liabilities may prove to be deficient or excessive. However, it is management's opinion that future developments in these programs will not materially affect the financial position of the Company.

    HMO EXCESS-OF-LOSS REINSURANCE PROGRAMS
    In light of the continued volatility in the HMO excess-of-loss line of business, LNH&C discontinued writing new HMO excess-of-loss reinsurance programs in the third quarter of 1999. The liability for HMO claims, net of the related assets for amounts recoverable from reinsurers, was $101,900,000 and $55,900,000 at December 31, 1999 and 1998, respectively. LNH&C reviews reserve levels on an ongoing basis. The liability is based on the assumption that recent experience will continue in the future. If claims and loss ratios fluctuate significantly from the assumptions underlying the reserves, adjustments to reserves could be required in the future. Accordingly, the liability may prove to be deficient or excessive. However, it is management's opinion that such future developments will not materially affect the financial position of the Company.

    MARKETING AND COMPLIANCE MATTERS
    Regulators continue to focus on market conduct and compliance issues. Under certain circumstances, companies operating in the insurance and financial services markets have been held responsible for providing incomplete or misleading sales materials and for replacing existing policies with policies that were less advantageous to the policyholder. The Company's management continues to monitor the Company's sales materials and compliance procedures and is making an extensive effort to minimize any potential liability. Due to the uncertainty surrounding such matters, it is not possible to provide a meaningful estimate of the range of potential outcomes at this time; however, it is management's opinion that such future development will not materially affect the financial position of the Company.

    GROUP PENSION ANNUITIES
    The liabilities for guaranteed interest and group pension annuity contracts, which are no longer being sold by the Company, are supported by a single portfolio of assets that attempts to match the duration of these liabilities. Due to the long-term nature of group pension annuities and the resulting inability to exactly match cash flows, a risk exists that future cash flows from investments will not be reinvested at rates as high as currently earned by the portfolio. Accordingly, these liabilities may prove to be deficient or excessive. However, it is management's opinion that such future development will not materially affect the financial position of the Company.

    LEASES
    The Company leases its home office properties through sale-leaseback agreements. The agreements provide for a 25 year lease period with options to renew for six additional terms of five years each. The agreements also provide the Company with the right of first refusal to purchase the properties during the term of the lease, including renewal periods, at a price as defined in the agreements. The Company also has the option to purchase the leased properties at fair market value as defined in the agreements on the last day of the initial 25-year lease ending in 2009 or on the last day of any of the renewal periods.

    Total rental expense on operating leases in 1999, 1998 and 1997 was $38,900,000, $34,000,000 and $29,300,000, respectively. Future minimum rental commitments are as follows (in millions):

   2000                              $ 28.7
   --------------------------------
   2001                                28.8
   --------------------------------
   2002                                27.5
   --------------------------------
   2003                                26.2
   --------------------------------
   2004                                26.5
   --------------------------------
   Thereafter                         123.5
   --------------------------------  ------
                                     $261.2
                                     ======

    INFORMATION TECHNOLOGY COMMITMENT
    In February 1998, the Company signed a seven-year contract with IBM Global Services for information technology services for the Fort Wayne

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) operations. Total costs incurred in 1999 and 1998 were $67,400,000 and $54,800,000, respectively. Future minimum annual costs range from $33,600,000 to $56,800,000, however future costs are dependent on usage and could exceed these amounts.

    INSURANCE CEDED AND ASSUMED
    The Company cedes insurance to other companies, including certain affiliates. The portion of risks exceeding the Company's retention limit is reinsured with other insurers. The Company limits its maximum coverage that it retains on an individual to $10,000,000. Portions of the Company's deferred annuity business have also been coinsured with other companies to limit its exposure to interest rate risks. At December 31, 1999, the reserves associated with these reinsurance arrangements totaled $1,422,800,000. To cover products other than life insurance, the Company acquires other insurance coverages with retentions and limits that management believes are appropriate for the circumstances. The Company remains liable if its reinsurers are unable to meet their contractual obligations under the applicable reinsurance agreements.

    Proceeds from the sale of common stock of American States Financial Corporation ("American States") and proceeds from the January 5, 1998 surplus note, were used to finance an indemnity reinsurance transaction whereby the Company and LNY reinsured 100% of a block of individual life insurance and annuity business from CIGNA. The Company paid $1,264,400,000 to CIGNA on January 2, 1998 under the terms of the reinsurance agreement and recognized a ceding commission expense of $1,127,700,000 in 1998, which is included in the Statement of Operations line item "Underwriting, acquisition, insurance and other expenses." At the time of closing, this block of business had statutory liabilities of $4,780,300,000 that became the Company's obligation. The Company also received assets, measured on a historical statutory-basis, equal to the liabilities.

    In connection with the completion of the CIGNA reinsurance transaction, the Company recorded a charge of $31,000,000 to cover certain costs of integrating the existing operations with the new block of business.

    In 1999, the Company and CIGNA reached an agreement through arbitration on the final statutory-basis values of the assets and liabilities reinsured. As a result, the Company's ceding commission for this transaction was reduced by $58.6 million.

    Subsequent to this transaction, the Company and LNY announced that they had reached an agreement to sell the administration rights to a variable annuity portfolio that had been acquired as part of the block of business assumed on January 2, 1998. This sale closed on October 12, 1998 with an effective date of September 1, 1998.

    On October 1, 1998, the Company and LNY entered into an indemnity reinsurance transaction whereby the Company and LNY reinsured 100% of a block of individual life insurance business from Aetna. The Company paid $856,300,000 to Aetna on October 1, 1998 under the terms of the reinsurance agreement and recognized a ceding commission expense of $815,300,000 in 1998, which is included in the Statement of Operations line item "Underwriting, acquisition, insurance and other expenses." At the time of closing, this block of business had statutory liabilities of $2,813,800,000 that became the Company's obligation. The Company also received assets, measured on a historical statutory-basis, equal to the liabilities. The Company financed this reinsurance transaction with proceeds from short-term debt borrowings from LNC until the December 18, 1998 surplus note was approved by the Insurance Department. Subsequent to the Aetna transaction, the Company and LNY announced that they had reached an agreement to retrocede the sponsored life business assumed for $87,600,000. The retrocession agreement closed on October 14, 1998 with an effective date of October 1, 1998.

    On November 1, 1999, the Company closed its previously announced agreement to transfer a block of disability income business to MetLife. Under this indemnity reinsurance agreement, the Company transferred $490,800,000 of cash to MetLife representing the statutory reserves transferred on this business less $17,800,000 of purchase price consideration. A gain on the reinsurance transaction of $71,800,000 was recorded directly in unassigned

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) surplus and will be recognized in statutory earnings over the life of the business.

    The Company assumes insurance from other companies, including certain affiliates. At December 31, 1999, the Company provided $270,000,000 of statutory-basis surplus relief to other insurance companies under reinsurance transactions. The Company retroceded 100% of this accepted surplus relief to its off-shore reinsurance affiliates. Generally, such amounts are offset by corresponding receivables from the ceding company, which are secured by future profits on the reinsured business. However, the Company is subject to the risk that the ceding company may become insolvent and the right of offset would not be permitted.

    The regulatory required liability for unsecured reserves ceded to unauthorized reinsurers was $17,300,000 and $43,400,000 at December 31, 1999 and 1998, respectively.

    VULNERABILITY FROM CONCENTRATIONS
    At December 31, 1999, the Company did not have a material concentration of financial instruments in a single investee or industry. The Company's investments in mortgage loans principally involve commercial real estate. At December 31, 1999, 29% of such mortgages ($1,212,700,000) involved properties located in Texas and California. Such investments consist of first mortgage liens on completed income-producing properties and the mortgage outstanding on any individual property does not exceed $70,000,000.

    At December 31, 1999, the Company did not have a concentration of:
    1) business transactions with a particular customer, lender or distributor;
    2) revenues from a particular product or service; 3) sources of supply of labor or services used in the business; or 4) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a severe impact to the Company's financial condition.

    OTHER CONTINGENCY MATTERS
    The Company is involved in various pending or threatened legal proceedings arising from the conduct of business. Most of these proceedings are routine in the ordinary course of business. The Company maintains professional liability insurance coverage for certain claims in excess of $5,000,000. The degree of applicability of this coverage will depend on the specific facts of each proceeding. In some instances, these proceedings include claims for compensatory and punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief. After consultation with legal counsel and a review of available facts, it is management's opinion that the ultimate liability, if any, under these proceedings will not have a material adverse affect on the financial position of the Company.

    With the recent filing of a lawsuit alleging fraud in the sale of interest sensitive universal and whole life insurance policies, the Company now has several such actions pending. While each of these lawsuits seeks class action status, the court has not certified a class in any of them. In each of these lawsuits, plaintiffs seek unspecified damages and penalties for themselves and on behalf of the putative class. While relief sought in these lawsuits is substantial, they are in the discovery stages of litigation, and it is premature to make assessments about potential loss, if any. Management intends to defend these lawsuits vigorously. The amount of liability, if any, which may arise as a result of these lawsuits cannot be reasonably estimated at this time. In another lawsuit, a settlement has been preliminarily approved by the court, and a class has been conditionally certified for settlement purposes. Two other similar lawsuits previously have been resolved and dismissed.

    The number of insurance companies that are under regulatory supervision has resulted, and is expected to continue to result, in assessments by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated companies. Mandatory assessments may be partially recovered through a reduction in future premium taxes in some states. The Company has accrued for expected assessments net of estimated future premium tax deductions.

    GUARANTEES
    The Company has guarantees with off-balance-sheet risks whose contractual amounts represent

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) credit exposure. Outstanding guarantees with off-balance-sheet risks at December 31, 1999 relate to mortgage loan pass-through certificates. The Company has sold commercial mortgage loans through grantor trusts that issued pass-through certificates. The Company has agreed to repurchase any mortgage loans which remain delinquent for 90 days at a repurchase price substantially equal to the outstanding principal balance plus accrued interest thereon to the date of repurchase. The outstanding guarantees as of December 31, 1999 and 1998 were $25,900,000 and $30,900,000, respectively.
    It is management's opinion that the value of the properties underlying these commitments is sufficient that in the event of default the impact would not be material to the Company. Accordingly, both the carrying value and fair value of these guarantees is zero at December 31, 1999 and 1998.

    DERIVATIVES
    The Company has derivatives with off-balance-sheet risks whose notional or contract amounts exceed the credit exposure. The Company has entered into derivative transactions to reduce its exposure to fluctuations in interest rates, the widening of bond yield spreads over comparable maturity U.S. government obligations, commodity risk, credit risk and foreign exchange risks. In addition, the Company is subject to the risks associated with changes in the value of its derivatives; however, such changes in value generally are offset by changes in the value of the items being hedged by such contracts.

    Outstanding derivatives with off-balance-sheet risks, shown in notional or contract amounts along with their carrying value and estimated fair values, are as follows:

                                                                 ASSETS (LIABILITIES)
                                                                 ---------------------------------
                                             NOTIONAL OR         CARRYING  FAIR    CARRYING  FAIR
                                             CONTRACT AMOUNTS    VALUE     VALUE   VALUE     VALUE
                                             -----------------------------------------------------
                                             DECEMBER 31         DECEMBER 31       DECEMBER 31
                                             1999      1998      1999      1999    1998      1998
                                             -----------------------------------------------------
                                             (IN MILLIONS)
                                             -----------------------------------------------------
   Interest rate derivatives:
     Interest rate cap agreements            $2,508.8  $4,108.8   $ 5.2    $  3.2   $ 9.3    $  .9
          ---------------------------------
     Swaptions                                1,837.5   1,899.5    12.2      10.8    16.2      2.5
          ---------------------------------
     Interest rate swaps                        630.9     258.3      --     (19.5)     --      9.9
          ---------------------------------
     Put options                                 21.3      21.3      --       1.9      --      2.2
          ---------------------------------  --------  --------   -----    ------   -----    -----
                                              4,998.5   6,287.9    17.4      (3.6)   25.5     15.5
   Foreign currency derivatives:
     Forward contracts                             --       1.5      --        --      --       --
          ---------------------------------
     Foreign currency swaps                      44.2      47.2      --       (.4)     --       .3
          ---------------------------------  --------  --------   -----    ------   -----    -----
                                                 44.2      48.7      --       (.4)     --       .3
   Commodity derivatives:
     Commodity swaps                               --       8.1      --        --      --      2.4
          ---------------------------------  --------  --------   -----    ------   -----    -----
                                             $5,042.7  $6,344.7   $17.4    $ (4.0)  $25.5    $18.2
                                             ========  ========   =====    ======   =====    =====

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED)
    A reconciliation of the notional or contract amounts for the significant programs using derivative agreements and contracts at December 31 is as follows:

                                                            INTEREST RATE CAPS            SWAPTIONS
                                                            -----------------------------------------------------
                                                            1999           1998           1999           1998
                                                            -----------------------------------------------------
                                                            (IN MILLIONS)
                                                            -----------------------------------------------------
   Balance at beginning of year                             $4,108.8       $4,900.0       $1,899.5       $1,752.0
   -------------------------------------------------------
   New contracts                                                  --          708.8             --          218.3
   -------------------------------------------------------
   Terminations and maturities                              (1,600.0)      (1,500.0)         (62.0)         (70.8)
   -------------------------------------------------------  --------       --------       --------       --------
   Balance at end of year                                   $2,508.8       $4,108.8       $1,837.5       $1,899.5
   -------------------------------------------------------  ========       ========       ========       ========

                                                                      INTEREST RATE SWAPS
                                                                      -----------------------
                                                                      1999          1998
                                                                      -----------------------
   Balance at beginning of year                                       $ 258.3       $    10.0
   ------------------------------------------------------------
   New contracts                                                        482.4         2,226.6
   ------------------------------------------------------------
   Terminations and maturities                                         (109.8)       (1,978.3)
   ------------------------------------------------------------       -------       ---------
   Balance at end of year                                             $ 630.9       $   258.3
   ------------------------------------------------------------       =======       =========

                                                                                         COMMODITY
                                                                 PUT OPTIONS             SWAPS
                                                                 ----------------------------------------
                                                                 1999        1998        1999        1998
                                                                 ----------------------------------------
   Balance at beginning of year                                  $21.3       $  --       $ 8.1       $ --
   ------------------------------------------------------------
   New contracts                                                    --        21.3          --        8.1
   ------------------------------------------------------------
   Terminations and maturities                                      --          --        (8.1)        --
   ------------------------------------------------------------  -----       -----       -----       ----
   Balance at end of year                                        $21.3       $21.3       $  --       $8.1
   ------------------------------------------------------------  =====       =====       =====       ====

                                                                 FOREIGN CURRENCY DERIVATIVES
                                                                 (FOREIGN INVESTMENTS)
                                                                 -------------------------------------------
                                                                                           FOREIGN CURRENCY
                                                                                           SWAPS
                                                                 FOREIGN EXCHANGE
                                                                 -------------------------------------------
                                                                 FORWARD CONTRACTS
                                                                 1999        1998          1999        1998
                                                                 -------------------------------------------
                                                                 (IN MILLIONS)
                                                                 -------------------------------------------
   Balance at beginning of year                                  $ 1.5       $ 163.1       $47.2       $15.0
   ------------------------------------------------------------
   New contracts                                                   2.7         419.8          --        39.2
   ------------------------------------------------------------
   Terminations and maturities                                    (4.2)       (581.4)       (3.0)       (7.0)
   ------------------------------------------------------------  -----       -------       -----       -----
   Balance at end of year                                        $  --       $   1.5       $44.2       $47.2
   ------------------------------------------------------------  =====       =======       =====       =====

    INTEREST RATE CAP AGREEMENTS
    The interest rate cap agreements, which expire in 2000 through 2006, entitle the Company to receive quarterly payments from the counterparties on specified future reset dates, contingent on future interest rates. For each cap, the amount of such payments, if any, is determined by the excess of a market interest rate over a specified cap rate multiplied by the notional amount divided by four. The purpose of the Company's interest rate cap agreement program is to protect its annuity line of business from the effect of rising interest rates. The

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) premium paid for the interest rate caps is included in other investments (amortized costs of $5.2 million as of December 31, 1999) and is being amortized over the terms of the agreements. This amortization is included in net investment income.
    SWAPTIONS
    Swaptions, which expire in 2000 through 2003, entitle the Company to receive settlement payments from the counterparties on specified expiration dates, contingent on future interest rates. For each swaption, the amount of such settlement payments, if any, is determined by the present value of the difference between the fixed rate on a market rate swap and the strike rate multiplied by the notional amount. The purpose of the Company's swaption program is to protect its annuity line of business from the effect of rising interest rates. The premium paid for the swaptions is included in other investments (amortized cost of $12.2 million as of December 31, 1999) and is being amortized over the terms of the agreements. This amortization is included in net investment income.
    SPREAD LOCK AGREEMENTS
    Spread-lock agreements provide for a lump sum payment to or by the Company, depending on whether the spread between the swap rate and a specified government security is larger or smaller than a contractually specified spread. Cash payments are based on the product of the notional amount, the spread between the swap rate and the yield of an equivalent maturity government security and the price sensitivity of the swap at that time. The purpose of the Company's spread-lock program is to protect a portion of its fixed maturity securities against widening of spreads. While spreadlocks are used periodically, there are no spreadlock agreements outstanding at December 31, 1999.
    INTEREST RATE SWAP AGREEMENTS
    The Company uses interest rate swap agreements to hedge its exposure to floating rate bond coupon payments, replicating a fixed rate bond. An interest rate swap is a contractual agreement to exchange payments at one or more times based on the actual or expected price, level, performance or value of one or more underlying interest rates. The Company is required to pay the counterparty to the agreement the stream of variable interest payments based on the coupon payments hedged bonds, and in turn, receives a fixed payment from the counterparty at a predetermined interest rate. The net receipts/payments from interest rate swaps are recorded in net investment income. The Company also uses interest rate swap agreements to hedge its exposure to interest rate fluctuations related to the anticipated purchase of assets to support newly acquired blocks of business or to extend the duration of certain portfolios of assets. Once the assets are purchased the gains (losses) resulting from the termination of the swap agreements will be applied to the basis of the assets. The gains (losses) will be recognized in earnings over the life of the assets. The anticipated purchase of assets related to extending the duration of certain portfolios of assets is expected to be completed in 2000.
    PUT OPTIONS
    The Company uses put options, combined with various perpetual fixed income securities, and interest rate swaps to replicate fixed income, fixed maturity investments. The risk being hedged is a drop in bond prices due to credit concerns with international bond issuers. The put options allow the Company to put the bonds back to the counterparties at original par.
    FOREIGN CURRENCY DERIVATIVES
    The Company uses a combination of foreign exchange forward contracts and foreign currency swaps, which are traded over-the-counter, to hedge some of the foreign exchange risk of investments in fixed maturity securities denominated in foreign currencies. The foreign currency forward contracts obligate the Company to deliver a specified amount of currency at a future date at a specified exchange rate. A foreign currency swap is a contractual agreement to exchange the currencies of two different countries at a fixed rate of exchange in the future.
    COMMODITY SWAPS
    The Company used a commodity swap to hedge its exposure to fluctuations in the price of gold. A commodity swap is a contractual agreement to exchange a certain amount of a particular commodity for a fixed amount of cash. The Company owned a fixed income security that met its coupon

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) payment obligations in gold bullion. The Company is obligated to pay to the counterparty the gold bullion, and in return, receives from the counterparty a stream of fixed income payments. The fixed income payments were the product of the swap notional multiplied by the fixed rate stated in the swap agreement. The net receipts or payments from commodity swaps were recorded in net investment income. The fixed income security was called in the third quarter of 1999 and the commodity swap expired.
    ADDITIONAL DERIVATIVE INFORMATION
    Expenses for the agreements and contracts described above amounted to $6,200,000, $10,000,000 and $7,000,000 in 1999, 1998 and 1997, respectively.
    Deferred gains of $100,000 as of December 31, 1999, were the result of terminated interest rate swaps. These gains are included with the related fixed maturity securities to which the hedge applied or as deferred liabilities and are being amortized over the life of such securities.
    The Company is exposed to credit loss in the event of nonperformance by counterparties on various derivative contracts. However, the Company does not anticipate nonperformance by any of the counterparties. The credit risk associated with such agreements is minimized by purchasing such agreements from financial institutions with long-standing, superior performance records. The amount of such exposure is essentially the net replacement cost or market value less collateral held for such agreements with each counterparty if the net market value is in the Company's favor. At
    December 31, 1999, the exposure was $8,500,000.
11. FAIR VALUE OF FINANCIAL INSTRUMENTS
    The following discussion outlines the methodologies and assumptions used to determine the estimated fair values of the Company's financial instruments. Considerable judgment is required to develop these fair values. Accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of the Company's financial instruments.
    BONDS AND UNAFFILIATED COMMON STOCK
    Fair values of bonds are based on quoted market prices, where available. For bonds not actively traded, fair values are estimated using values obtained from independent pricing services. In the case of private placements, fair values are estimated by discounting expected future cash flows using a current market rate applicable to the coupon rate, credit quality and maturity of the investments. The fair values of unaffiliated common stocks are based on quoted market prices.
    PREFERRED STOCK
    Fair values of preferred stock are based on quoted market prices, where available. For preferred stock not actively traded, fair values are based on values of issues of comparable yield and quality.
    MORTGAGE LOANS ON REAL ESTATE
    The estimated fair value of mortgage loans on real estate was established using a discounted cash flow method based on credit rating, maturity and future income. The ratings for mortgages in good standing are based on property type, location, market conditions, occupancy, debt service coverage, loan to value, caliber of tenancy, borrower and payment record. Fair values for impaired mortgage loans are based on: 1) the present value of expected future cash flows discounted at the loan's effective interest rate; 2) the loan's market price; or 3) the fair value of the collateral if the loan is collateral dependent.
    POLICY LOANS
    The estimated fair values of investments in policy loans are calculated on a composite discounted cash flow basis using
    Treasury interest rates consistent with the maturity durations assumed. These durations are based on historical experience.
    OTHER INVESTMENTS AND CASH AND SHORT-TERM INVESTMENTS
    The carrying values for assets classified as other investments and cash and short-term investments in the accompanying statutory-basis balance sheets approximate their fair value.
    INVESTMENT-TYPE INSURANCE CONTRACTS
    The balance sheet captions, "Future policy benefits and claims" and "Other policyholder funds," include investment type insurance contracts (i.e.,

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

11. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) deposit contracts and guaranteed interest contracts). The fair values for the deposit contracts and certain guaranteed interest contracts are based on their approximate surrender values. The fair values for the remaining guaranteed interest and similar contracts are estimated using discounted cash flow calculations. These calculations are based on interest rates currently offered on similar contracts with maturities that are consistent with those remaining for the contracts being valued.
    The remainder of the balance sheet captions "Future policy benefits and claims" and "Other policyholder funds," that do not fit the definition of "investment-type insurance contracts" are considered insurance contracts. Fair value disclosures are not required for these insurance contracts and have not been determined by the Company. It is the Company's position that the disclosure of the fair value of these insurance contracts is important because readers of these financial statements could draw inappropriate conclusions about the Company's capital and surplus determined on a fair value basis. It could be misleading if only the fair value of assets and liabilities defined as financial instruments are disclosed.
    SHORT-TERM DEBT
    For short-term debt, the carrying value approximates fair value.
    SURPLUS NOTES DUE TO LNC
    Fair values for surplus notes are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.
    GUARANTEES
    The Company's guarantees include guarantees related to mortgage loan pass-through certificates. Based on historical performance where repurchases have been negligible and the current status, which indicates none of the loans are delinquent, the fair value liability for the guarantees related to the mortgage loan pass-through certificates is zero.
    DERIVATIVES
    The Company employs several different methods for determining the fair value of its derivative instruments. Fair values for these contracts are based on current settlement values. These values are based on quoted market prices for the foreign currency exchange contracts and industry standard models that are commercially available for interest rate cap agreements, swaptions, spread lock agreements, interest rate swaps, commodity swaps and put options.
    INVESTMENT COMMITMENTS
    Fair values for commitments to make investment in fixed maturity securities (primarily private placements), mortgage loans on real estate and real estate are based on the difference between the value of the committed investments as of the date of the accompanying balance sheets and the commitment date. These estimates would take into account changes in interest rates, the counterparties' credit standing and the remaining terms of the commitments. SEPARATE ACCOUNTS
    Assets held in separate accounts are reported in the accompanying statutory-basis balance sheets at fair value. The related liabilities are also reported at fair value in amounts equal to the separate account assets.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

11. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The carrying values and estimated fair values of the Company's financial instruments are as follows:

                                                    DECEMBER 31
                                                    -------------------------------------------------------------
                                                    1999                              1998
                                                    -------------------------------------------------------------
                                                    CARRYING                          CARRYING
   ASSETS (LIABILITIES)                             VALUE            FAIR VALUE       VALUE            FAIR VALUE
   --------------------------------------------------------------------------------------------------------------
                                                    (IN MILLIONS)
                                                    -------------------------------------------------------------
   Bonds                                            $ 22,985.0       $ 22,376.3       $ 23,830.9       $ 25,065.5
   -----------------------------------------------
   Preferred stocks                                      253.8            223.6            236.0            242.5
   -----------------------------------------------
   Unaffiliated common stocks                            166.9            166.9            259.3            259.3
   -----------------------------------------------
   Mortgage loans on real estate                       4,211.5          4,104.0          3,932.9          4,100.1
   -----------------------------------------------
   Policy loans                                        1,652.9          1,770.5          1,606.0          1,685.9
   -----------------------------------------------
   Other investments                                     426.6            426.6            434.4            434.4
   -----------------------------------------------
   Cash and short-term investments                     1,409.2          1,409.2          1,725.4          1,725.4
   -----------------------------------------------
   Investment-type insurance contracts:
     Deposit contracts and certain guaranteed
       interest contracts                            (17,730.4)       (17,364.3)       (17,845.8)       (17,486.4)
      --------------------------------------------
     Remaining guaranteed interest and similar
       contracts                                        (454.7)          (465.1)          (714.4)          (738.2)
      --------------------------------------------
   Short-term debt                                      (205.0)          (205.0)          (140.0)          (140.0)
   -----------------------------------------------
   Surplus notes due to LNC                           (1,250.0)        (1,022.1)        (1,250.0)        (1,335.1)
   -----------------------------------------------
   Derivatives                                            17.4             (4.0)            25.5             18.2
   -----------------------------------------------
   Investment commitments                                   --             (0.8)              --              (.6)
   -----------------------------------------------
   Separate account assets                            46,105.1         46,105.1         36,907.0         36,907.0
   -----------------------------------------------
   Separate account liabilities                      (46,105.1)       (46,105.1)       (36,907.0)       (36,907.0)
   -----------------------------------------------

12. ACQUISITIONS AND SALES OF SUBSIDIARIES
    In 1997, LNC contributed 25,000,000 shares of common stock of American States to the Company. American States is a property casualty insurance holding company of which LNC owned 83.3%. The contributed common stock was accounted for as a capital contribution equal to the fair value of the common stock received by the Company. Subsequently, the American States common stock owned by the Company, along with all other American States common stock owned by LNC and its affiliates, was sold. The Company received proceeds from the sale in the amount of $1,175,000,000. The Company recognized no gain or loss on the sale of its portion of the common stock due to the receipt of the stock at fair value. The proceeds from this sale of stock were used to partially finance the CIGNA indemnity reinsurance transaction.
13. TRANSACTIONS WITH AFFILIATES
    A wholly owned subsidiary of LNC, Lincoln Life and Annuity
    Distributors, Inc. ("LLAD"), has a nearly exclusive general agent's contract with the Company under which it sells the Company's products and provides the service that otherwise would be provided by a home office marketing department and regional offices. For providing these selling and marketing services, the Company paid LLAD override commissions of $60,400,000 and $76,700,000 in 1999 and 1998, respectively, and override commissions and operating expense allowances of $61,600,000 in 1997. LLAD incurred expenses of $113,400,000, $102,400,000 and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

13. TRANSACTIONS WITH AFFILIATES (CONTINUED)
    $5,500,000 in 1999, 1998 and 1997, respectively, in excess of the override commissions and operating expense allowances received from the Company, which the Company is not required to reimburse. Effective in January 1998, the Company and LLAD agreed to increase the override commission expense and eliminate the operating expense allowance.
    Cash and short-term investments at December 31, 1999 and 1998 include the Company's participation in a short-term investment pool with LNC of $390,300,000 and $383,600,000, respectively. Related investment income amounted to $16,700,000, $16,800,000 and $15,500,000 in 1999, 1998 and 1997,
    respectively. Short-term loan payable to parent company at December 31, 1999 and 1998 represent notes payable to LNC.
    The Company provides services to and receives services from affiliated companies which resulted in a net payment of $49,400,000, $92,100,000 and $48,500,000 in 1999, 1998 and 1997, respectively.
    The Company cedes and accepts reinsurance from affiliated companies. Premiums in the accompanying statements of income include premiums on insurance business accepted under reinsurance contracts and exclude premiums ceded to other affiliated companies, as follows:

                           YEAR ENDED DECEMBER 31
                           1999     1998     1997
                           ------------------------
                           (IN MILLIONS)
                           ------------------------
   Insurance assumed       $ 19.7   $ 13.7   $ 11.9
   ----------------------
   Insurance ceded          777.6    290.1    100.3

    The balance sheets include reinsurance balances with affiliated companies as follows:

                             DECEMBER 31
                             1999           1998
                             -----------------------
                             (IN MILLIONS)
                             -----------------------
   Future policy benefits
   and claims assumed
                             $  413.7       $  197.3
   ------------------------
   Future policy benefits
   and claims ceded           1,680.4        1,125.0
   ------------------------
   Amounts recoverable on
   paid and unpaid losses       146.4           84.2
   ------------------------
   Reinsurance payable on
   paid losses                    8.8            6.0
   ------------------------
   Funds held under
   reinsurance treaties --
   net liability              2,106.4        1,375.4
   ------------------------

    Substantially all reinsurance ceded to affiliated companies is with unauthorized companies. To take a reserve credit for such reinsurance, the Company holds assets from the reinsurer, including funds held under reinsurance treaties, and is the beneficiary on letters of credit aggregating $917,300,000 and $318,300,000 at December 31, 1999 and 1998,
    respectively. The letters of credit are issued by banks and represent guarantees of performance under the reinsurance agreement. At December 31, 1999 and 1998, LNC had guaranteed $818,900,000 and $237,000,000, respectively, of these letters of credit. At December 31, 1999 and 1998, the Company has a receivable (included in the foregoing amounts) from affiliated insurance companies in the amount of $118,800,000 and $122,400,000, respectively, for statutory surplus relief received under financial reinsurance ceded agreements.
14. SEPARATE ACCOUNTS
    Separate account assets held by the Company consist primarily of long-term bonds, common stocks, short-term investments and mutual funds and are carried at market value. Substantially none of the separate accounts have any minimum guarantees and the investment risks associated with market

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

14. SEPARATE ACCOUNTS (CONTINUED)
    value changes are borne entirely by the policyholder.
    Separate account premiums, deposits and other considerations amounted to $4,572,600,000, $3,953,300,000 and $4,821,800,000 in 1999, 1998 and 1997,
    respectively. Reserves for separate accounts with assets at fair value were $45,198,900,000 and $36,145,900,000 at December 31, 1999 and 1998,
    respectively. All reserves are subject to discretionary withdrawal at market value.

    A reconciliation of transfers to (from) separate accounts is as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                                 1999       1998           1997
                                                                 -----------------------------------
                                                                 (IN MILLIONS)
                                                                 -----------------------------------
   Transfers as reported in the Summary of Operations of the
   various separate accounts:
     Transfers to separate accounts                              $ 4,573.2  $ 3,954.9      $ 4,824.0
   ------------------------------------------------------------
     Transfers from separate accounts                             (4,933.8)  (4,069.8)      (2,943.8)
   ------------------------------------------------------------  ---------  ---------      ---------
   Net transfers to (from) separate accounts as reported in the
   Summary of Operations                                         $  (360.6) $  (114.9)     $ 1,880.2
   ------------------------------------------------------------  =========  =========      =========

15. CENTURY COMPLIANCE (UNAUDITED)
    The Year 2000 issue was complex and affected many aspects of the Company's business. The Company was particularly concerned with Year 2000 issues that related to the Company's computer systems and interfaces with the computer systems of vendors, suppliers, customers and business partners. From 1996 through 1999 the Company and its operating subsidiaries redirected a large portion of internal Information Technology ("IT") efforts and contracted with outside consultants to update systems to address Year 2000 issues. Experts were engaged to assist in developing work plans and cost estimates and to complete remediation activities.
    For the year ended December 31, 1999, the Company identified expenditures of $39,500,000 to address this issue. This brings the expenditures for 1996 through 1999 to $75,300,000. Because updating systems and procedures is an integral part of the Company's on-going operations, most of the expenditures shown above are expected to continue after all Year 2000 issues have been resolved. All Year 2000 expenditures have been funded from operating cash flows.
    The scope of the overall Year 2000 program included the following four major project areas: 1) addressing the readiness of business applications, operating systems and hardware on mainframe, personal computer and local area network platforms (IT); 2) addressing the readiness of non-IT embedded software and equipment (non-IT); 3) addressing the readiness of key business partners and 4) establishing Year 2000 contingency plans. The Company completed these projects prior to year-end.
    The Company's businesses have not identified any major problems in their business processing. Minor problems have been resolved quickly. The Company's businesses have not experienced any significant interruption in service to clients or business partners or in reporting to regulators.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
The Lincoln National Life Insurance Company

We have audited the accompanying statutory-basis balance sheets of The Lincoln National Life Insurance Company (the "Company"), a wholly owned subsidiary of Lincoln National Corporation, as of December 31, 1999 and 1998, and the related statutory-basis statements of operations, changes in capital and surplus and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the Indiana Department of Insurance, which practices differ from accounting principles generally accepted in the United States. The variances between such practices and accounting principles generally accepted in the United States and the effects on the accompanying financial statements are also described in Note 1.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States, the financial position of The Lincoln National Life Insurance Company at December 31, 1999 and 1998, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 1999.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Lincoln National Life Insurance Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting practices prescribed or permitted by the Indiana Department of Insurance.

January 31, 2000

SEI Variable Annuity
Lincoln Life Variable Annuity Account T
Individual variable annuity contract

Home Office:
Lincoln National Life Insurance Company
1300 South Clinton Street
Fort Wayne, IN 46801

This Prospectus describes the individual flexible premium deferred variable annuity contract that is issued by The Lincoln National Life Insurance Company (Lincoln Life). It is primarily for use with nonqualified plans and retirement plans under Sections 408 (IRAs) and 408A (Roth IRAs) of the tax code. Generally, you do not pay federal income tax on the contract's growth until it is paid out. The contract is designed to accumulate account value and to provide retirement income that you cannot outlive or for an agreed upon time. If you die before the annuity commencement date, we will pay your beneficiary a death benefit. In the alternative, you may choose to receive a death benefit on the death of the annuitant.

The minimum initial purchase payment for the contract is $25,000. Additional purchase payments may be made to the contract and must be at least $100.

This product will only be sold as part of an asset management program made available by fee based financial planners. The fees and expenses of the asset management program are separate from and in addition to the fees and expenses of the annuity contract. You should consult your financial planner for details regarding the asset management program, including fees and expenses.

All purchase payments for benefits will be placed in Lincoln Life Variable Annuity Account T (variable annuity account [VAA]). The VAA is a segregated investment account of Lincoln Life. You take all of the investment risk on the account value and the retirement income. If the subaccounts you select make money, your account value goes up; if they lose money, your account value goes down. How much it goes up or down depends on the performance of the subaccounts you select. We do not guarantee how any of the variable options or their funds will perform. Also, neither the U.S. Government nor any federal agency insures or guarantees your investment in the contract.

The available funds, listed below, are each part of SEI Insurance Products Trust (trust):

SEI VP Large Cap Growth Fund
SEI VP Large Cap Value Fund

SEI VP Small Cap Growth Fund
SEI VP Small Cap Value Fund

SEI VP International Equity Fund
SEI VP Emerging Markets Equity Fund

SEI VP Emerging Markets Debt Fund
SEI VP Core Fixed Income Fund
SEI VP High Yield Bond Fund
SEI VP International Fixed Income Fund

SEI VP Prime Obligation Fund

This Prospectus gives you information about the contract that you should know before you decide to buy a contract and make purchase payments. You should also review the prospectus for the funds that are attached, and keep both prospectuses for future reference.

Neither the SEC nor any state securities commission has approved this contract or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You can obtain a Statement of Additional Information (SAI) about the contract that has more information. Its terms are made part of this Prospectus. For a free copy, write: Lincoln National Life Insurance Company, P.O. Box 7878, Fort Wayne, Indiana 46801, or call 1-800-338-0355. The SAI and other information about Lincoln Life and Account T are also available on the SEC's web site (http:\\www.sec.gov). There is a table of contents for the SAI on the last page of this Prospectus.
                  , 2000

Table of contents

                                                                            Page
--------------------------------------------------------------------------------
Special terms..............................................................   2
--------------------------------------------------------------------------------
Expense tables.............................................................   3
--------------------------------------------------------------------------------
Summary....................................................................   6
--------------------------------------------------------------------------------
Condensed financial information............................................   6
--------------------------------------------------------------------------------
Investment results.........................................................   7
--------------------------------------------------------------------------------
Financial statements.......................................................   7
--------------------------------------------------------------------------------
Lincoln National Life Insurance Co.........................................   7
--------------------------------------------------------------------------------
General account............................................................   7
--------------------------------------------------------------------------------
Variable annuity account (VAA).............................................   7
--------------------------------------------------------------------------------
Investments of the variable annuity account................................   8
--------------------------------------------------------------------------------
Charges and other deductions...............................................  10
--------------------------------------------------------------------------------
The contracts..............................................................  10

--------------------------------------------------------------------------------


                                                                            Page
--------------------------------------------------------------------------------
Annuity payouts...........................................................   14
--------------------------------------------------------------------------------
Federal tax matters.......................................................   15
--------------------------------------------------------------------------------
Voting rights.............................................................   19
--------------------------------------------------------------------------------
Distribution of the contracts.............................................   19
--------------------------------------------------------------------------------
Return privilege..........................................................   20
--------------------------------------------------------------------------------
State regulation..........................................................   20
--------------------------------------------------------------------------------
Records and reports.......................................................   20
--------------------------------------------------------------------------------
Other information.........................................................   20
--------------------------------------------------------------------------------
Statement of additional information table of contents for Variable Annuity
 Account T SEI Variable Annuity...........................................   21

--------------------------------------------------------------------------------

Special terms

(We have italicized the terms that have special meaning throughout the Prospectus).
Account or variable annuity account (VAA)--The segregated investment account, Account T, into which Lincoln Life sets aside and invests the assets of the contract offered in this Prospectus.
Account value --At a given time before the annuity commencement date, the total value of all accumulation units for a contract.
Accumulation unit--A measure used to calculate account value before the annuity commencement date.
Annuitant--The person on whose life the annuity benefit payments are based and upon whose death a death benefit may be paid.
Annuity commencement date--The valuation date when funds are withdrawn or converted into annuity units for payment of retirement income benefits under the annuity payout option you select.
Annuity payout--An amount paid at regular intervals after the annuity commencement date under one of several options available to the annuitant and/or any other payee. This amount may be paid on a variable or fixed basis or a combination of both.
Annuity unit--A measure used to calculate the amount of annuity payouts after the annuity commencement date.
Beneficiary--The person you choose to receive the death benefit.
Contractowner (you, your, owner)--The person who has the ability to exercise the rights within the contract (decides on investment allocations, transfers, payout option, designates the beneficiary, etc.) Usually, but not always, the owner is the annuitant.
Contract year--Each one-year period starting with the effective date of the contract and starting with each contract anniversary after that.
Death benefit--The amount payable to your designated beneficiary if the owner dies before the annuity commencement date or, if selected, to the contractowner if the annuitant dies. Four death benefit options are available.

Lincoln Life (we, us, our)--The Lincoln National Life Insurance Company. Purchase payments--Amounts paid into the contract.
Subaccount or SEI Variable Annuity subaccount--The portion of the VAA that reflects investments in accumulation and annuity units of a class of a particular fund available under the contracts. There is a separate subaccount which corresponds to each class of a fund.
Trust--SEI Insurance Products Trust (trust), the funds to which you direct purchase payments.
Valuation date--Each day the New York Stock Exchange (NYSE) is open for trading.
Valuation period--The period starting at the close of trading (currently 4:00 p.m. New York time) on each day that the NYSE is open for trading (valuation date) and ending at the close of such trading on the next valuation date.

Expense tables

Summary of Contractowner expenses:

Annual Account Fee: $40

(See Charges and other deductions).

The account fee will be waived for any contract year if your account value equals or exceeds $50,000.00.

--------------------------------------------------------------------------------
Account T annual expenses for SEI Variable Annuity subaccounts:*
(as a percentage of average account value)

                                             Death benefit options
                                          ----------------------------
                                                  Return  Annual 5%
                                          Account of      Step-  Step-
                                          Value   Premium Up     Up
Mortality and expense risk charge:         .20%    .25%    .35%  .50%
Administrative charge:                     .15%    .15%    .15%  .15%
                                           ----    ----    ----  ----
Total annual charge for each subaccount:   .35%    .40%    .50%  .65%

The
mortality
and expense
risk charge
is based on
the
particular
death
benefit
option you
choose. (See
Charges and
other
deductions.)

Annual expenses of the funds:
(as a percentage of each fund's average net assets):

                                Management          Other expenses        Total expenses  Total expenses
                                Fees (before        (before any           (before any     (after any
                                any waivers/        waivers/              waivers/        waivers/
                                reimbursements)     reimbursements)**     reimbursements) reimbursements)***
                                --------------- +   ----------------- =   --------------- ------------------
 1. Large Cap Growth                 0.40%                0.82%                1.22%            0.85%
------------------------------------------------------------------------------------------------------------
 2. Large Cap Value                  0.35%                0.82%                1.17%            0.85%
------------------------------------------------------------------------------------------------------------
 3. Small Cap Growth                 0.65%                0.82%                1.47%            1.10%
------------------------------------------------------------------------------------------------------------
 4. Small Cap Value                  0.65%                0.82%                1.47%            1.10%
------------------------------------------------------------------------------------------------------------
 5. International Equity             0.51%                1.06%                1.57%            1.28%
------------------------------------------------------------------------------------------------------------
 6. Emerging Markets Equity          1.05%                1.33%                2.38%            1.95%
------------------------------------------------------------------------------------------------------------
 7. Emerging Markets Debt            0.85%                1.44%                2.29%            1.35%
------------------------------------------------------------------------------------------------------------
 8. Core Fixed Income                0.28%                0.75%                1.03%            0.60%
------------------------------------------------------------------------------------------------------------
 9. High Yield Bond                  0.49%                0.82%                1.31%            0.85%
------------------------------------------------------------------------------------------------------------
10. International Fixed Income       0.30%                1.41%                1.71%            1.00%
------------------------------------------------------------------------------------------------------------
11. Prime Obligation                 0.08%                0.86%                0.94%            0.44%
------------------------------------------------------------------------------------------------------------

* The VAA is divided into separately named subaccounts, eleven of which are available under the contracts. Each subaccount, in turn, invests purchase payments in shares of its respective fund.
** Other expenses are based on estimated amounts for the current fiscal year.

***SIMC and SEI Investments Fund Management have each voluntarily agreed to waive a portion of their fees for the current year in order to keep total operating expenses at a specified level. SIMC and/or SEI Investments Fund Management may discontinue all or part of their waivers at any time.

Examples

(expenses of the subaccounts and of the funds):

If you surrender your contract at the end of the time period shown, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

                                            1 year 3 years
For Account Value Death Benefit:
 1. SEI VP Large Cap Growth Fund             $16     $49
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               16      49
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              18      56
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               18      56
----------------------------------------------------------
 5. SEI VP International Equity Fund          19      59
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       28      82
----------------------------------------------------------
 7. SEI VP Emerging Markets Debt Fund         27      80
----------------------------------------------------------
 8. SEI VP Core Fixed Income Fund             14      43
----------------------------------------------------------
 9. SEI VP High Yield Bond Fund               17      51
----------------------------------------------------------
10. SEI VP International Fixed Income Fund    21      63
----------------------------------------------------------
11. SEI VP Prime Obligation Fund              13      40
----------------------------------------------------------
For Return of Premium Death Benefit:
 1. SEI VP Large Cap Growth Fund             $16     $50
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               16      50
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              19      58
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               19      58
----------------------------------------------------------
 5. SEI VP International Equity Fund          20      61
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       28      84
----------------------------------------------------------
 7. SEI VP Emerging Markets Debt Fund         27      81
----------------------------------------------------------
 8. SEI VP Core Fixed Income Fund             15      45
----------------------------------------------------------
 9. SEI VP High Yield Bond Fund               17      53
----------------------------------------------------------
10. SEI VP International Fixed Income Fund    21      65
----------------------------------------------------------
11. SEI VP Prime Obligation Fund              14      42
----------------------------------------------------------

                                            1 year 3 years
For Annual Step-Up Death Benefit:
 1. SEI VP Large Cap Growth Fund             $17     $53
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               17      53
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              20      61
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               20      61
----------------------------------------------------------
 5. SEI VP International Equity Fund          21      64
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       29      87
----------------------------------------------------------
 7. SEI VP Emerging Markets Debt Fund         28      84
----------------------------------------------------------
 8. SEI VP Core Fixed Income Fund             16      48
----------------------------------------------------------
 9. SEI VP High Yield Bond Fund               18      56
----------------------------------------------------------
10. SEI VP International Fixed Income Fund    22      68
----------------------------------------------------------
11. SEI VP Prime Obligation Fund              15      45
----------------------------------------------------------
For 5% Step-Up Death Benefit:
 1. SEI VP Large Cap Growth Fund             $19     $58
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               19      58
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              22      65
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               22      65
----------------------------------------------------------
 5. SEI VP International Equity Fund          23      68
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       31      91
----------------------------------------------------------
 7. SEI VP Emerging Markets Debt Fund         30      88
----------------------------------------------------------
 8. SEI VP Core Fixed Income Fund             17      52
----------------------------------------------------------
 9. SEI VP High Yield Bond Fund               20      60
----------------------------------------------------------
10. SEI VP International Fixed Income Fund    24      72
----------------------------------------------------------
11. SEI VP Prime Obligation Fund              16      49
----------------------------------------------------------

We provide these examples to help you understand the direct and indirect costs and expenses of the contract. Examples are given for each of the death benefit options.

For more information, see Charges and other deductions in this Prospectus, and in the prospectus for the funds. Premium taxes may also apply, although they do not appear in the examples. These examples should not be considered a representation of past or future expenses. Actual expenses may be more or less than those shown.

Summary

What kind of contract am I buying? It is an individual variable annuity contract between you and Lincoln Life. See The contracts.

What is the variable annuity account (VAA)? It is a separate account we established under Indiana insurance law, and registered with the SEC as a unit investment trust. VAA assets are allocated to one or more subaccounts, according to your investment choices. VAA assets are not chargeable with liabilities arising out of any other business which Lincoln Life may conduct. See Variable annuity account.

What are my investment choices? Based upon your instruction, the VAA applies purchase payments to buy trust shares in one or more of the investment funds of the trust: Large Cap Growth Fund, Large Cap Value Fund, Small Cap Growth Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Equity Fund, Emerging Markets Debt Fund, Core Fixed Income Fund, High Yield Bond Fund, International Fixed Income Fund, Prime Obligation Fund. In turn, each fund holds a portfolio of securities consistent with its investment policy. See Investments of the variable annuity account and Description of the trust.

Who invests my money? The investment adviser for the trust is SEI Investments Management Corporation (SIMC). SIMC is registered as an investment adviser with the SEC. See Investments of the variable annuity and Investment adviser.

How does the contract work? If we approve your application, we will send you a contract. When you make purchase payments during the accumulation phase, you buy accumulation units. If you decide to receive retirement income payments, your accumulation units are converted to annuity units. Your retirement income payments will be based on the number of annuity units you received and the value of each annuity unit on payout days. See The contracts.

What charges do I pay under the contract? We will deduct any applicable premium tax from purchase payments or account value at the time the tax is incurred or at another time we choose.

We apply an annual charge totaling .35%, .40%, .50% or .65% to the daily net asset value of the VAA depending on the death benefit option chosen. This charge includes 0.15% as an administrative charge; the balance of the charge is a mortality and expense risk charge. We charge an account fee of $40 per contract year if the account value is less than $50,000. See Charges and other deductions.

This trust pays a management fee to SIMC based on the average daily net asset value of each fund. See Investments of the variable annuity account-Investment adviser. Each fund also has additional operating expenses. These are described in the prospectus for the trust.

What purchase payments do I make, and how often? Subject to minimum and maximum purchase payment amounts, your payments are completely flexible. See The contracts--Purchase payments.

How will my annuity payouts be calculated? If you decide to annuitize, you may select an annuity option and start receiving retirement income payments from your contract as a fixed option or variable option or a combination of both. See Annuity options. Remember that participants in the VAA benefit from any gain, and take a risk of any loss, in the value of the securities in the funds' portfolios.

What happens if I die before I annuitize? Your beneficiary will receive the death benefit you have chosen. Your beneficiary has options as to how the death benefit is paid or you may choose an option for your beneficiary. In the alternative, you may choose to receive a death benefit upon the death of the annuitant. See Death benefit before the annuity commencement date.

May I transfer account value between variable options? Yes, with certain limits. See The contracts--Transfers on or before the annuity commencement date and Transfers after the annuity commencement date.

May I surrender the contract or make a withdrawal? Yes, subject to contract requirements and to the restrictions of any qualified retirement plan for which the contract was purchased. See Surrenders and withdrawals.

In addition, if you decide to take a distribution before age 59 1/2, a 10% Internal Revenue Service (IRS) tax penalty may apply. A surrender or a withdrawal also may be subject to 20% withholding. See Federal tax matters.

Do I get a free look at this contract? Yes. You can cancel the contract within ten days (in some states longer) of the date you first receive the contract. You need to return the contract, postage prepaid, to our home office. In most states you assume the risk of any market drop on purchase payments you allocate to the variable side of the contract. See Return privilege.

Condensed financial information for the variable annuity account

Because the subaccounts which are available under the contracts did not begin operation before the date of this Prospectus, financial information for the subaccounts is not included in this Prospectus or in the SAI.

Investment results

At times, the VAA may compare its investment results to various unmanaged indices or other variable annuities in reports to shareholders, sales literature and advertisements. The results will be calculated on a total return basis for various periods. Total returns include the reinvestment of all distributions, which are reflected in changes in unit value. See the SAI for further information.

Financial statements

The statutory-basis financial statements of Lincoln Life are located in the SAI. No financial statements are included for the VAA because as of December 31, 1999, the account had not yet commenced operations. If you would like a free copy of the SAI, complete and mail the enclosed card, or call 1-800-338-0355.

Lincoln National Life Insurance Co.

Lincoln Life was founded in 1905 and is organized under Indiana law. We are one of the largest stock life insurance companies in the United States. We are owned by Lincoln National Corp. (LNC) which is also organized under Indiana law. LNC's primary businesses are insurance and financial services.

General account

The general account of Lincoln Life is subject to regulation and supervision by the Indiana Department of Insurance as well as the insurance laws and regulations of the jurisdictions in which the contracts are distributed.

In reliance on certain exemptions, exclusions and rules, Lincoln Life has not registered interests in the general account as a security under the Securities Act of 1933 and has not registered the general account as an investment company under the Investment Company Act of 1940. Accordingly, neither the general account nor any interests in it are regulated under the 1933 Act or the 1940 Act. Lincoln Life has been advised that the staff of the SEC has not made a review of the disclosures which are included in this Prospectus which relate to our general account. These disclosures, however, may be subject to certain generally applicable provisions of the federal securities laws regulating the accuracy and completeness of statements made in prospectuses. This Prospectus is generally intended to serve as a disclosure document only for aspects of the contract involving the VAA, and therefore contains only selected information regarding the fixed annuity payouts.

Variable annuity account
(VAA)

On January 25, 2000, the VAA was established as an insurance company separate account under Indiana law. It is registered with the SEC as a unit investment trust under the provisions of the Investment Company Act of 1940 (1940 Act). The SEC does not supervise the VAA or Lincoln Life. The VAA is a segregated investment account, meaning that its assets may not be charged with liabilities resulting from any other business that we may conduct. Income, gains and losses, whether realized or not, from assets allocated to the VAA are, in accordance with the applicable annuity contracts, credited to or charged against the VAA. They are credited or charged without regard to any other income, gains or losses of Lincoln Life. The VAA satisfies the definition of a separate account under the federal securities laws. We do not guarantee the investment performance of the VAA. Any investment gain or loss depends on the investment performance of the funds. You assume the full investment risk for all amounts placed in the VAA.

The VAA is used to support other annuity contracts offered by Lincoln Life in addition to the contracts described in this Prospectus. The other annuity contracts supported by the VAA invest in the same portfolios of the trust as the contracts described in this Prospectus. These other annuity contracts may have different charges that could affect the performance of the subaccount.

Investments of the variable annuity account

You decide the subaccount(s) to which you allocate purchase payments. You may change your allocation without penalty or charges. Shares of the funds will be sold at net asset value. The trust is required to redeem fund shares at net asset value upon our request. We reserve the right to add, delete or substitute funds.

Investment adviser

The investment adviser for the trust is SEI Investments Management Corporation
(SIMC). As compensation for its services to the trust, the investment adviser receives a fee from the trust which is accrued daily and paid monthly. This fee is based on the net assets of each fund, as defined under Purchase and Redemption of Shares, in the prospectus for the trust.

Additionally, SIMC currently has thirty-two sub-advisory agreements in which the sub-adviser may perform some or substantially all of the investment advisory services required by those respective funds. See the trust prospectus for additional information on the sub-adviser.

No additional compensation from the assets of those funds will be assessed as a result of the sub-advisory agreements.

Description of the trust
SEI Insurance Products Trust (trust) is an open-end management investment company that has diversified and non-diversified portfolios. The trust was organized as a Massachusetts business trust under a Declaration of Trust dated December 14, 1998. The Declaration of Trust permits the trust to offer separate series ("funds") of units of beneficial interest ("shares") and different classes of shares. Each share of each fund represents an equal proportionate interest in that fund with each other share of that fund. All consideration received by the trust for shares of any class of any fund and all assets of such fund or class belong to that fund or class, respectively, and would be subject to the liabilities related thereto.

Following are brief summaries of the investment objectives and policies of the funds. Each fund is subject to certain investment policies and restrictions which may not be changed without a majority vote of shareholders of that fund. More detailed information may be obtained from the current prospectus for the trust which is included in this booklet. Please be advised that there is no assurance that any of the funds will achieve their stated objectives.

1. SEI VP LARGE CAP GROWTH FUND--The investment objective of the SEI VP Large Cap Growth Fund is capital appreciation.

  The Fund invests primarily in U.S. companies with market capitalizations of more than $1 billion.

2. SEI VP LARGE CAP VALUE FUND--The investment objective of the SEI VP Large Cap Value Fund is long-term growth of capital and income.

  The Fund invests primarily in common stocks of U.S. companies with market capitalizations of more than $1 billion.

3. SEI VP SMALL CAP GROWTH FUND--The investment objective of the SEI VP Small Cap Growth Fund is long-term capital appreciation.

  The Fund invests primarily in common stocks of U.S. companies with market capitalizations less than $2 billion.

4. SEI VP SMALL CAP VALUE FUND--The investment objective of the SEI VP Small Cap Value Fund is capital appreciation.

  The Fund invests primarily in common stocks of U.S. companies with market capitalizations of less than $2 billion.

5. SEI VP INTERNATIONAL EQUITY FUND--The SEI VP International Equity Fund seeks to provide long-term capital appreciation by investing primarily in a diver-sified portfolio of equity securities of non-U.S. issuers.


6. SEI VP EMERGING MARKETS EQUITY FUND--The SEI VP Emerging Markets Equity Fund seeks to provide capital appreciation by investing primarily in a diversi-fied portfolio of equity securities of emerging market issuers.

7. SEI VP EMERGING MARKETS DEBT FUND--The investment objective of the SEI VP Emerging Markets Debt Fund is to maximize total return.

  The Fund invests primarily in U.S. dollar denominated debt securities of government, government-related and corporate issuers in emerging market countries and of entities organized to restructure the outstanding debt of such issuers.

8. SEI VP CORE FIXED INCOME FUND--The investment objective of the SEI VP Core Fixed Income Fund is current income consistent with the preservation of cap-ital.

  The Fund invests primarily in investment grade U.S. corporate and government fixed income securities, including mortgage-backed securities.

9. SEI VP HIGH YIELD BOND FUND--The investment objective of the SEI VP High Yield Bond Fund is to maximize total return.

  The Fund invests primarily in fixed income securities that are rated below investment grade ("junk bonds"), including corporate bonds and debentures, convertible and preferred securities, and zero coupon obligations.

10. SEI VP INTERNATIONAL FIXED INCOME FUND--The SEI VP International Fixed In-come Fund seeks to provided capital appreciation and current income through investment primarily in investment grade, non-U.S. dollar denominated gov-ernment, corporate, mortgage-backed and asset-backed fixed income securi-ties.


11. SEI VP PRIME OBLIGATION FUND--The SEI VP Prime Obligation Fund seeks to preserve principal value and maintain a high degree of liquidity while pro-viding current income.

Asset allocation portfolios
SIMC currently offers twelve asset allocation portfolios which are available to variable annuity purchasers. You can choose one of these asset allocation portfolios or choose the customized allocation in which you determine your own allocations among the funds. If you choose one of these asset allocation portfolios, SIMC will determine the allocation of your purchase payments into the funds.

If you want to change your portfolio selection, you must notify us in writing or over the telephone, if we have received proper telephone authorization.

The available portfolios are:

1. VP INSTITUTIONAL MODERATE GROWTH & INCOME PORTFOLIO

2. VP INSTITUTIONAL GROWTH & INCOME PORTFOLIO

3. VP INSTITUTIONAL CAPITAL GROWTH PORTFOLIO

4. VP INSTITUTIONAL EQUITY PORTFOLIO

5. VP GLOBAL MODERATE GROWTH & INCOME PORTFOLIO

6. VP GLOBAL GROWTH & INCOME PORTFOLIO

7. VP GLOBAL CAPITAL GROWTH PORTFOLIO

8. VP GLOBAL EQUITY PORTFOLIO

9. VP MODERATE GROWTH & INCOME PORTFOLIO

10. . VP GROWTH & INCOME PORTFOLIO

11. VP CAPITAL GROWTH PORTFOLIO

12. VP DOMESTIC EQUITY PORTFOLIO

We will periodically rebalance your account value among the funds in accordance with the percentage allocations of your chosen asset allocation portfolio. In addition, SIMC periodically reviews the percentage fund allocations associated with each asset allocation portfolio. If SIMC determines that the allocations of your chosen asset allocation portfolio should be adjusted, we will reallocate your annuity account value among the funds accordingly.

Sale of fund shares
We will purchase shares of the funds at net asset value and direct them to the appropriate subaccounts of the VAA. We will redeem sufficient shares of the appropriate funds to pay annuity payouts, death benefits, surrender/withdrawal proceeds or for other purposes described in the contract. If you want to transfer all or part of your investment from one subaccount to another, we may redeem shares held in the first and purchase shares of the other. The shares are retired, but they may be reissued later.

Shares of the funds are not sold directly to the general public. They are sold to Lincoln Life, and may be sold to other insurance companies, for investment of the assets of the subaccounts established by those insurance companies to fund variable annuity and variable life insurance contracts.

When the trust sells shares in any of its funds both to variable annuity and to variable life insurance separate accounts, it is said to engage in mixed funding. When the trust sells shares in any of its funds to separate accounts of unaffiliated life insurance companies, it is said to engage in shared funding.

The trust currently engages in mixed and shared funding. Therefore, due to differences in redemption rates or tax treatment, or other considerations, the interests of various contractowners participating in a fund could conflict. The trust's Board of Trustees will monitor for the existence of any material conflicts, and determine what action, if any, should be taken. See the prospectus for the trust.

Reinvestment of dividends and capital gain distributions
All dividend and capital gain distributions of the funds are automatically reinvested in shares of the distributing funds at their net asset value on the date of distribution. Dividends are not paid out to contractowners as additional units, but are reflected as changes in unit values.

Addition, deletion or substitution of investments
We reserve the right, within the law, to make additions, deletions and substitutions for the trust in which the VAA participates. (We may substitute shares of other funds for shares already purchased, or to be purchased in the future, under the contract. This substitution might occur if shares of a fund should no longer be available, or if investment in any fund's shares should become inappropriate, in the judgment of our management, for the purposes of the contract). We cannot substitute shares of one fund for another without the approval by the SEC. We will also notify you.

Charges and other deductions
We will deduct the charges described below to cover our costs and expenses, services provided and risks assumed under the contracts. We incur certain costs and expenses for the distribution and administration of the contracts and for providing the benefits payable thereunder. More particularly, our administrative services include: processing applications for and issuing the contracts, processing purchases and redemptions of fund shares as required (including dollar cost averaging, cross-reinvestment and automatic withdrawal services), maintaining records, administering annuity payouts, furnishing accounting and valuation services (including the calculation and monitoring of daily subaccount values), reconciling and depositing cash receipts, providing contract confirmations, providing toll-free inquiry services and furnishing telephone fund transfer services. The risks we assume include: the risk that annuitants, upon whose lives annuity payouts under contract are based, live longer than we assumed when we calculated our guaranteed rates (these rates are incorporated in the contract and cannot be changed); the risk that death benefits paid will exceed the actual account value; and the risk that our costs in providing the services will exceed our revenues from the contract charges (which we cannot change). However, if the charges deducted prove more than sufficient to cover our risks, we will keep the profit. The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the description of the charge.

Deductions from the VAA for SEI Variable Annuity
We deduct from the VAA an amount, computed daily, which is equal to an annual rate depending on the death benefit option elected of the daily net asset value. The charge includes a 0.15% administrative charge and a mortality and expense risk charge. The mortality and expense risk charge is .20% for the account value death benefit option; .25% for the return of premium death benefit option; .35% for the annual step-up death benefit option and .50% for the 5% step-up death benefit option.

Account fee

For contracts with an account value of $50,000 or less, during the accumulation period, we will deduct $40 from the account value on each contract anniversary to compensate us for the administrative services provided to you; this $40 account fee will also be deducted from the account value upon surrender. This fee may be lower in certain states, if required. The account fee will be waived for any contract with an account value that is greater than $50,000 on the contract anniversary.

Deductions for premium taxes
Any premium tax or other tax levied by any government entity as a result of the existence of the contracts of the VAA will be deducted from the account value when incurred, or at another time of our choosing.

The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administration interpretation or by judicial action. These premium taxes generally depend upon the law of your state of residence. The tax ranges from 0.5% to 5.0%.

Other charges and deductions

There are deductions from and expenses paid out of the assets of the underlying trust that are more fully described in the prospectus for the trust.

Additional information
The charges described previously may be reduced or eliminated for any particular contract. However, these charges will be reduced only to the extent that we anticipate lower distribution and/or administrative expenses, or that we perform fewer sales or administrative services than those originally contemplated in establishing the level of those charges. Lower distribution and administrative expenses may be the result of economies associated with (1) the use of mass enrollment procedures, (2) the performance of administrative or sales functions by the employer, (3) the use by an employer of automated techniques in submitting deposits or information related to deposits on behalf of its employees or (4) any other circumstances which reduce distribution or administrative expenses. The exact amount of charges applicable to a particular contract will be stated in that contract.

The contracts

Purchase of contracts

If you wish to purchase a contract, you must apply for it through a sales representative authorized by us. The completed application is sent to us and we decide whether to accept or reject it. If the application is accepted, a contract is prepared and executed by our legally authorized officers. The contract is then sent to you through your sales representative. See Distribution of the contracts.

When a completed application and all other information necessary for processing a purchase order is received, an initial purchase payment will be priced no later than two business days after we receive the order. While attempting to finish an incomplete application, we may hold the initial purchase payment for no more than five business days. If the incomplete application cannot be completed within those five days, you will be informed of the reasons, and the purchase payment will be returned immediately. Once the application is complete, the initial purchase payment must be priced within two business days.

Who can invest
To apply for a contract, you must be of legal age in a state where the contracts may be lawfully sold and also be eligible to participate in any of the qualified or nonqualified plans for which the contracts are designed. The contractowner, joint owner and annuitant must be less than age 91.

Purchase payments
Purchase payments are payable to us at a frequency and in an amount selected by you in the application. The minimum initial purchase payment is $25,000. The minimum payment to the contract at any one time must be at least $100 ($25 if transmitted electronically). Purchase payments in total may not exceed $2,000,000 for an owner or $1,000,000 for each joint owner without our approval. We may terminate the contract as allowed by your state's non-forfeiture law for individual deferred annuities. Payments may be made or, if stopped, resumed at any time until the annuity commencement date, the surrender of the contract, maturity date or the payment of any death benefit, whichever comes first.

Valuation date
Accumulation and annuity units will be valued once daily at the close of trading (currently 4:00 p.m., New York time) on each day the New York Stock Exchange is open (valuation date). On any date other than a valuation date, the accumulation unit value and the annuity unit value will not change.

Allocation of purchase payments
Purchase payments are placed into the VAA's subaccounts, each of which invests in shares of its corresponding fund of the trust, according to your instructions.

The minimum amount of any purchase payment that can be put into any one subaccount is $20. Upon allocation to a subaccount, purchase payments are converted into accumulation units. The number of accumulation units credited is determined by dividing the amount allocated to each subaccount by the value of an accumulation unit for that subaccount on the valuation date on which the purchase payment is received at our home office if received before 4:00 p.m., New York time. If the purchase payment is received at or after 4:00 p.m., New York time, we will use the accumulation unit value computed on the next valuation date. The number of accumulation units determined in this way is not changed by any subsequent change in the value of an accumulation unit. However, the dollar value of an accumulation unit will vary depending not only upon how well the underlying fund's investment perform, but also upon the expenses of the VAA and the underlying funds.

Valuation of accumulation units
Purchase payments allocated to the VAA are converted into accumulation units. This is done by dividing each purchase payment by the value of an accumulation unit for the valuation period during which the purchase payment is allocated to the VAA. The accumulation unit value for each subaccount was or will be established at the inception of the subaccount. It may increase or decrease from valuation period to valuation period. The accumulation unit value for a subaccount for a later valuation period is determined as follows:

(1) The total value of the fund shares held in the subaccount is calculated by multiplying the number of fund shares owned by the subaccount at the beginning of the valuation period by the net asset value per share of the fund at the end of the valuation period, and adding any dividend or other distribution of the fund if an ex-dividend date occurs during the valuation period; minus

(2) The liabilities of the subaccount at the end of the valuation period; these liabilities include daily charges imposed on the subaccount, and may include a charge or credit with respect to any taxes paid or reserved for by us that we determine result from the operations of the VAA; and

(3) The result of (2) is divided by the number of subaccount units outstanding at the beginning of the valuation period.

The daily charges imposed on a subaccount for any valuation period are equal to the daily mortality and expense risk charge and the daily administrative charge multiplied by the number of calendar days in the valuation period. Because a different daily charge is made for contracts with different death benefit options, contracts with different death benefit options will have different corresponding accumulation unit values on any given day.

Transfers on or before the annuity commencement date
You may transfer all or a portion of your investment from one subaccount to another. A transfer involves the surrender of accumulation units in one subaccount and the purchase of accumulation units in the other subaccount. A transfer will be done using the respective accumulation unit values determined at the end of the valuation date on which the transfer request is received. Currently, there is no charge for a transfer. However, we reserve the right to impose a charge in the future for transfers.

Transfers between subaccounts are restricted to twelve times every contract year. We reserve the right to waive this twelve-time limit. This limit does not apply to transfers made under dollar cost averaging, cross reinvestment, or portfolio rebalancing program or under the asset allocation portfolios elected on forms available from us. (See Description of the trust for information on the asset allocation portfolios and the SAI for information on the other programs.) The minimum amount that may be transferred between subaccounts is $300 (or the entire amount in the subaccount, if less than $300). If the transfer from a subaccount would leave you with less than $300 in the subaccount, we may transfer the entire balance of the subaccount.

A transfer request may be made to our home office using written, telephone or electronic instructions, if the appropriate authorization is on file with us. In order to prevent unauthorized or fraudulent telephone or electronic transfers, we may require the user to provide certain identifying information before we will act upon their instructions. We may also assign the contractowner a Personal Identification Number (PIN) to serve as identification. We will not be liable for following instructions we reasonably believe are genuine. Telephone requests may be recorded and written confirmation of all transfer requests will be mailed to the contractowner on the next valuation date. Telephone and electronic transfers will be processed on the valuation date that they are received when they are received at our customer service center before 4 p.m. New York time.

When thinking about a transfer of account value, you should consider the inherent risk involved. Frequent transfers based on short-term expectations may increase the risk that a transfer will be made at an inopportune time. Lincoln Life may allow more than twelve transfers in any contract year. This contract is not designed for professional market timing organizations or other entities using programmed and frequent transfers.

Repeated patterns of frequent transfers are disruptive to the operation of the sub-accounts, and should Lincoln Life become aware of such disruptive practices, Lincoln Life may refuse to permit such transfers.

Payment or transfer may be delayed as permitted by the 1940 Act.

Transfers after the annuity commencement date
You may transfer all or a portion of your investment in one subaccount to another subaccount in the VAA or to the fixed side of the contract. Those transfers will be limited to three times per contract year. Currently, there is no charge for those transfers. However, we reserve the right to impose a charge.

No transfers are allowed from the fixed side of the account to the subaccounts.

Death benefit before the annuity commencement date
You may designate a beneficiary during your lifetime and change the beneficiary by filing a written request with our home office. Each change of beneficiary revokes any previous designation. We reserve the right to request that you send us the contract for endorsement of a change of beneficiary.

Upon the death of the contractowner, a death benefit will be paid to the beneficiary. Upon the death of a joint owner, the death benefit will be paid to the surviving joint owner. Upon the death of an annuitant who is not the contractowner or joint owner, a death benefit may be paid to the contractowner (and joint owner, if applicable, in equal shares). If the contractowner is a corporation or other non-individual (non-natural person), the death of the annuitant will be treated as death of the contractowner.

If the death occurs before the annuity commencement date, the death benefit paid will depend on the death benefit option in effect on the day on which we approve payment of the claim. Four death benefit options are available:

Account Value death benefit option: The death benefit is equal at all times to the account value on the date on which the death claim is approved by us for payment.

Return of Premium death benefit option: The death benefit is equal to the greater of the account value on the date on which the death claim is approved by us for payment or the sum of all purchase payments minus withdrawals, partial annuitizations, and premium tax incurred.

Annual Step-Up death benefit option: The death benefit is equal to the greatest of three amounts:

a) the account value on the date on which the death claim is approved by us for payment;

b) the sum of all purchase payments minus withdrawals, partial annuitizations, and premium tax incurred; or

c) the highest account value on any contract anniversary prior to the 81st birthday of the deceased, increased by purchase payments and decreased by partial withdrawals, partial annuitizations, and premium tax incurred subsequent to the contract anniversary on which the highest account value is obtained.

5% Step-Up death benefit option: The death benefit is equal to the greatest of four amounts:

a) the account value on the date on which the death claim is approved by us for payment;

b) the sum of all purchase payments minus withdrawals, partial annuitizations, and premium tax incurred;

c) the highest account value on any contract anniversary prior to the 81st birthday of the deceased, increased by purchase payments and decreased by partial withdrawals, partial annuitizations, and premium tax incurred subsequent to the contract anniversary on which the highest account value is obtained; or

d) the accumulation of all purchase payments minus the accumulation of all withdrawals, partial annuitizations and premium tax; where each purchase payment, withdrawal, partial annuitization and premium tax will be accumulated daily at an annual rate of 5% from the date of the purchase payment, withdrawal, partial annuitization and premium tax until the earlier of the date of death of the deceased (owner, joint owner or annuitant) or the contract date anniversary immediately preceding the 81st birthday of the deceased (owner, joint owner, or annuitant) except that the accumulation of any purchase payment, withdrawal, partial annuitization and premium tax will not exceed 200% of that purchase payment, withdrawal, partial annuitization and premium tax.

If there are joint owners, upon the death of the first contractowner, Lincoln Life will pay a death benefit to the surviving joint owner. The surviving joint owner will be treated as the primary, designated beneficiary. Any other beneficiary designation on record at the time of death will be treated as a contingent beneficiary. If the surviving joint owner is the spouse of the deceased joint owner he/she may continue the contract as a sole contractowner. Upon the death of the spouse who continues the contract, Lincoln Life will pay a death benefit to the designated beneficiary(s).

If the beneficiary is the spouse of the contractowner, then the spouse may elect to continue the contract as contractowner.

Upon the death of a contractowner, joint owner or annuitant, if the surviving spouse continues the contract, any portion of the death benefit that would have been payable (if the contract had not been continued) that exceeds the current contract value will be credited to the contract. This provision applies only one time for each contract.

If an annuitant who is not the contractowner or a joint owner dies, then the contingent annuitant, if named, becomes the annuitant and no death benefit is payable on the death of the annuitant. If no contingent annuitant is named, the contractowner (or younger of joint owners) becomes the annuitant. Alternatively, a death benefit may be paid to the contractowner (and joint owner, if applicable, in equal shares) upon the death of the annuitant. Notification of the election of this death benefit must be received by us within 75 days of the death of the annuitant. If no contractowner is living on the date of death of the annuitant, the death benefit will be available to the beneficiary. The contract terminates when any death benefit is paid due to the death of the annuitant. If the annuitant has been changed subsequent to the effective date of this contract, unless the change occurred because of the death of a prior annuitant, the death benefit option in effect will be terminated and the Account Value death benefit option will become effective as of the valuation date that the written notification to change the annuitant was received in the home office.

The value of the death benefit will be determined as of the date on which the death claim is approved for payment. This payment will occur upon receipt of:
(1) proof (e.g. an original certified death certificate), or any other proof of death satisfactory to us, of the death; (2) written authorization for payment; and (3) our receipt of all required claim forms, fully completed. If the beneficiary is a minor, court documents appointing the guardian/custodian must be submitted.

When applying for a contract, an applicant may request one of the four death benefit options available. If no death benefit option is chosen, the Return of Premium death benefit option will be the death benefit as of the contract date.

After a contract is issued, the contractowner may substitute a lower level death benefit option for the option currently in effect. For purposes of determining allowable substitutions, Account Value is the lowest level of death benefit. Return of Premium is the next highest option, followed by Annual Step-Up, with 5% Step-Up being the highest level of death benefit. A request for substitution must be in writing on a form acceptable to us. The current death benefit option will be discontinued and the new death benefit option will begin as of the valuation date we receive the substitution request, and we will stop deducting the charge for the current option and begin deducting the charge for the new option as of that same date. A death benefit option may be substituted for the current death benefit option only if the new option provides a lower level of death benefit. See Charges and deductions.

Unless otherwise provided in the beneficiary designation, one of the following procedures will take place on the death of a beneficiary:

(1) If any beneficiary dies before the contractowner, that beneficiary's interest will go to any other beneficiaries named, according to their respective interest; or

(2) If no beneficiary survives the contractowner, the proceeds will be paid to the contractowner's estate.

Unless the contractowner has already selected a settlement option, the beneficiary may choose the method of payment of the death benefit. The death benefit payable to the beneficiary or joint owner must be distributed within five years of the contractowner's date of death unless the beneficiary begins receiving within one year of the contractowner's death the distribution in the form of a life annuity or an annuity for a designated period not extending beyond the beneficiary's life expectancy.

The death benefit payable on the death of the annuitant will be distributed in either a lump sum or under an annuity payout. The annuity payout must be selected within 60 days after we have approved the death claim.

If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by us of the claim, subject to the laws, regulations and tax code governing payment of death benefits. This payment may be postponed as permitted by the Investment Company Act of 1940.

Joint ownership

Joint owners shall be treated as having equal undivided interests in the contract. Either owner, independently of the other, may exercise ownership rights in this contract.

Surrenders and withdrawals
Before the annuity commencement date, we will allow the surrender of the contract or a withdrawal of the account value upon your written request, subject to the rules discussed below. The surrender/withdrawal option is not available after the annuity commencement date.

The amount available upon the surrender/withdrawal is the account value less any applicable fees and taxes at the end of the valuation period during which the written request for surrender/withdrawal is received at the home office. Unless a request for withdrawal specifies otherwise, withdrawals will be made from all subaccounts within the VAA in the same proportion that the amount of withdrawal bears to the total account value. Unless prohibited, surrender/withdrawal payments will be mailed within seven days after we receive a valid written request at the home office. The payment may be postponed as permitted by the 1940 Act.

The minimum withdrawal is $300. Lincoln Life reserves the right to surrender this contract if any withdrawal reduces the total account value to a level at which this contract may be surrendered in accordance with applicable law for individual deferred annuities.

The tax consequences of a surrender/withdrawal are discussed later, in this booklet. See Federal tax matters.




Delay of payments

Contract proceeds from the VAA will be paid within seven days, except (i) when the NYSE is closed (other than weekends and holidays); (ii) times when the market trading is restricted or the SEC declares an emergency, and we cannot value units or the funds cannot redeem shares; or (iii) when the SEC so orders to protect contractowners.

Amendment of contract
We reserve the right to amend the contract to meet the requirements of the 1940 Act or other applicable federal or state laws or regulations. You will be notified in writing of any changes, modifications or waivers.

Commissions
Since the financial planners who sell this contract normally charge a fee directly to their clients for their services, Lincoln Life does not pay any compensation for the sale of this contract.

Ownership

As contractowner, you have all rights under the contract. According to Indiana law, the assets of the VAA are held for the exclusive benefit of all contractowners and their designated beneficiaries; and the assets of the VAA are not chargeable with liabilities arising from any other business that we may conduct. Qualified contracts may not be assigned or transferred. Nonqualified contracts may not be collaterally assigned. We assume no responsibility for the validity or affect of any assignment. Consult your tax adviser about the tax consequence of an assignment.

Contractowner questions

The obligations to purchasers under the contracts are those of Lincoln Life. Questions about your contract should be directed to us at 1-800-338-0355.

Annuity payouts
When you apply for a contract, you may select any annuity commencement date permitted by state insurance or tax law.

The contract provides optional forms of payouts of annuities (annuity options), each of which is payable on a variable basis, fixed basis or a combination of both as you specify. The contract provides that all or part of the account value may be used to purchase an annuity.

You may elect annuity payouts in monthly, quarterly, semiannual or annual installments. If the payouts from any subaccount would be or become less than $50, we have the right to reduce their frequency until the payouts are at least $50 each. Following are explanations of the annuity options available.

Annuity options
Life Annuity. This option offers a periodic payout during the lifetime of the annuitant and ends with the last payout before the death of the annuitant. This option offers the highest periodic payout since there is no guarantee of a minimum number of payouts or provision for a death benefit for beneficiaries. However, there is the risk under this option that the recipient would receive no payouts if the annuitant dies before the date set for the first payout; only one payout if death occurs before the second scheduled payout, and so on.

Life Income with Payouts Guaranteed for Designated Period. This option guarantees periodic payouts during a designated period, usually 10 or 20 years, and then continues throughout the lifetime of the annuitant. The designated period is selected by the contractowner.

Joint Life Annuity. This option offers a periodic payout during the joint lifetime of the annuitant and a designated joint annuitant. The payouts continue during the lifetime of the survivor.

Joint Life Annuity with Guaranteed Period. This option guarantees periodic payouts during a designated period, usually 10 or 20 years, and continues during the joint lifetime of the annuitant and a designated joint annuitant. The payouts continue during the lifetime of the survivor. The designated period is elected by the contractowner.

Joint and Two-Thirds Survivor Annuity. This option provides a periodic payout during the joint lifetime of the annuitant and a designated joint annuitant. When one of the joint annuitants dies, the survivor receives two-thirds of the periodic payout made when both were alive.

Unit Refund Life Annuity. This option offers a periodic payout during the lifetime of the annuitant with the guarantee that upon death a payout will be made of the value of the number of annuity units (see Variable annuity payouts) equal to the excess, if any, of: (a) the total amount applied under this option divided by the annuity unit value for the date payouts begin, minus (b) the annuity units represented by each payout to the annuitant multiplied by the number of payouts paid before death. The value of the number of annuity units is computed on the date the death claim is approved for payment by the home office.

General Information

Under the options listed above, you may not make withdrawals. Other options, with or without withdrawal features, may be made available by us. You may pre-select an annuity payout option as a method of paying the death benefit to a beneficiary. If you do, the beneficiary cannot change this payout option. At death, options are only available to the extent they are consistent with the requirements of the contract as well as Sections 72(s) and 401(a)(9) of the tax code, if applicable. The mortality and expense risk charge of 1.20% and the charge for administrative services of .15% will be assessed on all variable annuity payouts, including options that may be offered that do not have a life contingency and therefore no mortality risk.

The annuity commencement date is usually on or before the contractowner's 90th birthday. You may change the annuity commencement date, change the annuity option or change the allocation of the investment among subaccounts up to 30 days before the scheduled annuity commencement date, upon written notice to the home office. You must give us at least 30 days notice before the date on which you want payouts to begin. If proceeds become available to a beneficiary in a lump sum, the beneficiary may choose any annuity payout option.

Unless you select another option, the contract automatically provides for a life annuity with annuity payouts guaranteed for 10 years (on a fixed, variable or combination fixed and variable basis, in proportion to the account allocations at the time of annuitization) except when a joint life payout is required by law. Under any option providing for guaranteed period payouts, the number of payouts which remain unpaid at the date of the annuitant's death (or surviving annuitant's death in case of joint life annuity) will be paid to you, if living, otherwise to your beneficiary as payouts become due.

Variable annuity payouts
Variable annuity payouts will be determined using:

1. The account value on the annuity commencement date; less any applicable premium taxes;

2. The annuity tables contained in the contract;

3. The annuity option selected; and

4. The investment performance of the fund(s) selected.

To determine the amount of payouts, we make this calculation:

1. Determine the dollar amount of the first periodic payout; then

2. Credit the contract with a fixed number of annuity units equal to the first periodic payout divided by the annuity unit value; and

3. Calculate the value of the annuity units each period thereafter.

Annuity payouts assume an investment return of 3%, 4%, 5% or 6% per year, as applied to the applicable mortality table. The higher the assumed interest rate you choose, the higher your initial annuity payment will be. The amount of each payout after the initial payout will depend upon how the underlying fund(s) perform, relative to the assumed rate. If the actual net investment rate (annualized) exceeds the assumed rate, the payment will increase at a rate proportional to the amount of such excess. Conversely, if the actual rate is less than the assumed rate, annuity payouts will decrease. The higher the assumed interest rate, the less likely future annuity payments are to increase, or the payments will increase more slowly than if a lower assumed rate was used. There is a more complete explanation of this calculation in the SAI.

Federal tax matters

Introduction
The Federal income tax treatment of the contract is complex and sometimes uncertain. The Federal income tax rules may vary with your particular circumstances. This discussion does not include all the Federal income tax rules that may affect you and your contract. This discussion also does not address other Federal tax consequences, or state or local tax consequences, associated with the contract. As a result, you should always consult a tax adviser about the application of tax rules to your individual situation.

Taxation of nonqualified annuities
This part of the discussion describes some of the Federal income tax rules applicable to nonqualified annuities. A nonqualified annuity is a contract not issued in connection with a qualified retirement plan receiving special tax treatment under the tax code, such as an IRA or a section 403(b) plan.

Tax deferral on earnings
The Federal income tax law generally does not tax any increase in your account value until you receive a contract distribution. However, for this general rule to apply, certain requirements must be satisfied:

 . An individual must own the contract (or the tax law must treat the contract as owned by the individual).

 . The investments of the VAA must be "adequately diversified" in accordance with IRS regulations.

 . Your right to choose particular investments for a contract must be limited.

 . The annuity commencement date must not occur near the end of the annuitant's life expectancy.

Contracts not owned by the individual
If a contract is owned by an entity (rather than an individual) the tax code generally does not treat it as an annuity contract for Federal income tax purposes. This means that the entity owning the contract pays tax currently on the excess of the account value over the purchase payments for the contract. Examples of contracts where the owner pays current tax on the contract's earnings are contracts issued to a corporation or a trust. Exceptions to this rule exist. For example, the tax code treats a contract as owned by an individual if the named owner is a trust or other entity that holds the contract as an agent for an individual. However, this exception does not apply in the case of any employer that owns a contract to provide deferred compensation for its employees.

Investments in the VAA must be diversified
For a contact to be treated as an annuity for Federal income tax purposes, the investments of the VAA must be "adequately diversified." IRS regulations define standards for determining whether the investments of the VAA are adequately diversified. If the VAA fails to comply with these diversification standards, you could be required to pay tax currently on the excess of the account value over the contract purchase payments. Although we do not control the investments of the underlying investment options, we expect that the underlying investment options will comply with the IRS regulations so that the VAA will be considered "adequately diversified."

Restrictions
Federal income tax law limits your right to choose particular investments for the contract. Because the IRS has not issued guidance specifying those limits, the limits are uncertain and your right to allocate account value among subaccounts may exceed those limits. If so, you would be treated as the owner of the assets of the VAA and thus subject to current taxation on the income and gains from those assets. We do not know what limits may be set by the IRS in any guidance that it may issue and whether any such limits will apply to existing contracts. We reserve the right to modify the contract without your consent to try to prevent the tax law from considering you as the owner of the assets of the VAA.

Age at which annuity payouts begin

Federal income tax rules do not expressly identify a particular age by which annuity payouts must begin. However, those rules do require that an annuity contract provide for amortization, through annuity payouts, of the contract's purchase payments and earnings. If annuity payouts under the contract begin or are scheduled to begin on a date past the annuitant's 85th birthday, it is possible that the tax law will not treat the contract as an annuity for Federal income tax purposes. In that event, you would be currently taxed on the excess of the account value over the purchase payments of the contract.

Tax treatment of payments
We make no guarantees regarding the tax treatment of any contract or of any transaction involving a contract. However, the rest of this discussion assumes that your contract will be treated as an annuity for Federal income tax purposes and that the tax law will not tax any increase in your account value until there is a distribution from your contract.

Taxation of withdrawals and surrenders

You will pay tax on withdrawals to the extent your account value exceeds your purchase payments in the contract. This income (and all other income from your contract) is considered ordinary income. A higher rate of tax is paid on ordinary income than on capital gains. You will pay tax on a surrender to the extent the amount you receive exceeds your purchase payments. In certain circumstances, your purchase payments are reduced by amounts received from your contract that were not included in income.

Taxation of annuity payouts
The tax code imposes tax on a portion of each annuity payout (at ordinary tax rates) and treats a portion as a nontaxable return of your purchase payments in the contract. We will notify you annually of the taxable amount of your annuity payout. Once you have recovered the total amount of the purchase payment in the contract, you will pay tax on the full amount of your annuity payouts. If annuity payouts end because of the annuitant's death and before the total amount of the purchase payments in the contract has been received, the amount not received generally will be deductible.

Taxation of death benefits
We may distribute amounts from your contract because of the death of a contractowner or an annuitant. The tax treatment of these amounts depends on whether you or the annuitant dies before or after the annuity commencement date.

 . Death prior to the annuity commencement date--

 . If the beneficiary receives death benefits under an annuity payout option, they are taxed in the same manner as annuity payouts.

 . If the beneficiary does not receive death benefits under an annuity payout option, they are taxed in the same manner as withdrawal.

 . Death after the annuity commencement date--

 . If death benefits are received in accordance with the existing annuity payout option, they are excludible from income if they do not exceed the purchase payments not yet distributed from the contract. All annuity payouts in excess of the purchase payments not previously received are includable in income.

 . If death benefits are received in a lump sum, the tax law imposes tax on the amount of death benefits which exceeds the amount of purchase payments not previously received.

Penalty taxes payable on withdrawals, surrenders, or annuity payouts
The tax code may impose a 10% penalty tax on any distribution from your contract which you must include in your gross income. The 10% penalty tax does not apply if one of several exceptions exists. These exceptions include withdrawals, surrenders or annuity payouts that:

 . you receive on or after you reach age 59 1/2,

 . you receive because you became disabled (as defined in the tax law),

 . a beneficiary receives on or after your death, or

 . you receive as a series of substantially equal periodic payments for life (or life expectancy).

Special rules if you own more than one annuity contract
In certain circumstances, you must combine some or all of the nonqualified annuity contracts you own in order to determine the amount of an annuity payout, a surrender or a withdrawal that you must include in income. For example, if you purchase two or more deferred annuity contracts from the same life insurance company (or its affiliates) during any calendar year, the tax code treats all such contracts as one contract. Treating two or more contracts as one contract could affect the amount of a surrender, withdrawal or an annuity payout that you must include in income and the amount that might be subject to the penalty tax described above.

Loans and assignments
Except for certain qualified contracts, the tax code treats any amount received as a loan under a contract, and any assignments or pledge (or agreement to assign or pledge) any portion of your account value, as withdrawal of such amount or portion.

Gifting a contract
If you transfer ownership of your contract to a person other than your spouse (or to your former spouse incident to divorce), and receive a payment less than your account's value, you will pay tax on your account value to the extent it exceeds your purchase payments not previously received. The new owner's purchase payments in the contract would then be increased to reflect the amount included in income.

Charges for a contract's death benefit
Your contract may have a death benefit, for which you may pay an annual charge, computed daily. It is possible that the tax law may treat all or a portion of the death benefit charge as a contract withdrawal.

Charges for asset management program

Withdrawals from contract value to pay any fee associated with the asset management program may be subject to income tax and a 10% penalty tax.

Loss of income deduction
After June 8, 1997, if a contract is issued to a taxpayer that is not an individual, or if a contract is held for the benefit of an entity, the entity will lose a portion of its deduction for otherwise deductible interest expenses. This disallowance does not apply if you pay tax on the annual increase in the account value. Entities that are considering purchasing a contract, or entities that will benefit from someone else's ownership of a contract, should consult a tax adviser.

Qualified retirement plans
We also designed the contracts for use in connection with certain types of retirement plans that receive favorable treatment under the tax code. Contracts issued to or in connection with a qualified retirement plan are called "qualified contracts." We issue contracts for use with different types of qualified plans. The Federal income tax rules applicable to those plans are complex and varied. As a result, this Prospectus does not attempt to provide more than general information about use of the contract with various types of qualified plans. Persons planning to use the contract in connection with a qualified plan should obtain advice from a competent tax adviser.

Types of qualified contracts and terms of contracts
Currently, we may issue contracts in connection with the following types of qualified plans:

 . Individual Retirement Accounts and Annuities ("Traditional IRAs")

 . Roth IRAs

 . Savings Incentive Matched Plan for Employees ("SIMPLE 401(k) plans")

 . Public School system and tax-exempt organization annuity plans ("403(b) plans")

 . Qualified corporate employee pension and profit sharing plans ("401(a) plans") and qualified annuity plans ("403(a) plans")

 . Self-employed individual plans ("H.R. 10 plans" or "Keogh Plans")

 . Deferred compensation plans of state and local governments and tax-exempt organizations ("457 plans").

Section 403(b) business will normally be accepted only for purchase payments qualifying as a 403(b) lump sum transfer or rollover. We may issue a contract for use with other types of qualified plans in the future.

We will amend contracts to be used with a qualified plan as generally necessary to conform to tax law requirements for the type of plan. However, the rights of a person to any qualified plan benefits may be subject to the plan's terms and conditions, regardless of the contract's terms and conditions. In addition, we are not bound by the terms and conditions of qualified plans to the extent such terms and conditions contradict the contract, unless we consent.

Tax treatment of qualified contracts
The Federal income tax rules applicable to qualified plans and qualified contracts vary with the type of plan and contract. For example,

 . Federal tax rules limit the amount of purchase payments that can be made, and the tax deduction or exclusion that may be allowed for the purchase payments. These limits vary depending on the type of qualified plan and the plan participant's specific circumstances, e.g., the participant's compensation.
 . Under most qualified plans, e.g., 403(b) plans and Traditional IRAs, the annuitant must begin receiving payments from the contract in certain minimum amounts by a certain age, typically age 70 1/2. However, these "minimum distribution rules" do not apply to a Roth IRA.
 . Loans are allowed under certain types of qualified plans, but Federal income tax rules prohibit loans under other types of qualified plans. For example, Federal income tax rules permit loans under some section 403(b) plans, but prohibit loans under Traditional and Roth IRAs. If allowed, loans are subject to a variety of limitations, including restrictions as to the loan amount, the loan's duration, and the manner of repayment. Your contract or plan may or may not permit loans.

Tax treatment of payments
Federal income tax rules generally include distributions from a qualified contract in the recipient's income as ordinary income. These taxable distributions will include purchase payments that were deductible or excludible from income. Thus, under many qualified contracts the total amount received is included in income since a deduction or exclusion from income was taken for purchase payments. There are exceptions. For example, you do not include amounts received from a Roth IRA in income if certain conditions are satisfied.

Failure to comply with the minimum distribution rules applicable to certain qualified plans, such as Traditional IRAs, will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan.

Federal penalty taxes payable on distributions
The tax code may impose a 10% penalty tax on the amount received from the qualified contract that must be included in income. The tax code does not impose the penalty tax if one of several exceptions applies. The exceptions vary depending on the type of qualified contract you purchase. For example, in the case of an IRA, exceptions provide that the penalty tax does not apply to a withdrawal, surrender or annuity payout:

 . received on or after the annuitant reaches age 59 1/2, . received on or after the annuitant's death or because of the annuitant's disability (as defined in the tax law),
 . received as a series of substantially equal periodic payments for the annuitant's life (or life expectancy), or . received as reimbursement for certain amounts paid for medical care.

These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified plans. However, the specific requirements of the exception may vary.

Transfers and direct rollovers
In many circumstances, money may be moved between qualified contracts and qualified plans by means of a rollover or transfer. Special rules apply to such rollovers and transfers. If the applicable rules are not followed, you may suffer adverse Federal income tax consequences, including paying taxes which might not otherwise have had to be paid. A qualified adviser should always be consulted before you move or attempt to move funds between any qualified plan or contract and another qualified plan or contract.

The direct rollover rules apply to certain payments (called "eligible rollover distributions") from section 401(a) plans, section 403(a) or (b) plans, H.R. 10 plans and contracts used in connection with these types of plans. (The direct rollover rules do not apply to distributions from IRAs or section 457 plans.) The direct rollover rules require that we withhold Federal income tax equal to 20% of the eligible rollover distribution from the distribution amount, unless you elect to have the amount directly transferred to certain qualified plans or contracts. Before we send a rollover distribution, we will provide the recipient with a notice explaining these requirements and how the 20% withholding can be avoided by electing a direct rollover.

The death benefit and IRAs
Pursuant to IRS regulations, IRAs may not invest in life insurance contracts. We do not believe that these regulations prohibit the death benefit from being provided under the contracts when we issue the contract as Traditional IRAs or Roth IRAs. However, the law is unclear and it is possible that the presence of the death benefit under a contract issued as a Traditional IRA or Roth IRA could result in increased taxes to you.

Federal income tax withholding
We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a contract unless the distributee notifies us at or before the time of the distribution that tax is not to be withheld. In certain circumstances, Federal income tax rules may require us to withhold tax. At the time a withdrawal, surrender or annuity payout is requested, we will give the recipient an explanation of the withholding requirements.

Tax status of Lincoln Life
Under existing Federal income tax laws, Lincoln Life does not pay tax on investment income and realized capital gains of the VAA. Lincoln Life does not expect that it will incur any Federal income tax liability on the income and gains earned by the VAA. We, therefore, do not impose a charge for Federal income taxes. If Federal income tax law changes and we must pay tax on some or all of the income and gains earned by the VAA, we may impose a charge against the VAA to pay the taxes.

Changes in law

The above discussion is based on the tax code, IRS regulations and interpretations existing on the date of this Prospectus. However, Congress, the IRS and the courts may modify these authorities, sometimes retroactively.

Voting rights

As required by law, we will vote the trust shares held in the VAA at meetings of the shareholders of the trust. The voting will be done according to the instructions of contractowners who have interests in the subaccounts which invest in classes of funds of the trust. If the 1940 Act or any regulation under it should be amended or if present interpretations should be amended or if present interpretations should change, and if as a result we determine that we are permitted to vote the trust shares in our own right, we may elect to do so.

The number of votes which you have the right to cast will be determined by applying your percentage interest in a subaccount to the total number of votes attributable to the subaccount. In determining the number of votes, fractional shares will be recognized.

Trust shares of a class held in a subaccount for which no timely instructions are received will be voted by us in proportion to the voting instructions which are received for all contracts participating in that subaccount. Voting instructions to abstain on any item to be voted on will be applied on a pro-rata basis to reduce the number of votes eligible to be cast.

Whenever a shareholders meeting is called, each person having a voting interest in a subaccount will receive proxy voting material, reports and other materials relating to the trust. Since the trust engages in shared funding, other persons or entities besides Lincoln Life may vote trust shares. See Sale of fund shares.

Distribution of the contracts

Lincoln Life is the distributor and principal underwriter of the contracts. Under an agreement with Lincoln Life, SEI Investment Distribution Co. (SEI) will assist Lincoln Life in forming the selling group. SEI will also perform certain functions in support of the selling group. The contracts will be sold by properly licensed registered representatives of independent broker-dealers which in turn have selling agreements with Lincoln Life and have been licensed by state insurance departments to represent us. Lincoln Life will offer the contracts in all states it is licensed to do business.

Return privilege

Within the free-look period after you receive the contract, you may cancel it for any reason by delivering or mailing it postage prepaid, to the home office at P.O. Box 7878, 1300 South Clinton Street, Fort Wayne, Indiana, 46801. A contract canceled under this provision will be void. With respect to the VAA, except as explained in the following paragraph, we will return the account value as of the date of receipt of the cancellation, plus any premium taxes which had been deducted. A purchaser who participates in the VAA is subject to the risk of a market loss during the free-look period.

For contracts written in those states whose laws require that we assume this market risk during the free-look period, a contract may be canceled, subject to the conditions explained before, except that we will return only the purchase payment(s).

State regulation

As a life insurance company organized and operated under Indiana law, we are subject to provisions governing life insurers and to regulation by the Indiana Commissioner of Insurance.

Our books and accounts are subject to review and examination by the Indiana Insurance Department at all times. A full examination of our operations is conducted by that Department at least every five years.






Records and reports

As presently required by the 1940 Act and applicable regulations, we are responsible for maintaining all records and accounts relating to the VAA. We have entered into an agreement with the Delaware Management Company, 2005 Market Street, Philadelphia, PA, 19203, to provide accounting services to the VAA. We will mail to you, at your last known address of record at the home office, at least semiannually after the first contract year, reports containing information required that Act or any other applicable law or regulation.

Other information

A Registration Statement has been filed with the SEC, under the Securities Act of 1933 as amended, for the contracts being offered here. This Prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further information about the VAA, Lincoln Life and the contracts offered. Statements in this Prospectus about the content of contracts and other legal instruments are summaries. For the complete text of those contracts and instruments, please refer to those documents as files with the SEC.

We are a member of the Insurance Marketplace Standards Association ("IMSA") and may include the IMSA logo and information about IMSA membership in our advertisements. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and services for individually sold life insurance and annuities.

The fund may also offer shares of the funds to other segregated investment accounts.

Legal proceedings
Lincoln Life is involved in various pending or threatened legal proceedings arising from the conduct of its business. Most of those proceedings are routine and in the ordinary course of business. In some instances they include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for equitable relief. After consultation with legal counsel and a review of available facts, it is management's opinion that the ultimate liability, if any, under these suits will not have a material adverse effect on the financial position of Lincoln Life.

Lincoln Life is presently defending several lawsuits in which Plaintiffs seek to represent national classes of policyholders in connection with alleged fraud, breach of contract and other claims relating to the sale of interest-sensitive universal and participating whole life insurance policies. As of the date of this Prospectus, the courts have not certified a class in any of the suits. Plaintiffs seek unspecified damages and penalties for themselves and on behalf of the putative class. Although the relief sought in these cases is substantial, the cases are in the preliminary stages of litigation, and it is premature to make assessments about potential loss, if any. Management is defending these suits vigorously. The amount of liability, if any, which may ultimately arise as a result of these suits cannot be reasonably determined at this time.

Statement of additional
information table of
contents for Variable Annuity Account T SEI Variable Annuity

Item
-----------------------------------------
General information and history of
Lincoln Life                          B-2
-----------------------------------------
Special terms                         B-2
-----------------------------------------
Services                              B-2
-----------------------------------------
Principal underwriter                 B-2
-----------------------------------------
Purchase of securities being offered  B-2
-----------------------------------------

For a free copy of the SAI please see page one of this booklet.


Item
--------------------------------------
Calculation of investment results
                                   B-2
--------------------------------------
Annuity payouts                    B-4
--------------------------------------
Advertising and sales literature   B-4
--------------------------------------
Financial statements               B-6
--------------------------------------

                        The Lincoln National Life Insurance Company
                        Attn: SEI Customer Service
                        P. O. Box 7878
                        Fort Wayne, IN 46801
7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
                                     PLACE
                                     STAMP
                                      HERE
                                POSTAL SERVICES
                                    WILL NOT
                                    DELIVER
                                 UNLESS STAMPED

7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
                STATEMENT OF ADDITIONAL INFORMATION REQUEST CARD
                              SEI VARIABLE ANNUITY
                   (LINCOLN LIFE VARIABLE ANNUITY ACCOUNT T)

  Please send me a copy of the current Statement of Additional Information for SEI VARIABLE ANNUITY. (Please print)

  Name: ____________________________________________________________________

  Address: _________________________________________________________________

  City: ______________________________________________________ State:  Zip:

  Fee Based

SEI Variable Annuity
Lincoln Life
Variable Annuity Account T (Registrant)

The Lincoln National
Life Insurance Company (Depositor)

Statement of Additional Information (SAI)

This Statement of Additional Information should be read in conjunction with the
Prospectus of Lincoln Life Variable Annuity Account T dated          , 2000.

You may obtain a copy of the SEI Variable Annuity Prospectus on request and without charge. Please write, The Lincoln National Life Insurance Company, P.O. Box 7878, Fort Wayne, Indiana 46801 or call 1-800-338-0355.
Table of Contents

Item                                             Page
-----------------------------------------------------
General information and history of Lincoln Life  B-2
-----------------------------------------------------
Special terms                                    B-2
-----------------------------------------------------
Services                                         B-2
-----------------------------------------------------
Principal underwriter                            B-2
-----------------------------------------------------
Purchase of securities being offered             B-2
-----------------------------------------------------


This SAI is not a Prospectus.

The date of this SAI is        , 2000.

Item                               Page
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Calculation of investment results
                                   B-2
---------------------------------------
Annuity payouts                    B-4
---------------------------------------
Advertising and sales literature   B-4
---------------------------------------
Financial statements               B-6
---------------------------------------

General information
and history of Lincoln National Life Insurance Company (Lincoln Life)

The Lincoln National Life Insurance Company (Lincoln Life), organized in 1905, is an Indiana stock insurance corporation, engaged primarily in the direct insurance of life insurance contracts and annuities, and is also a professional reinsurer. Lincoln Life is wholly owned by Lincoln National Corporation (LNC), a publicly held insurance and financial services holding company domiciled in Indiana.

Special terms

The special terms used in this SAI are the ones defined in the Prospectus. In connection with the term, valuation date, the New York Stock Exchange is currently closed on weekends and on these holidays: New Year's Day, Martin Luther King's Birthday, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. If any of these holidays occurs on a weekend day, the Exchange may also be closed on the business day occurring just before or just after the holiday.

Services

Independent auditors

The statutory-basis financial statements of Lincoln Life appearing in this SAI and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report also appearing elsewhere in this document and in the Registration Statement. The financial statements audited by Ernst & Young LLP have been included in this document in reliance on their report given on their authority as experts in accounting and auditing.

Keeper of records
All accounts, books, records and other documents which are required to be maintained for the VAA are maintained by Lincoln Life or by third parties responsible to Lincoln Life. We have entered into an agreement with the Delaware Management Company, 2005 Market Street, Philadelphia, PA 19203, to provide accounting services to the VAA. No separate charge against the assets of the VAA is made by Lincoln Life for this service.

Principal underwriter

Lincoln Life is the principal underwriter for the contracts, which are offered continuously. SEI Investment Distribution Co. (SEI) will assist Lincoln Life in forming the selling group. SEI will also perform certain functions in support of the selling group.

Purchase of securities being offered

The contracts are offered to the public through certain securities broker/dealers who have entered into selling agreements with Lincoln Life and whose personnel are legally authorized to sell annuity products.

Both before and after the annuity commencement date, there are exchange privileges between variable subaccounts, subject to restrictions set out in the Prospectus. See The contracts, in the Prospectus. No exchanges are permitted between the VAA and other variable separate accounts.

The offering of the contracts is continuous.

Calculation of investment results

No performance data is included because, as of the date hereof, the VAA and the funds have not been in operation long enough to provide appropriate numbers. Nonstandardized performance data will be accompanied by standard performance data once available.

Once available, the paragraphs set forth below will present performance information for the VAA and the variable subaccounts calculated in several different ways. Paragraph (A) will show the historical performance of each subaccount over the periods indicated. The information that will be presented in Paragraph (A) is referred to as "standard performance" because it is calculated in accordance with formulas prescribed by the SEC. The standard performance of each subaccount will be calculated with each of the death benefit options. Standard performance is described in Paragraph (B). Under rules prescribed by the SEC, standard performance must be included in certain advertising material that discusses the performance of the VAA and the subaccounts.

Paragraph (C) will show additional "non-standardized" performance information (i.e., performance information not calculated in accordance with SEC guidelines) for each of the variable subaccounts that may be used to advertise the performance of the VAA and the variable subaccounts. THIS INFORMATION DOES NOT INDICATE OR REPRESENT FUTURE PERFORMANCE.

(A) Standard Performance Data as of December 31, XXXX (when available)

(B) Formulas
Average annual total return for each period was determined by finding the average annual compounded rate of return over each period that would equate the initial amount invested to the ending redeemable value for that period, according to the following formula--

P(1 + T)n = ERV
Where: P = a hypothetical initial purchase payment of $1,000
    T = average annual total return for the period in question n = number of years
    ERV = redeemable value (as of the end of the period in question) of a hypothetical $1,000 purchase payment made at the beginning of the 1-year, 5-year, or 10-year period in question (or fractional portion thereof)

(C) Other Non-Standardized investment results:
The VAA may illustrate its results over various periods and compare its results to indices and other variable annuities in sales materials including advertisements, brochures and reports. Such results may be computed on a cumulative and/or annualized basis.

Cumulative quotations are arrived at by calculating the change in the accumulation unit value between the first and last day of the base period being measured, and expressing the difference as a percentage of the unit value at the beginning of the base period.

Annualized quotations are arrived at by applying a formula which determines the level rate of return which, if earned over the entire base period, would produce the cumulative return.

Annuity payouts

Variable annuity payouts
Variable annuity payouts will be determined on the basis of: (1) the dollar value of the contract on the annuity commencement date; (2) the annuity tables contained in the contract; (3) the type of annuity option selected; and (4) the investment results of the fund(s) selected. In order to determine the amount of variable annuity payouts, Lincoln Life makes the following calculation: first, it determines the dollar amount of the first payout; second, it credits the contract with a fixed number of annuity units based on the amount of the first payout; and third, it calculates the value of the annuity units each period thereafter. These steps are explained below.

The dollar amount of the first periodic variable annuity payout is determined by applying the total value of the accumulation units credited under the contract valued as of the annuity commencement date (less any premium taxes) to the annuity tables contained in the contract. The first variable annuity payout will be paid 14 days after the annuity commencement date. This day of the month will become the day on which all future annuity payouts will be paid. Amounts shown in the tables are based on the 1983 Table "a" Individual Annuity Mortality Tables, modified, with an assumed investment return at the rate of 3%, 4%, 5% or 6% per annum. The first annuity payout is determined by multiplying the benefit per $1,000 of value shown in the contract tables by the number of thousands of dollars of value accumulated under the contract. These annuity tables vary according to the form of annuity selected and the age of the annuitant at the annuity commencement date. The assumed interest rate described above is the measuring point for subsequent annuity payouts. If the actual net investment rate (annualized) exceeds the assumed interest rate, the payout will increase at a rate equal to the amount of such excess. Conversely, if the actual rate is less than the assumed interest rate, annuity payouts will decrease. If the assumed interest rate were to be increased, annuity payouts would start at a higher level but would decrease more rapidly or increase more slowly.

Lincoln Life may use sex distinct annuity tables in contracts that are not associated with employer sponsored plans and where not prohibited by law.

At an annuity commencement date, the contract is credited with annuity units for each variable subaccount on which variable annuity payouts are based. The number of annuity units to be credited is determined by dividing the amount of the first periodic payout by the value of an annuity unit in each variable subaccount selected. Although the number of annuity units is fixed by this process, the value of such units will vary with the value of the underlying fund. The amount of the second and subsequent periodic payouts is determined by multiplying the contractowner's fixed number of annuity units in each variable subaccount by the appropriate annuity unit value for the valuation date ending 14 days prior to the date that payout is due.

The value of each variable subaccount's annuity unit will be set initially at $1.00. The annuity unit value for each variable subaccount at the end of any valuation date is determined as follows:

1. The total value of fund shares held in a given variable subaccount is calculated by multiplying the number of shares by the net asset value at the end of the valuation period plus any dividend or other distribution.

2. The liabilities of the variable subaccount, including daily charges and taxes, are subtracted.

3. The result is divided by the number of annuity units in the variable subaccount at the beginning of the valuation period, and adjusted by a factor to neutralize the assumed investment return in the annuity table.

The value of the annuity units is determined as of a valuation date 14 days prior to the payment date in order to permit calculation of amounts of annuity payouts and mailing of checks in advance of their due dates. Such checks will normally be issued and mailed at least three days before the due date.

Proof of age, sex and survival
Lincoln Life may require proof of age, sex, or survival of any payee upon whose age, sex, or survival payments depend.

Advertising and sales literature

As set forth in the Prospectus, Lincoln Life may refer to the following organizations (and others) in its marketing materials:

A.M. BEST'S RATING SYSTEM is designed to evaluate the various factors affecting the overall performance of an insurance company in order to provide an opinion as to an insurance company's relative financial strength and ability to meet its contractual obligations. The procedure includes both a quantitative and qualitative review of each company. A.M. Best also provides certain rankings, to which Lincoln Life intends to refer.

DUFF & PHELPS insurance company claims paying ability (CPA) service provides purchasers of insurance company policies and contracts with analytical and statistical information on the solvency and liquidity of major U.S. licensed insurance companies, both mutual and stock.

EAFE INDEX is prepared by Morgan Stanley Capital International (MSCI). It measures performance of equity securities in Europe, Australia and the Far East. The index reflects the movements of world stock markets by representing the evolution of an unmanaged portfolio. The EAFE Index offers international diversification representing over 1,000 companies across 20 different countries.

LIPPER VARIABLE INSURANCE PRODUCTS PERFORMANCE ANALYSIS SERVICE is a publisher of statistical data covering the investment company industry in the United States and overseas. Lipper is recognized as the leading source of data on open-end and closed-end funds. Lipper currently tracks the performance of over 5,000 investment companies and publishes numerous specialized reports, including reports on performance and portfolio analysis, fee and expense analysis.

MOODY'S insurance financial strength rating is an opinion of an insurance company's financial strength and ability to meet financial obligations. The purpose of Moody's ratings is to provide investors with a simple system of gradation by which the relative quality of insurance companies may be noted.

MORNINGSTAR is an independent financial publisher offering comprehensive statistical and analytical coverage of open-end and closed-end funds and variable annuities.

STANDARD & POOR'S insurance claims-paying ability rating is an opinion of an operating insurance company's financial capacity to meet obligations under an insurance policy in accordance with the terms. The likelihood of a timely flow of funds from the insurer to the trustee for the bondholders is a key element in the rating determination for such debt issues.

VARDS (VARIABLE ANNUITY RESEARCH AND DATA SERVICE) provides a comprehensive guide to variable annuity contract features and historical fund performance. The service also provides a readily understandable analysis of the comparative characteristics and market performance of funds inclusive in variable contracts.

STANDARD & POOR'S 500 INDEX is a broad-based measurement of U.S. stock-market performance based on the weighted average performance of 500 common stocks of leading companies in leading industries; commonly known as the Standard & Poor's 500 (S&P 500). The selection of stocks, their relative weightings to reflect differences in the number of outstanding shares, and publication of the index itself are services of Standard & Poor's Corporation, a financial advisory, securities rating, and publishing firm.

NASDAQ-OTC PRICE INDEX is based on the National Association of Securities Dealers Automated Quotations (NASDAQ) and represents all domestic over-the-counter stocks except those traded on exchanges and those having only one market maker, a total of some 3,500 stocks. It is market value- weighted and was introduced with a base of 100.00 on February 5, 1971.

DOW JONES INDUSTRIAL AVERAGE (DJIA) is a price-weighted average of 30 actively traded blue chip stocks, primarily industrials currently including American Express Company and American Telephone and Telegraph Company. Prepared and published by Dow Jones & Company, it is the oldest and most widely quoted of all the market indicators. The average is quoted in points, not dollars.

In its advertisements and other sales literature for the VAA and the trust funds, Lincoln Life intends to illustrate the advantages of the contracts in a number of ways:

COMPOUND INTEREST ILLUSTRATIONS will emphasize several advantages of the variable annuity contract. For example, but not by way of illustration, the literature may emphasize the potential tax savings through tax deferral; the potential advantage of the variable annuity account over the fixed account; and the compounding effect when a client makes regular deposits to his or her contract.

INTERNET is an electronic communications network which may be used to provide information regarding Lincoln Life, performance of the variable subaccounts and advertisement literature.

DOLLAR-COST AVERAGING (DCA) may be used by you to systematically transfer on a monthly basis amounts from the SEI VP Prime Obligation subaccount into the other variable subaccounts. We reserve the right to change subaccounts under this program. You may elect to participate in the DCA program at the time of application or at anytime before the annuity commencement date by completing an election form available from us. The minimum amount to be dollar cost averaged is $1,500 over any period between six and 60 months. Once elected, the program will remain in effect until the earlier of: (1) the annuity commencement date;
(2) the value of the amount being DCA'd is depleted; or (3) you cancel the program by written request or by telephone if we have your telephone authorization on file. Currently, there is no charge for this service. However, we reserve the right to impose one. A transfer under this program is not considered a transfer for purposes of limiting the number of transfers that may be made, or assessing any charges which may apply to transfers. We reserve the right to discontinue this program at any time. DCA does not assure a profit or protect against loss.

AUTOMATIC WITHDRAWAL SERVICE (AWS) provides an automatic, periodic withdrawal of account value to you. You may elect to participate in AWS at the time of application or at any time before the annuity commencement date by sending a written request to our home office. The minimum account value required to establish AWS is $10,000. You may cancel or make changes to your AWS program at any time by sending a written request to our home office. If telephone authorization has been elected, certain changes may be made by telephone. Notwithstanding the requirements of the program, any withdrawal must be permitted by Section 401(a)(9) of the code for qualified plans or permitted under Section 72 for non-qualified contracts. Currently, there is no charge for this service. However, we reserve the right to impose one. If a charge is imposed, it will not exceed $25 per transaction or 2% of the amount withdrawn, whichever is less. We reserve the right to discontinue this service at any time.

CROSS-REINVESTMENT SERVICE allows the account value in a designated variable subaccount that exceeds a certain baseline amount to automatically be transferred to another specific variable subaccount(s) at specific intervals. You may elect to participate in cross-reinvestment at the time of application or at any time before the annuity commencement date by sending a written request to our home office or by telephone if we have your telephone authorization on file. You designate the holding account, the receiving account(s), and the baseline amount. Cross-reinvestment will continue until we receive authorization to terminate the program.

PORTFOLIO REBALANCING is an option which, if elected by the contractowner, re-stores to a pre-determined level the percentage of contract value allocated to each variable account subaccount. This pre-determined level will be the allo-cation initially selected when the contract was purchased, unless subsequently changed. The portfolio rebalancing allocation may be changed at any time by submitting a request to Lincoln Life.

If portfolio rebalancing is elected, all purchase payments allocated to the variable account subaccounts must be subject to portfolio rebalancing.

Portfolio rebalancing may take place on either a monthly, quarterly, semi-an-nual or annual basis, as selected by the contractowner. Once the portfolio rebalancing option is activated, any variable account subaccount transfers ex-ecuted outside of the portfolio rebalancing option will terminate the portfo-lio rebalancing option. Any subsequent purchase payment or withdrawal that modifies the account balance within each variable account subaccount may also cause termination of the portfolio rebalancing option. Any such termination will be confirmed to the contractowner. The contractowner may terminate the portfolio rebalancing option or re-enroll at any time by calling or writing Lincoln Life.

The portfolio rebalancing program is not available if you have selected one of the asset allocation portfolios discussed in the prospectus, or following the annuity commencement date. Currently, there is no charge for this service. However, we reserve the right to impose one.

The minimum holding account value required to establish cross-reinvestment is $10,000. Currently, there is no charge for this service. However, we reserve the right to impose one. A transfer under this program is not considered a transfer for purposes of limiting the number of transfers that may be made, or assessing any charges which may apply to transfers. We reserve the right to discontinue this service at any time.

Lincoln Life's customers. Sales literature for the VAA and the trust's funds may refer to the number of employers and the number of individual annuity clients which Lincoln Life serves. As of the date of this SAI, Lincoln Life was serving over 10,000 employers and more than 1 million individuals.

Lincoln Life's assets, size. Lincoln Life may discuss its general financial condition (see, for example, the reference to A.M. Best Company, above); it may refer to its assets; it may also discuss its relative size and/or ranking among companies in the industry or among any sub-classification of those companies, based upon recognized evaluation criteria (see reference to A.M. Best Company above). For example, at year-end 1999 Lincoln Life had statutory admitted assets of over $70 billion.

Financial statements

The statutory-basis financials statements of Lincoln Life appear on the following pages. Financial Statements for the VAA are not included because, as of the date hereof, the VAA had no assets, had incurred no liabilities, and had not yet commenced operations.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

BALANCE SHEETS -- STATUTORY BASIS

                                                              DECEMBER 31
                                                              1999        1998
                                                              ---------   ---------
                                                              (IN MILLIONS)
                                                              ---------------------
ADMITTED ASSETS
CASH AND INVESTMENTS:
Bonds                                                         $22,985.0   $23,830.9
------------------------------------------------------------
Preferred stocks                                                  253.8       236.0
------------------------------------------------------------
Unaffiliated common stocks                                        166.9       259.3
------------------------------------------------------------
Affiliated common stocks                                          604.7       322.1
------------------------------------------------------------
Mortgage loans on real estate                                   4,211.5     3,932.9
------------------------------------------------------------
Real estate                                                       254.0       473.8
------------------------------------------------------------
Policy loans                                                    1,652.9     1,606.0
------------------------------------------------------------
Other investments                                                 426.6       434.4
------------------------------------------------------------
Cash and short-term investments                                 1,409.2     1,725.4
------------------------------------------------------------  ---------   ---------
Total cash and investments                                     31,964.6    32,820.8
------------------------------------------------------------
Premiums and fees in course of collection                         115.8        33.3
------------------------------------------------------------
Accrued investment income                                         435.3       432.8
------------------------------------------------------------
Reinsurance recoverable                                           199.0       171.6
------------------------------------------------------------
Funds withheld by ceding companies                                 73.5        53.7
------------------------------------------------------------
Federal income taxes recoverable from parent company               61.6        64.7
------------------------------------------------------------
Goodwill                                                           43.1        49.5
------------------------------------------------------------
Other admitted assets                                              66.7        89.3
------------------------------------------------------------
Separate account assets                                        46,105.1    36,907.0
------------------------------------------------------------  ---------   ---------
Total admitted assets                                         $79,064.7   $70,622.7
------------------------------------------------------------  =========   =========

LIABILITIES AND CAPITAL AND SURPLUS
LIABILITIES:
Future policy benefits and claims                             $12,184.0   $12,310.6
------------------------------------------------------------
Other policyholder funds                                       16,589.5    16,647.5
------------------------------------------------------------
Amounts withheld or retained by Company as agent or trustee       364.0       897.6
------------------------------------------------------------
Funds held under reinsurance treaties                             796.9       795.8
------------------------------------------------------------
Asset valuation reserve                                           490.9       484.5
------------------------------------------------------------
Interest maintenance reserve                                       72.3       159.7
------------------------------------------------------------
Other liabilities                                                 627.0       504.5
------------------------------------------------------------
Short-term loan payable to parent company                         205.0       140.0
------------------------------------------------------------
Net transfers due from separate accounts                         (896.5)     (789.0)
------------------------------------------------------------
Separate account liabilities                                   46,105.1    36,907.0
------------------------------------------------------------  ---------   ---------
Total liabilities                                              76,538.2    68,058.2
------------------------------------------------------------

CAPITAL AND SURPLUS:
Common stock, $2.50 par value:
  Authorized, issued and outstanding shares -- 10 million
  (owned by Lincoln National Corporation)                          25.0        25.0
------------------------------------------------------------
Surplus notes due to Lincoln National Corporation               1,250.0     1,250.0
------------------------------------------------------------
Paid-in surplus                                                 1,942.6     1,930.1
------------------------------------------------------------
Unassigned surplus -- deficit                                    (691.1)     (640.6)
------------------------------------------------------------  ---------   ---------
Total capital and surplus                                       2,526.5     2,564.5
------------------------------------------------------------  ---------   ---------
Total liabilities and capital and surplus                     $79,064.7   $70,622.7
------------------------------------------------------------  =========   =========

See accompanying notes.                                                      S-1

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS -- STATUTORY BASIS

                                                              YEAR ENDED DECEMBER 31
                                                              1999        1998        1997
                                                              ---------   ---------   --------
                                                              (IN MILLIONS)
                                                              --------------------------------
PREMIUMS AND OTHER REVENUES:
Premiums and deposits                                         $ 7,273.6   $12,737.6   $5,589.0
------------------------------------------------------------
Net investment income                                           2,203.2     2,107.2    1,847.1
------------------------------------------------------------
Amortization of interest maintenance reserve                       29.1        26.4       41.5
------------------------------------------------------------
Commissions and expense allowances on reinsurance ceded           472.3       179.9       99.7
------------------------------------------------------------
Expense charges on deposit funds                                  146.5       134.6      119.3
------------------------------------------------------------
Separate account investment management and administration
service fees                                                      473.9       396.3      325.5
------------------------------------------------------------
Other income                                                       88.8        31.3       21.3
------------------------------------------------------------  ---------   ---------   --------
Total revenues                                                 10,687.4    15,613.3    8,043.4
------------------------------------------------------------

BENEFITS AND EXPENSES:
Benefits and settlement expenses                                8,504.9    13,964.1    4,522.1
------------------------------------------------------------
Underwriting, acquisition, insurance and other expenses         1,618.3     2,919.4    3,053.9
------------------------------------------------------------  ---------   ---------   --------
Total benefits and expenses                                    10,123.2    16,883.5    7,576.0
------------------------------------------------------------  ---------   ---------   --------
Gain (loss) from operations before dividends to
policyholders, income taxes and net realized gain on
investments                                                       564.2    (1,270.2)     467.4
------------------------------------------------------------
Dividends to policyholders                                         80.3        67.9       27.5
------------------------------------------------------------  ---------   ---------   --------
Gain (loss) from operations before federal income taxes and
net realized gain on investments                                  483.9    (1,338.1)     439.9
------------------------------------------------------------
Federal income taxes (credit)                                      85.4      (141.0)      78.3
------------------------------------------------------------  ---------   ---------   --------
Gain (loss) from operations before net realized gain on
investments                                                       398.5    (1,197.1)     361.6
------------------------------------------------------------
Net realized gain on investments, net of income tax expense
and excluding net transfers to the interest maintenance
reserve                                                           114.4        46.8       31.3
------------------------------------------------------------  ---------   ---------   --------
Net income (loss)                                             $   512.9   $(1,150.3)  $  392.9
------------------------------------------------------------  =========   =========   ========

See accompanying notes.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS -- STATUTORY BASIS

                                                              YEAR ENDED DECEMBER 31
                                                              1999       1998       1997
                                                              --------   --------   --------
                                                              (IN MILLIONS)
                                                              ------------------------------
Capital and surplus at beginning of year                      $2,564.5   $2,968.4   $1,868.0
------------------------------------------------------------

CAPITAL AND SURPLUS INCREASE (DECREASE):
Net income (loss)                                                512.9   (1,150.3)     392.9
------------------------------------------------------------
Difference in cost and admitted investment amounts              (101.9)    (304.8)     (36.2)
------------------------------------------------------------
Nonadmitted assets                                               (22.9)     (17.1)      (0.4)
------------------------------------------------------------
Regulatory liability for reinsurance                              26.0      (35.2)      (3.9)
------------------------------------------------------------
Gain on reinsurance of disability income business                 71.8         --         --
------------------------------------------------------------
Life policy reserve valuation basis                                 --       (0.4)      (0.9)
------------------------------------------------------------
Asset valuation reserve                                           (6.4)     (34.5)     (36.9)
------------------------------------------------------------
Proceeds from surplus notes from shareholder                        --    1,250.0         --
------------------------------------------------------------
Paid-in surplus, including contribution of common stock of
affiliated company in 1997                                        12.5      108.4      938.4
------------------------------------------------------------
Separate account receivable due to change in valuation              --         --       (2.6)
------------------------------------------------------------
Dividends to shareholder                                        (530.0)    (220.0)    (150.0)
------------------------------------------------------------  --------   --------   --------
Capital and surplus at end of year                            $2,526.5   $2,564.5   $2,968.4
------------------------------------------------------------  ========   ========   ========

See accompanying notes.                                                      S-3

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

STATEMENTS OF CASH FLOWS -- STATUTORY BASIS

                                                              YEAR ENDED DECEMBER 31
                                                              1999        1998         1997
                                                              ---------   ----------   ---------
                                                              (IN MILLIONS)
                                                              ----------------------------------
OPERATING ACTIVITIES
Premiums, policy proceeds and other considerations received   $ 7,671.1   $ 13,495.2   $ 6,364.3
------------------------------------------------------------
Allowances and reserve adjustments paid on reinsurance ceded      (19.9)      (632.4)     (649.2)
------------------------------------------------------------
Investment income received                                      2,168.6      2,003.9     1,798.8
------------------------------------------------------------
Separate account investment management and administration
service fees                                                      470.6        396.3       325.5
------------------------------------------------------------
Benefits paid                                                  (8,699.4)    (7,395.8)   (5,345.2)
------------------------------------------------------------
Insurance expenses paid                                        (1,734.5)    (2,909.7)   (3,193.0)
------------------------------------------------------------
Proceeds related to sale of disability income business             71.8           --          --
------------------------------------------------------------
Federal income taxes recovered (paid)                             (81.2)        84.2       (87.0)
------------------------------------------------------------
Dividends to policyholders                                        (82.8)       (12.9)      (28.4)
------------------------------------------------------------
Other income received and expenses paid, net                      252.1        207.0        (8.7)
------------------------------------------------------------  ---------   ----------   ---------
Net cash provided by (used in) operating activities                16.4      5,235.8      (822.9)
------------------------------------------------------------

INVESTING ACTIVITIES
Sale, maturity or repayment of investments                      6,557.7     10,926.5    12,142.6
------------------------------------------------------------
Purchase of investments                                        (5,940.8)   (16,950.0)  (10,345.0)
------------------------------------------------------------
Other sources (uses) including reinsured policy loans            (497.0)      (778.3)      529.1
------------------------------------------------------------  ---------   ----------   ---------
Net cash provided by (used in) investing activities               119.9     (6,801.8)    2,326.7
------------------------------------------------------------

FINANCING ACTIVITIES
Surplus paid-in                                                    12.5        108.4          --
------------------------------------------------------------
Proceeds from surplus notes from shareholder                         --      1,250.0          --
------------------------------------------------------------
Proceeds from borrowings from shareholder                         205.0        140.0       120.0
------------------------------------------------------------
Repayment of borrowings from shareholder                         (140.0)      (120.0)     (100.0)
------------------------------------------------------------
Dividends paid to shareholder                                    (530.0)      (220.0)     (150.0)
------------------------------------------------------------  ---------   ----------   ---------
Net cash provided by (used in) financing activities              (452.5)     1,158.4      (130.0)
------------------------------------------------------------  ---------   ----------   ---------
Net increase (decrease) in cash and short-term investments       (316.2)      (407.6)    1,373.8
------------------------------------------------------------
Cash and short-term investments at beginning of year            1,725.4      2,133.0       759.2
------------------------------------------------------------  ---------   ----------   ---------
Cash and short-term investments at end of year                $ 1,409.2   $  1,725.4   $ 2,133.0
------------------------------------------------------------  =========   ==========   =========

See accompanying notes.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

    ORGANIZATION AND OPERATIONS
    The Lincoln National Life Insurance Company (the "Company") is a wholly owned subsidiary of Lincoln National Corporation ("LNC") and is domiciled in Indiana. As of December 31, 1999, the Company owned 100% of the outstanding common stock of four insurance company subsidiaries and four non-insurance subsidiaries. The Company also owned 85% of the common stock of an Internet distributor of variable annuities.

    The Company's principal businesses consist of underwriting annuities, deposit-type contracts and life and health insurance through multiple distribution channels and the reinsurance of individual and group life and health business. The Company is licensed and sells its products in 49 states, Canada and several U.S. territories.

    USE OF ESTIMATES
    The nature of the insurance and investment management businesses requires management to make estimates and assumptions that affect the amounts reported in the statutory-basis financial statements and accompanying notes. Actual results could differ from those estimates.

    BASIS OF PRESENTATION
    The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Indiana Department of Insurance ("Insurance Department"), which practices differ from accounting principles generally accepted in the United States ("GAAP"). The more significant variances from GAAP are as follows:

    INVESTMENTS
    Bonds and preferred stocks are reported at cost or amortized cost or fair value based on their National Association of Insurance Commissioners ("NAIC") rating. For GAAP, the Company's bonds and preferred stocks are classified as available-for-sale and, accordingly, are reported at fair value with changes in the fair values reported directly in shareholder's equity after adjustments for related amortization of deferred acquisition costs, additional policyholder commitments and deferred income taxes.

    Investments in real estate are reported net of related obligations rather than on a gross basis. Real estate owned and occupied by the Company is classified as a real estate investment rather than reported as an operating asset, and investment income and operating expenses include rent for the Company's occupancy of those properties. Changes between cost and admitted asset investment amounts are credited or charged directly to unassigned surplus rather than to a separate surplus account.

    Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the individual security sold. The net deferral is reported as the interest maintenance reserve ("IMR") in the accompanying balance sheets. Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. The asset valuation reserve ("AVR") is determined by a NAIC prescribed formula and is reported as a liability rather than unassigned surplus. Under GAAP, realized capital gains and losses are reported in the income statement on a pre-tax basis in the period in which the asset giving rise to the gain or loss is sold and writedowns are provided when there has been a decline in value deemed other than temporary, in which case, the provision for such declines are charged to income.

    SUBSIDIARIES
    The accounts and operations of the Company's subsidiaries are not consolidated with the accounts and operations of the Company as would be required by GAAP. Under statutory accounting principles, the Company's insurance subsidiaries are carried at their statutory-basis net equity and the non-insurance subsidiaries are carried at their GAAP-basis net equity, adjusted for certain items which would be non-admitted under statutory accounting principles. Both insurance subsidiaries and non-insurance subsidiaries are presented in the balance sheet as investments in affiliated common stocks.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (CONTINUED)
    POLICY ACQUISITION COSTS
    The costs of acquiring and renewing business are expensed when incurred. Under GAAP, acquisition costs related to traditional life insurance, to the extent recoverable from future policy revenues, are deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves. For universal life insurance, annuity and other investment-type products, deferred policy acquisition costs, to the extent recoverable from future gross profits, are amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality and expense margins.

    NONADMITTED ASSETS
    Certain assets designated as "nonadmitted," principally furniture and equipment and certain receivables, are excluded from the accompanying balance sheets and are charged directly to unassigned surplus.

    PREMIUMS
    Revenues for universal life policies consist of the entire premium received. Under GAAP, premiums received in excess of policy charges are not recognized as premium revenue.

    Premiums and deposits with respect to annuity and other investment-type contracts are reported as premium revenues; whereas, under GAAP, such premiums and deposits are treated as liabilities and policy charges represent revenues.

    BENEFIT RESERVES
    Certain policy reserves are calculated based on statutorily required interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under GAAP.

    Death benefits paid, policy and contract withdrawals, and the change in policy reserves on universal life policies, annuity and other investment-type contracts are reported as benefits and settlement expenses in the accompanying statements of income; whereas, under GAAP, withdrawals are treated as a reduction of the policy or contract liabilities and benefits represent the excess of benefits paid over the policy account value and interest credited to the account values.

    REINSURANCE
    Premiums, claims and policy benefits and contract liabilities are reported in the accompanying financial statements net of reinsurance amounts. For GAAP, all assets and liabilities related to reinsurance ceded contracts are reported on a gross basis.

    A liability for reinsurance balances has been provided for unsecured policy and contract liabilities and unearned premiums ceded to reinsurers not authorized by the Insurance Department to assume such business. Changes to those amounts are credited or charged directly to unassigned surplus. Under GAAP, an allowance for amounts deemed uncollectible is established through a charge to income.

    Commissions on business ceded are reported as income when received rather than deferred and amortized with deferred policy acquisition costs. Business assumed under 100% indemnity reinsurance agreements is accounted for as a purchase for GAAP reporting purposes and the ceding commission represents the purchase price. Under purchase accounting, assets acquired and liabilities assumed are reported at fair value at the date of the transaction and the excess of the purchase price over the sum of the amounts assigned to assets acquired less liabilities assumed is recorded as goodwill. On a statutory-basis, the ceding commission is expensed when paid and reinsurance premiums and benefits are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

    Certain reinsurance contracts meeting risk transfer requirements under statutory-basis accounting practices have been accounted for using traditional reinsurance accounting; whereas, such contracts are accounted for using deposit accounting under GAAP.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (CONTINUED)
    INCOME TAXES
    Deferred income taxes are not provided for differences between financial statement amounts and tax bases of assets and liabilities.

    POLICYHOLDER DIVIDENDS
    Policyholder dividends are recognized when declared rather than over the term of the related policies.

    SURPLUS NOTES DUE TO LNC
    Surplus notes due to LNC are reported as surplus rather than as liabilities. On a statutory-basis, interest on surplus notes is not accrued until approval is received from the Indiana Insurance Commissioner; whereas, under GAAP, interest would be accrued periodically based on the outstanding principal and the interest rate.

    STATEMENTS OF CASH FLOWS
    Cash and short-term investments in the statements of cash flows represent cash balances and investments with initial maturities of one year or less. Under GAAP, the corresponding captions of cash and cash equivalents include cash balances and investments with initial maturities of three months or less.

    A reconciliation of the Company's net income (loss) and capital and surplus determined on a statutory-basis with amounts determined in accordance with GAAP is as follows:

                                              CAPITAL AND SURPLUS             NET INCOME (LOSS)
                                              ----------------------------------------------------------------------
                                              DECEMBER 31                     YEAR ENDED DECEMBER 31
                                              1999            1998            1999            1998            1997
                                              ----------------------------------------------------------------------
                                              (IN MILLIONS)
                                              ----------------------------------------------------------------------
   Amounts reported on a statutory-basis      $ 2,526.5       $ 2,564.5       $   512.9       $(1,150.3)      $392.9
   -----------------------------------------
   GAAP adjustments:
     Deferred policy acquisition costs,
       present value of future profits and
       non-admitted goodwill                    3,628.2         3,085.2           135.0            48.5        (98.9)
      --------------------------------------
     Policy and contract reserves              (1,943.1)       (2,299.9)          (97.9)        1,743.4        (48.6)
      --------------------------------------
     Interest maintenance reserve                  72.3           159.7           (86.6)           24.4         58.7
      --------------------------------------
     Deferred income taxes                        244.5           181.6          (117.4)         (218.6)        70.3
      --------------------------------------
     Policyholders' share of earnings and
       surplus on participating business         (122.7)         (132.8)           (1.8)            3.2          5.3
      --------------------------------------
     Asset valuation reserve                      490.9           484.5              --              --           --
      --------------------------------------
     Net realized gain (loss) on investments     (186.4)         (174.1)          (32.4)         (116.7)       (20.4)
      --------------------------------------
     Unrealized gain (loss) on investments       (555.2)        1,335.1              --              --           --
      --------------------------------------
     Nonadmitted assets, including
       nonadmitted investments                    139.6           119.1              --              --           --
      --------------------------------------
     Investments in subsidiary companies          460.9           490.4            39.1            41.3        (80.5)
      --------------------------------------
     Surplus notes and related interest        (1,250.0)       (1,251.5)            1.5            (1.5)          --
      --------------------------------------
     Other, net                                   (61.0)         (120.1)          129.8           103.6        (35.0)
      --------------------------------------  ---------       ---------       ---------       ---------       ------
   Net increase (decrease)                        918.0         1,877.2           (30.7)        1,627.6       (149.1)
   -----------------------------------------  ---------       ---------       ---------       ---------       ------
   Amounts on a GAAP basis                    $ 3,444.5       $ 4,441.7       $   482.2       $   477.3       $243.8
   -----------------------------------------  =========       =========       =========       =========       ======

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (CONTINUED)
    Other significant accounting practices are as follows:

    INVESTMENTS
    Bonds not backed by loans are principally stated at amortized cost and the discount or premium is amortized using the interest method.

    Mortgage-backed bonds are valued at amortized cost and income is recognized using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the securities is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the securities.

    Short-term investments include investments with maturities of less than one year at the date of acquisition. The carrying amounts for these investments approximate their fair values.

    Preferred stocks are reported at cost or amortized cost.

    Unaffiliated common stocks are reported at fair value as determined by the Securities Valuation Office of the NAIC and the related unrealized gains (losses) are reported in unassigned surplus without adjustment for federal income taxes.

    Policy loans are reported at unpaid balances.

    The Company uses various derivative instruments as part of its overall liability-asset management program for certain investments and life insurance and annuity products. The Company values all derivative instruments on a basis consistent with that of the hedged item. Upon termination, gains and losses on those instruments are included in the carrying values of the underlying hedged items or deferred in IMR, where applicable, and are amortized over the remaining lives of the hedged items as adjustments to investment income. Any unamortized gains or losses are recognized when the underlying hedged items are sold. The premiums paid for interest rate caps and swaptions are deferred and amortized to net investment income on a straight-line basis over the term of the respective derivative.

    Hedge accounting is applied as indicated above after the Company determines that the items to be hedged expose the Company to interest rate fluctuations, the widening of bond yield spreads over comparable maturity U.S. government obligations and foreign exchange risk. Moreover, the derivatives used are designated as a hedge and reduce the indicated risk by having a high correlation between changes in the value of the derivatives and the items being hedged at both the inception of the hedge and throughout the hedge period. Should such criteria not be met or if the hedged items are sold, terminated or matured, the change in value of the derivatives is included in net income.

    Mortgage loans on real estate are reported at unpaid balances, less allowances for impairments. Real estate is reported at depreciated cost.

    Realized investment gains and losses on investments sold are determined using the specific identification method. Changes in admitted asset carrying amounts of bonds, mortgage loans and common and preferred stocks are credited or charged directly in unassigned surplus.

    LOANED SECURITIES
    Securities loaned are treated as collateralized financing transactions and a liability is recorded equal to the cash collateral received which is typically greater than the market value of the related securities loaned. In other instances, the Company will hold as collateral securities with a market value at least equal to the securities loaned. Securities held as collateral are not recorded in the Company's balance sheet in accordance with accounting guidance for secured borrowings and collateral. The Company's agreements with third parties generally contain contractual provisions to allow for additional collateral to be obtained when necessary. The Company values collateral daily and obtains additional collateral when deemed appropriate.

    GOODWILL
    Goodwill, which represents the excess, subject to certain limitations, of the ceding commission over statutory-basis net assets of business purchased

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (CONTINUED)
    under an assumption reinsurance agreement, is amortized on a straight-line basis over ten years.

    PREMIUMS
    Life insurance and annuity premiums are recognized as revenue when due. Accident and health premiums are earned pro rata over the contract term of the policies.

    BENEFITS
    Life, annuity and accident and health benefit reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed policy cash values or the amounts required by the Insurance Department. The Company waives deduction of deferred fractional premiums on the death of life and annuity policy insureds and returns any premium beyond the date of death, except for policies issued prior to March 1977. Surrender values on policies do not exceed the corresponding benefit reserves. Additional reserves are established when the results of cash flow testing under various interest rate scenerios indicate the need for such reserves. If net premiums exceed the gross premiums on any insurance in-force, additional reserves are established. Benefit reserves for policies underwritten on a substandard basis are determined using the multiple table reserve method.

    The tabular interest, tabular less actual reserves released and tabular cost have been determined by formula or from the basic data for such items. Tabular interest funds not involving life contingencies were determined using the actual interest credited to the funds plus the change in accrued interest.

    Liabilities related to guaranteed investment contracts and policyholder funds left on deposit with the Company generally are equal to fund balances less applicable surrender charges.

    CLAIMS AND CLAIM ADJUSTMENT EXPENSES
    Unpaid claims and claim adjustment expenses on accident and health policies represent the estimated ultimate net cost of all reported and unreported claims incurred during the year. The Company does not discount claims and claim adjustment expense reserves. The reserves for unpaid claims and claim adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in claim severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for claims and claim adjustment expenses are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

    REINSURANCE CEDED AND ASSUMED
    Reinsurance premiums, benefits and claims and claim adjustment expenses are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Certain business is transacted on a funds withheld basis and investment income on investments managed by the Company are reported in net investment income.

    PENSION BENEFITS
    Costs associated with the Company's defined benefit pension plans are systematically accrued during the expected period of active service of the covered employees.

    INCOME TAXES
    The Company and eligible subsidiaries have elected to file consolidated federal and state income tax returns with LNC and certain LNC subsidiaries. Pursuant to an intercompany tax sharing agreement with LNC, the Company provides for income taxes on a separate return filing basis. The tax sharing agreement also provides that the Company will receive benefit for net operating losses, capital losses and tax credits which are not usable on a separate return basis to the extent such items may be utilized in the consolidated income tax returns of LNC.

    STOCK OPTIONS
    The Company recognizes compensation expense for its stock option incentive plans using the intrinsic value method of accounting. Under the terms of the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (CONTINUED)
    LNC's common stock at the grant date, or other measurement date, over the amount an employee or agent must pay to acquire the stock.

    ASSETS HELD IN SEPARATE ACCOUNTS AND LIABILITIES RELATED TO SEPARATE
    ACCOUNTS
    Separate account assets and liabilities reported in the accompanying balance sheets represent funds that are separately administered for variable life and variable annuity contracts and for which the contractholder, rather than the Company, bears the investment risk. Separate account assets are reported at fair value. The operations of the separate accounts are not included in the accompanying financial statements. Policy administration and investment management fees charged on separate account policyholder deposits are included in income from separate account investment management and administration service fees. Mortality charges on variable universal life contracts are included in income from expense charges on deposit funds. Fees charged relative to variable annuity and variable universal life administration agreements for separate account products sold by other insurance companies and not recorded on the Company's financial statements are included in income from separate account investment management and administration service fees.

2.  PERMITTED STATUTORY ACCOUNTING PRACTICES
    The Company's statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by the Insurance Department. "Prescribed" statutory accounting practices are interspersed throughout state insurance laws and regulations, the NAIC's ACCOUNTING PRACTICES AND PROCEDURES MANUAL and a variety of other NAIC publications. "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state and may change in the future.

    In 1998, the NAIC adopted codified statutory accounting principles ("Codification") effective January 1, 2001. Codification will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements. Codification will require adoption by the various states before it becomes the prescribed statutory-basis of accounting for insurance companies domesticated within those states. Accordingly, before Codification becomes effective for the Company, the state of Indiana must adopt Codification as the prescribed basis of accounting on which domestic insurers must report their statutory-basis results to the Insurance Department. At this time, it is anticipated that Indiana will adopt Codification, however, based on current guidance, management believes that the impact of Codification will not be material to the Company's statutory-basis financial statements.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS
    The major categories of net investment income are as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                                 1999           1998           1997
                                                                 --------------------------------------
                                                                 (IN MILLIONS)
                                                                 --------------------------------------
   Income:
     Bonds                                                       $1,840.6       $1,714.3       $1,524.4
   ------------------------------------------------------------
     Preferred stocks                                                20.3           19.7           23.5
   ------------------------------------------------------------
     Unaffiliated common stocks                                       6.3           10.6            8.3
   ------------------------------------------------------------
     Affiliated common stocks                                         7.8            5.2           15.0
   ------------------------------------------------------------
     Mortgage loans on real estate                                  321.0          323.6          257.2
   ------------------------------------------------------------
     Real estate                                                     57.8           81.4           92.2
   ------------------------------------------------------------
     Policy loans                                                   101.7           86.5           37.5
   ------------------------------------------------------------
     Other investments                                               50.6           26.5           28.2
   ------------------------------------------------------------
     Cash and short-term investments                                 95.9          104.7           70.3
   ------------------------------------------------------------  --------       --------       --------
   Total investment income                                        2,502.0        2,372.5        2,056.6
   ------------------------------------------------------------
   Expenses:
     Depreciation                                                    14.4           19.3           21.0
   ------------------------------------------------------------
     Other                                                          284.4          246.0          188.5
   ------------------------------------------------------------  --------       --------       --------
   Total investment expenses                                        298.8          265.3          209.5
   ------------------------------------------------------------  --------       --------       --------
   Net investment income                                         $2,203.2       $2,107.2       $1,847.1
   ------------------------------------------------------------  ========       ========       ========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS (CONTINUED)
    The cost or amortized cost, gross unrealized gains and losses and the fair value of investments in bonds are summarized as follows:

                                                        COST OR         GROSS            GROSS
                                                        AMORTIZED       UNREALIZED       UNREALIZED       FAIR
                                                        COST            GAINS            LOSSES           VALUE
                                                        -----------------------------------------------------------
                                                        (IN MILLIONS)
                                                        -----------------------------------------------------------
   At December 31, 1999:
     Corporate                                          $17,758.4        $  229.6          $763.0         $17,225.0
      ------------------------------------------------
     U.S. government                                        316.8            29.6            21.5             324.9
      ------------------------------------------------
     Foreign government                                     984.5            49.8            39.9             994.4
      ------------------------------------------------
     Mortgage-backed                                      3,913.7            46.2           139.0           3,820.9
      ------------------------------------------------
     State and municipal                                     11.6              --              .5              11.1
      ------------------------------------------------  ---------        --------          ------         ---------
                                                        $22,985.0        $  355.2          $963.9         $22,376.3
                                                        =========        ========          ======         =========

   At December 31, 1998:
     Corporate                                          $17,658.4        $1,159.8          $148.2         $18,670.0
      ------------------------------------------------
     U.S. government                                        900.7            88.8             3.4             986.1
      ------------------------------------------------
     Foreign government                                     947.8            59.9            61.2             946.5
      ------------------------------------------------
     Mortgage-backed                                      4,312.1           171.6            33.4           4,450.3
      ------------------------------------------------
     State and municipal                                     11.9              .7              --              12.6
      ------------------------------------------------  ---------        --------          ------         ---------
                                                        $23,830.9        $1,480.8          $246.2         $25,065.5
                                                        =========        ========          ======         =========

    The carrying amounts of bonds in the balance sheets at December 31, 1999 and 1998 reflect adjustments of $38,900,000 and $11,800,000, respectively, to decrease amortized cost as a result of the Securities Valuation Office of the NAIC ("SVO") designating certain investments as in or near default.

    A summary of the cost or amortized cost and fair value of investments in bonds at December 31, 1999, by contractual maturity, is as follows:

                                                                 COST OR
                                                                 AMORTIZED       FAIR
                                                                 COST            VALUE
                                                                 -------------------------
                                                                 (IN MILLIONS)
                                                                 -------------------------
   Maturity:
     In 2000                                                     $   598.0       $   599.2
   ------------------------------------------------------------
     In 2001-2004                                                  4,359.8         4,313.4
   ------------------------------------------------------------
     In 2005-2009                                                  6,636.0         6,392.9
   ------------------------------------------------------------
     After 2009                                                    7,477.5         7,249.9
   ------------------------------------------------------------
     Mortgage-backed securities                                    3,913.7         3,820.9
   ------------------------------------------------------------  ---------       ---------
   Total                                                         $22,985.0       $22,376.3
   ------------------------------------------------------------  =========       =========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS (CONTINUED)
    The expected maturities may differ from the contractual maturities in the foregoing table because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

    Proceeds from sales of investments in bonds during 1999, 1998 and 1997 were $5,351,400,000, $9,395,000,000 and
    $9,715,000,000, respectively. Gross gains during 1999, 1998 and 1997 of $95,400,000, $186,300,000 and $218,100,000,
    respectively, and gross losses of $195,500,000, $138,000,000 and $78,000,000, respectively, were realized on those sales.

    At December 31, 1999 and 1998, investments in bonds, with an admitted asset value of $116,500,000 and $97,800,000, respectively, were on deposit with state insurance departments to satisfy regulatory requirements.

    Unrealized gains and losses on investments in unaffiliated common stocks are reported directly in unassigned surplus and are not reported in the statutory-basis Statements of Operations. The cost or amortized cost, gross unrealized gains and losses and the fair value of investments in unaffiliated common stocks and preferred stocks are as follows:

                                             COST OR    GROSS       GROSS
                                             AMORTIZED  UNREALIZED  UNREALIZED  FAIR
                                             COST       GAINS       LOSSES      VALUE
                                             -----------------------------------------
                                             (IN MILLIONS)
                                             -----------------------------------------
   At December 31, 1999:
     Preferred stocks                         $253.8      $ 1.3       $31.5     $223.6
   ----------------------------------------
     Unaffiliated common stocks                150.4       34.2        17.7      166.9
   ----------------------------------------
   At December 31, 1998:
     Preferred stocks                         $236.0      $ 8.9       $ 2.4     $242.5
   ----------------------------------------
     Unaffiliated common stocks                223.3       62.0        26.0      259.3
   ----------------------------------------

    The carrying amount of preferred stocks in the balance sheets at December 31, 1999 and 1998 reflects adjustments of $4,100,000 and $5,800,000, respectively, to decrease amortized cost as a result of the SVO designating certain investments as low or lower quality.

    During 1999, the minimum and maximum lending rates for mortgage loans were 6.5% and 11.5%, respectively. At the issuance of a loan, the percentage of loan to value on any one loan does not exceed 75%. All properties covered by mortgage loans have fire insurance at least equal to the excess of the loan over the maximum loan that would be allowed on the land without the building.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS (CONTINUED)
    Components of the Company's investments in real estate are summarized as follows:

                                                                 DECEMBER 31
                                                                 1999         1998
                                                                 -------------------
                                                                 (IN MILLIONS)
                                                                 -------------------
   Occupied by the Company:
     Land                                                        $  2.5       $  2.5
   ------------------------------------------------------------
     Buildings                                                     11.1          9.0
   ------------------------------------------------------------
     Less accumulated depreciation                                 (2.2)        (1.7)
   ------------------------------------------------------------  ------       ------
   Net real estate occupied by the Company                         11.4          9.8
   ------------------------------------------------------------
   Other:
     Land                                                          46.2         93.2
   ------------------------------------------------------------
     Buildings                                                    226.8        413.0
   ------------------------------------------------------------
     Other                                                          4.7          7.9
   ------------------------------------------------------------
     Less accumulated depreciation                                (35.1)       (50.1)
   ------------------------------------------------------------  ------       ------
   Net other real estate                                          242.6        464.0
   ------------------------------------------------------------  ------       ------
   Net real estate                                               $254.0       $473.8
   ------------------------------------------------------------  ======       ======

    Net realized capital gains are reported net of federal income taxes and amounts transferred to the IMR as follows:

                                                                 1999         1998         1997
                                                                 --------------------------------
                                                                 (IN MILLIONS)
                                                                 --------------------------------
   Net realized capital gains                                    $ 20.8       $179.7       $209.3
   ------------------------------------------------------------
   Less amount transferred to IMR (net of related taxes
   (credits) of ($31.4), $27.3 and $54.0 in 1999, 1998 and
   1997, respectively)                                            (58.3)        50.8        100.2
   ------------------------------------------------------------  ------       ------       ------
                                                                   79.1        128.9        109.1
   Less federal income taxes (credits) on realized gains          (35.3)        82.1         77.8
   ------------------------------------------------------------  ------       ------       ------
   Net realized capital gains after transfer to IMR and taxes
   (credits)                                                     $114.4       $ 46.8       $ 31.3
   ------------------------------------------------------------  ======       ======       ======

4.  SUBSIDIARIES
    The Company owns 100% of the outstanding common stock of four insurance company subsidiaries: First Penn-Pacific Life Insurance Company ("First Penn"), Lincoln National Health & Casualty Insurance Company ("LNH&C"), Lincoln National Reassurance Company ("LNRAC") and Lincoln Life & Annuity Company of New York ("LNY"). The Company also owns 100% of the outstanding common stock of four non-insurance company subsidiaries: Lincoln National Insurance Associates ("LNIA"), Sagemark Consulting, Inc. ("Sagemark"), Wakefield Tower Alpha Limited ("Wakefield"), and Lincoln Realty Capital

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

4.  SUBSIDIARIES (CONTINUED)
    Corporation ("LRCC"). The Company also owns 85% of one non-insurance company subsidiary, AnnuityNet, Inc.
    (AnnuityNet). Statutory-basis financial information related to the insurance subsidiaries is summarized as follows (in millions):

                                                              DECEMBER 31, 1999
                                                              ----------------------------------
                                                              FIRST
                                                              PENN      LNH&C   LNRAC   LNY
                                                              ----------------------------------
   Cash and invested assets                                   $1,318.7  $434.6  $443.6  $1,888.6
   ---------------------------------------------------------
   Other assets                                                   40.6   55.5    492.6     403.1
   ---------------------------------------------------------  --------  ------  ------  --------
   Total admitted assets                                      $1,359.3  $490.1  $936.2  $2,291.7
   ---------------------------------------------------------  ========  ======  ======  ========

   Insurance reserves                                         $1,242.2  $394.4  $261.4  $1,802.4
   ---------------------------------------------------------
   Other liabilities                                              44.3   27.9    614.4      25.6
   ---------------------------------------------------------
   Liabilities related to separate accounts                         --     --       --     328.8
   ---------------------------------------------------------
   Capital and surplus                                            72.8   67.8     60.4     134.9
   ---------------------------------------------------------  --------  ------  ------  --------
   Total liabilities and capital and surplus                  $1,359.3  $490.1  $936.2  $2,291.7
   ---------------------------------------------------------  ========  ======  ======  ========

                                                                YEAR ENDED DECEMBER 31, 1999
                                                                -----------------------------------------------
                                                                FIRST
                                                                PENN         LNH&C        LNRAC        LNY
                                                                -----------------------------------------------
   Revenues                                                     $332.7       $263.3       $ 88.4       $  313.3
   -----------------------------------------------------------
   Expenses                                                      329.0       346.9          75.4          291.4
   -----------------------------------------------------------
   Net realized gains (losses)                                      --          --            .2           (2.0)
   -----------------------------------------------------------  ------       ------       ------       --------
   Net income (loss)                                            $  3.7       $(83.6)      $ 13.2       $   19.9
   -----------------------------------------------------------  ======       ======       ======       ========

                                                               DECEMBER 31, 1998
                                                               ----------------------------------
                                                               FIRST
                                                               PENN      LNH&C   LNRAC   LNY
                                                               ----------------------------------
   Cash and invested assets                                    $1,221.1  $333.9  $403.6  $1,938.0
   ----------------------------------------------------------
   Other assets                                                    40.3   31.3   490.0      270.2
   ----------------------------------------------------------  --------  ------  ------  --------
   Total admitted assets                                       $1,261.4  $365.2  $893.6  $2,208.2
   ----------------------------------------------------------  ========  ======  ======  ========

   Insurance reserves                                          $1,149.8  $266.3  $281.8  $1,814.5
   ----------------------------------------------------------
   Other liabilities                                               42.0   24.0   553.7       45.1
   ----------------------------------------------------------
   Liabilities related to separate accounts                          --     --      --      236.9
   ----------------------------------------------------------
   Capital and surplus                                             69.6   74.9    58.1      111.7
   ----------------------------------------------------------  --------  ------  ------  --------
   Total liabilities and capital and surplus                   $1,261.4  $365.2  $893.6  $2,208.2
   ----------------------------------------------------------  ========  ======  ======  ========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

4.  SUBSIDIARIES (CONTINUED)

                                                                YEAR ENDED DECEMBER 31, 1998
                                                                ---------------------------------
                                                                FIRST
                                                                PENN    LNH&C    LNRAC   LNY
                                                                ---------------------------------
   Revenues                                                     $310.4  $ 165.0  $150.3  $1,402.6
   -----------------------------------------------------------
   Expenses                                                      310.6    164.4  139.5    1,656.1
   -----------------------------------------------------------
   Net realized gains (losses)                                    (0.3)     0.9   (0.1)      (0.7)
   -----------------------------------------------------------  ------  -------  ------  --------
   Net income (loss)                                            $ (0.5) $   1.5  $10.7   $ (254.2)
   -----------------------------------------------------------  ======  =======  ======  ========

    AnnuityNet was formed in 1998 for the distribution of variable annuities over the Internet and is valued on the equity method (at 85% of GAAP equity) with an admitted asset value of $2,400,000 at December 31, 1999. LNIA was purchased in 1998 for $600,000 and is valued on the equity method with an admitted asset value of $800,000 at December 31, 1999. Sagemark is a broker dealer and was acquired in connection with a reinsurance transaction completed in 1998. Sagemark is valued on the equity method with an admitted asset value of $6,400,000 at December 31, 1999. Wakefield was formed in 1999 to engage in the ownership and management of investments and is valued on the equity method with an admitted asset value of $248,300,000. Wakefield's assets as of December 31, 1999 consist entirely of investments in bonds. LRCC was formed in 1999 to engage in the management of certain real estate investments. It was capitalized with cash and three real estate investments of $12,700,000 and is valued on the equity method with an admitted asset value of $10,900,000.

    The carrying value of all affiliated common stocks, was $604,700,000 and $322,100,000 at December 31, 1999 and 1998,
    respectively. The insurance affiliates are carried at statutory-basis net equity while other affiliates are recorded at GAAP-basis net equity, adjusted for certain items which would be non-admitted under statutory accounting principles. The cost basis of investments in subsidiaries as of December 31, 1999 and 1998 was $970,700,000 and
    $631,100,000, respectively.

    During 1999, 1998 and 1997 the Company's insurance subsidiaries paid dividends of $5,200,000, $5,200,000 and $15,000,000, respectively.

5.  FEDERAL INCOME TAXES
    The effective federal income tax rate in the accompanying Statements of Operations differs from the prevailing statutory tax rate principally due to tax-exempt investment income, dividends received tax deductions and differences between statutory accounting and tax return recognition relative to policy acquisition costs, policy and contract liabilities and reinsurance ceding commissions.

    In 1999, 1998 and 1997, federal income tax expense (benefit) incurred totaled $85,400,000, ($141,000,000) and
    $78,300,000, respectively. In 1999, capital losses of $151,700,000 were incurred, and carried back to recover taxes paid in prior years.

    The Company paid $45,300,000, $2,300,000 and $164,500,000 to
    LNC in 1999, 1998 and 1997, respectively, in federal income taxes.

    Under prior income tax law, one-half of the excess of a life insurance company's income from operations over its taxable investment income was not taxed, but was set aside in a special tax account designated as "Policyholders' Surplus." The Company has approximately $187,000,000 of untaxed "Policyholders' Surplus" on which no payment of federal

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

5.  FEDERAL INCOME TAXES (CONTINUED)
    income taxes will be required unless it is distributed as a dividend, or under other specified conditions. Barring the passage of unfavorable legislation, the Company does not believe that any significant portion of the account will be taxed in the foreseeable future and no related tax liability has been recognized. If the entire balance of the account became taxable under the current federal income tax rate, the tax would be approximately $65,500,000.

6.  SUPPLEMENTAL FINANCIAL DATA
    The balance sheet caption "Reinsurance recoverable" includes amounts recoverable from other insurers for claims paid by the Company. The balance sheet caption, "Future policy benefits and claims," and the balance sheet caption "Other policyholder funds" have been reduced for insurance ceded as follows:

                                                                 DECEMBER 31
                                                                 1999           1998
                                                                 -----------------------
                                                                 (IN MILLIONS)
                                                                 -----------------------
   Insurance ceded                                               $5,340.0       $4,081.8
   ------------------------------------------------------------
   Amounts recoverable from other insurers                           81.2           79.9
   ------------------------------------------------------------

    Reinsurance transactions, excluding assumption reinsurance, included in the income statement caption, "Premiums and deposits," are as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                                 1999           1998           1997
                                                                 ------------------------------------
                                                                 (IN MILLIONS)
                                                                 ------------------------------------
   Insurance assumed                                             $2,606.5       $9,018.9       $727.2
   ------------------------------------------------------------
   Insurance ceded                                                1,675.1          877.1        302.9
   ------------------------------------------------------------  --------       --------       ------
   Net amount included in premiums                               $  931.4       $8,141.8       $424.3
   ------------------------------------------------------------  ========       ========       ======

    The income statement caption, "Benefits and settlement expenses," is net of reinsurance recoveries of $2,609,000,000, $2,098,800,000 and $1,240,500,000 for 1999,
    1998 and 1997, respectively.

    Details underlying the balance sheet caption "Other policyholder funds" are as follows:

                                                                 DECEMBER 31
                                                                 1999            1998
                                                                 -------------------------
                                                                 (IN MILLIONS)
                                                                 -------------------------
   Premium deposit funds                                         $16,208.3       $16,285.2
   ------------------------------------------------------------
   Undistributed earnings on participating business                  346.9           348.4
   ------------------------------------------------------------
   Other                                                              34.3            13.9
   ------------------------------------------------------------  ---------       ---------
                                                                 $16,589.5       $16,647.5
                                                                 =========       =========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

6.  SUPPLEMENTAL FINANCIAL DATA (CONTINUED)
    Deferred and uncollected life insurance premiums and annuity considerations included in the balance sheet caption, "Premiums and fees in course of collection," are as follows:

                                                                 DECEMBER 31, 1999
                                                                 ---------------------------------
                                                                                           NET OF
                                                                 GROSS       LOADING       LOADING
                                                                 ---------------------------------
                                                                 (IN MILLIONS)
                                                                 ---------------------------------
   Ordinary new business                                         $10.8        $ 7.3         $ 3.5
   ------------------------------------------------------------
   Ordinary renewal                                               54.2          6.8          47.4
   ------------------------------------------------------------
   Group life                                                     13.7           .1          13.6
   ------------------------------------------------------------  -----        -----         -----
                                                                 $78.7        $14.2         $64.5
                                                                 =====        =====         =====

                                                                 DECEMBER 31, 1998
                                                                 ---------------------------------
                                                                                           NET OF
                                                                 GROSS       LOADING       LOADING
                                                                 ---------------------------------
                                                                 (IN MILLIONS)
                                                                 ---------------------------------
   Ordinary new business                                         $ 9.5        $ 3.4         $ 6.1
   ------------------------------------------------------------
   Ordinary renewal                                              (13.7)        11.3         (25.0)
   ------------------------------------------------------------
   Group life                                                     14.2           .2          14.0
   ------------------------------------------------------------  -----        -----         -----
                                                                 $10.0        $14.9         $(4.9)
                                                                 =====        =====         =====

7.  ANNUITY RESERVES
    At December 31, 1999, the Company's annuity reserves and deposit fund liabilities, including separate accounts, that are subject to discretionary withdrawal with adjustment, subject to discretionary withdrawal without adjustment and not subject to discretionary withdrawal provisions are summarized as follows:

                                                                 AMOUNT          PERCENT
                                                                 -----------------------
                                                                 (IN MILLIONS)
                                                                 -----------------------
   Subject to discretionary withdrawal with adjustment:
     With market value adjustment                                $ 2,427.7           4%
   ------------------------------------------------------------
     At book value, less surrender charge                          2,237.3           3
   ------------------------------------------------------------
     At market value                                              44,076.2          68
   ------------------------------------------------------------  ---------         ---
                                                                  48,741.2          75
   Subject to discretionary withdrawal without adjustment at
   book value with minimal or no charge or adjustment             13,486.5          21
   ------------------------------------------------------------
   Not subject to discretionary withdrawal                         2,622.4           4
   ------------------------------------------------------------  ---------         ---
   Total annuity reserves and deposit fund                        64,850.1         100%
   ------------------------------------------------------------                    ===
   Less reinsurance                                                1,548.0
   ------------------------------------------------------------  ---------
   Net annuity reserves and deposit fund liabilities, including
   separate accounts                                             $63,302.1
   ------------------------------------------------------------  =========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

8.  CAPITAL AND SURPLUS
    In 1998, the Company issued two surplus notes to LNC in return for cash of $1,250,000,000. The first note for $500,000,000 was issued to LNC in connection with the CIGNA Corporation ("CIGNA")indemnity reinsurance transaction on January 5, 1998. This note calls for the Company to pay the principal amount of the notes on or before March 31, 2028 and interest to be paid quarterly at an annual rate of 6.56%. Subject to approval by the Indiana Insurance Commissioner, LNC also has a right to redeem the note for immediate repayment in total or in part once per year on the anniversary date of the note, but not before January 5, 2003. Any payment of interest or repayment of principal may be paid only out of the Company's earnings, only if the Company's surplus exceeds specified levels ($2,315,700,000 at December 31, 1999), and subject to approval by the Indiana Insurance Commissioner.

    The second note for $750,000,000 was issued on December 18, 1998 to LNC in connection with the Aetna, Inc. ("Aetna") indemnity reinsurance transaction. This note calls for the Company to pay the principal amount of the notes on or before December 31, 2028 and interest to be paid quarterly at an annual rate of 6.03%. Subject to approval by the Indiana Insurance Commissioner, LNC also has a right to redeem the note for immediate repayment in total or in part once per year on the anniversary date of the note, but not before December 18, 2003. Any payment of interest or repayment of principal may be paid only out of the Company's earnings, only if the Company's surplus exceeds specified levels ($2,379,600,000 at December 31, 1999), and subject to approval by the Indiana Insurance Commissioner.

    A summary of the terms of these surplus notes follows (in millions):

                                                     PRINCIPAL                     INCEPTION       ACCRUED
                                                   OUTSTANDING AT                   TO DATE      INTEREST AT
                                     PRINCIPAL      DECEMBER 31,   CURRENT YEAR    INTEREST     DECEMBER 31,
  DATE ISSUED                      AMOUNT OF NOTE       1999       INTEREST PAID     PAID           1999
  -----------                      --------------  --------------  -------------  -----------  ---------------
  January 5, 1998                   $     500.0      $     500.0    $     32.8    $     65.1   $            --
  -------------------------------
  December 18, 1998                       750.0            750.0          46.7          46.7                --
  -------------------------------

    Life insurance companies are subject to certain Risk-Based Capital ("RBC") requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life insurance company is to be determined based on the various risk factors related to it. At December 31, 1999, the Company exceeds the RBC requirements.

    The payment of dividends by the Company is limited and cannot be made except from earned profits. The maximum amount of dividends that may be paid by life insurance companies without prior approval of the Indiana Insurance Commissioner is subject to restrictions relating to statutory surplus and net gain from operations. In January 1998, the Company assumed a block of individual life insurance and annuity business from CIGNA and in October 1998, the Company assumed a block of individual life insurance business from Aetna (SEE NOTE 10). The statutory accounting regulations do not allow goodwill to be recognized on indemnity reinsurance transactions and therefore, the related ceding commission was expensed in the accompanying Statement of Operations and resulted in the reduction of unassigned surplus. As a result of these transactions, the Company's statutory-basis unassigned surplus is negative as of December 31, 1999 and it will be necessary for the Company to obtain prior approval of the Indiana Insurance Commissioner before paying any dividends to LNC until such time as statutory-basis unassigned surplus is positive. The time frame for unassigned surplus to return to a positive position is dependent upon future statutory earnings and dividends paid to LNC. Although no assurance can be given, management believes that the approvals for the payment of such dividends in amounts consistent with those paid in the past can be obtained.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

9.  EMPLOYEE BENEFIT PLANS
    LNC maintains defined benefit pension plans for its employees (including Company employees) and a defined contribution plan for the Company's agents. LNC also maintains 401(k) plans, deferred compensation plans and postretirement medical and life insurance plans for its employees and agents (including the Company's employees and agents). Effective July 1, 1999, the agents' postretirement plan was changed to require agents retiring on or after that date to pay the full premium costs. This change to the plan resulted in a one-time curtailment gain of $1,400,000 in 1999. The aggregate expenses and accumulated obligations for the Company's portion of these plans are not material to the Company's statutory-basis financial Statements of Operations or financial position for any of the periods shown.

    LNC has various incentive plans for key employees, agents and directors of LNC and its subsidiaries that provide for the issuance of stock options, stock appreciation rights, restricted stock awards and stock incentive awards. These plans are comprised primarily of stock option incentive plans. Stock options granted under the stock option incentive plans are at the market value at the date of grants and, subject to termination of employment, expire ten years from the date of grant. Such options are transferable only upon death and are exercisable one year from the date of grant for options issued prior to 1992. Options issued subsequent to 1991 are exercisable in 25% increments on the option issuance anniversary in the four years following issuance.

    As of December 31, 1999, there were 2,072,087 and 1,397,005 shares of LNC common stock subject to options granted to Company employees and agents, respectively, under the stock option incentive plans of which 919,749 and 241,097, respectively, were exercisable on that date. The exercise prices of the outstanding options range from $12.50 to $56.75. During 1999, 1998 and 1997, there were 318,421, 136,469 and 170,789 options exercised, respectively, and 82,024, 18,288 and 1,846 options forfeited, respectively.

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES
    DISABILITY INCOME CLAIMS
    The liability for disability income claims net of the related asset for amounts recoverable from reinsurers at December 31, 1999 and 1998 is $221,600,000 and $670,100,000, respectively. This liability is based on the assumption that the recent experience will continue in the future. If incidence levels and/or claim termination rates fluctuate significantly from the assumptions underlying reserves, adjustments to reserves could be required in the future. Accordingly, this liability may prove to be deficient or excessive. The Company reviews reserve levels on an ongoing basis. However, it is management's opinion that such future development will not materially affect the financial position of the Company.

    During 1997, the Company conducted an in-depth review of loss experience on its disability income business. As a result of this study, the reserve level was deemed to be inadequate to meet future obligations if current incident levels were to continue in the future. In order to address this situation, the Company strengthened its disability income reserves by $80,000,000 in 1997.

    PERSONAL ACCIDENT PROGRAMS
    In the past, the Company and its wholly owned subsidiary, LNH&C, accepted personal accident reinsurance programs from other insurance companies. Most of these programs were presented by independent brokers who represented the ceding companies. Certain excess-of-loss personal accident reinsurance programs created in the London market during 1993 through 1996 have produced and have potential to produce significant losses. The liabilities for these programs, net of related assets recoverable from reinsurers, were $174,700,000 and $177,400,000 at December 31, 1999 and 1998, respectively.

    Settlement activities relating to the Company's participation in workers' compensation carve-out (i.e., life and health risks associated with workers' compensation coverage) programs managed by Unicover Managers, Inc. have allowed the Company to evaluate the possibility of settlements and to estimate its potential costs to settle Unicover-related exposures. As of December 31, 1999, a liability of $62,200,000 has been established for the

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) settlement of the Company's exposure to the Unicover programs.

    These amounts are based on various estimates that are subject to considerable uncertainty. Accordingly, the liabilities may prove to be deficient or excessive. However, it is management's opinion that future developments in these programs will not materially affect the financial position of the Company.

    HMO EXCESS-OF-LOSS REINSURANCE PROGRAMS
    In light of the continued volatility in the HMO excess-of-loss line of business, LNH&C discontinued writing new HMO excess-of-loss reinsurance programs in the third quarter of 1999. The liability for HMO claims, net of the related assets for amounts recoverable from reinsurers, was $101,900,000 and $55,900,000 at December 31, 1999 and 1998, respectively. LNH&C reviews reserve levels on an ongoing basis. The liability is based on the assumption that recent experience will continue in the future. If claims and loss ratios fluctuate significantly from the assumptions underlying the reserves, adjustments to reserves could be required in the future. Accordingly, the liability may prove to be deficient or excessive. However, it is management's opinion that such future developments will not materially affect the financial position of the Company.

    MARKETING AND COMPLIANCE MATTERS
    Regulators continue to focus on market conduct and compliance issues. Under certain circumstances, companies operating in the insurance and financial services markets have been held responsible for providing incomplete or misleading sales materials and for replacing existing policies with policies that were less advantageous to the policyholder. The Company's management continues to monitor the Company's sales materials and compliance procedures and is making an extensive effort to minimize any potential liability. Due to the uncertainty surrounding such matters, it is not possible to provide a meaningful estimate of the range of potential outcomes at this time; however, it is management's opinion that such future development will not materially affect the financial position of the Company.

    GROUP PENSION ANNUITIES
    The liabilities for guaranteed interest and group pension annuity contracts, which are no longer being sold by the Company, are supported by a single portfolio of assets that attempts to match the duration of these liabilities. Due to the long-term nature of group pension annuities and the resulting inability to exactly match cash flows, a risk exists that future cash flows from investments will not be reinvested at rates as high as currently earned by the portfolio. Accordingly, these liabilities may prove to be deficient or excessive. However, it is management's opinion that such future development will not materially affect the financial position of the Company.

    LEASES
    The Company leases its home office properties through sale-leaseback agreements. The agreements provide for a 25 year lease period with options to renew for six additional terms of five years each. The agreements also provide the Company with the right of first refusal to purchase the properties during the term of the lease, including renewal periods, at a price as defined in the agreements. The Company also has the option to purchase the leased properties at fair market value as defined in the agreements on the last day of the initial 25-year lease ending in 2009 or on the last day of any of the renewal periods.

    Total rental expense on operating leases in 1999, 1998 and 1997 was $38,900,000, $34,000,000 and $29,300,000, respectively. Future minimum rental commitments are as follows (in millions):

   2000                              $ 28.7
   --------------------------------
   2001                                28.8
   --------------------------------
   2002                                27.5
   --------------------------------
   2003                                26.2
   --------------------------------
   2004                                26.5
   --------------------------------
   Thereafter                         123.5
   --------------------------------  ------
                                     $261.2
                                     ======

    INFORMATION TECHNOLOGY COMMITMENT
    In February 1998, the Company signed a seven-year contract with IBM Global Services for information technology services for the Fort Wayne

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) operations. Total costs incurred in 1999 and 1998 were $67,400,000 and $54,800,000, respectively. Future minimum annual costs range from $33,600,000 to $56,800,000, however future costs are dependent on usage and could exceed these amounts.

    INSURANCE CEDED AND ASSUMED
    The Company cedes insurance to other companies, including certain affiliates. The portion of risks exceeding the Company's retention limit is reinsured with other insurers. The Company limits its maximum coverage that it retains on an individual to $10,000,000. Portions of the Company's deferred annuity business have also been coinsured with other companies to limit its exposure to interest rate risks. At December 31, 1999, the reserves associated with these reinsurance arrangements totaled $1,422,800,000. To cover products other than life insurance, the Company acquires other insurance coverages with retentions and limits that management believes are appropriate for the circumstances. The Company remains liable if its reinsurers are unable to meet their contractual obligations under the applicable reinsurance agreements.

    Proceeds from the sale of common stock of American States Financial Corporation ("American States") and proceeds from the January 5, 1998 surplus note, were used to finance an indemnity reinsurance transaction whereby the Company and LNY reinsured 100% of a block of individual life insurance and annuity business from CIGNA. The Company paid $1,264,400,000 to CIGNA on January 2, 1998 under the terms of the reinsurance agreement and recognized a ceding commission expense of $1,127,700,000 in 1998, which is included in the Statement of Operations line item "Underwriting, acquisition, insurance and other expenses." At the time of closing, this block of business had statutory liabilities of $4,780,300,000 that became the Company's obligation. The Company also received assets, measured on a historical statutory-basis, equal to the liabilities.

    In connection with the completion of the CIGNA reinsurance transaction, the Company recorded a charge of $31,000,000 to cover certain costs of integrating the existing operations with the new block of business.

    In 1999, the Company and CIGNA reached an agreement through arbitration on the final statutory-basis values of the assets and liabilities reinsured. As a result, the Company's ceding commission for this transaction was reduced by $58.6 million.

    Subsequent to this transaction, the Company and LNY announced that they had reached an agreement to sell the administration rights to a variable annuity portfolio that had been acquired as part of the block of business assumed on January 2, 1998. This sale closed on October 12, 1998 with an effective date of September 1, 1998.

    On October 1, 1998, the Company and LNY entered into an indemnity reinsurance transaction whereby the Company and LNY reinsured 100% of a block of individual life insurance business from Aetna. The Company paid $856,300,000 to Aetna on October 1, 1998 under the terms of the reinsurance agreement and recognized a ceding commission expense of $815,300,000 in 1998, which is included in the Statement of Operations line item "Underwriting, acquisition, insurance and other expenses." At the time of closing, this block of business had statutory liabilities of $2,813,800,000 that became the Company's obligation. The Company also received assets, measured on a historical statutory-basis, equal to the liabilities. The Company financed this reinsurance transaction with proceeds from short-term debt borrowings from LNC until the December 18, 1998 surplus note was approved by the Insurance Department. Subsequent to the Aetna transaction, the Company and LNY announced that they had reached an agreement to retrocede the sponsored life business assumed for $87,600,000. The retrocession agreement closed on October 14, 1998 with an effective date of October 1, 1998.

    On November 1, 1999, the Company closed its previously announced agreement to transfer a block of disability income business to MetLife. Under this indemnity reinsurance agreement, the Company transferred $490,800,000 of cash to MetLife representing the statutory reserves transferred on this business less $17,800,000 of purchase price consideration. A gain on the reinsurance transaction of $71,800,000 was recorded directly in unassigned

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) surplus and will be recognized in statutory earnings over the life of the business.

    The Company assumes insurance from other companies, including certain affiliates. At December 31, 1999, the Company provided $270,000,000 of statutory-basis surplus relief to other insurance companies under reinsurance transactions. The Company retroceded 100% of this accepted surplus relief to its off-shore reinsurance affiliates. Generally, such amounts are offset by corresponding receivables from the ceding company, which are secured by future profits on the reinsured business. However, the Company is subject to the risk that the ceding company may become insolvent and the right of offset would not be permitted.

    The regulatory required liability for unsecured reserves ceded to unauthorized reinsurers was $17,300,000 and $43,400,000 at December 31, 1999 and 1998, respectively.

    VULNERABILITY FROM CONCENTRATIONS
    At December 31, 1999, the Company did not have a material concentration of financial instruments in a single investee or industry. The Company's investments in mortgage loans principally involve commercial real estate. At December 31, 1999, 29% of such mortgages ($1,212,700,000) involved properties located in Texas and California. Such investments consist of first mortgage liens on completed income-producing properties and the mortgage outstanding on any individual property does not exceed $70,000,000.

    At December 31, 1999, the Company did not have a concentration of:
    1) business transactions with a particular customer, lender or distributor;
    2) revenues from a particular product or service; 3) sources of supply of labor or services used in the business; or 4) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a severe impact to the Company's financial condition.

    OTHER CONTINGENCY MATTERS
    The Company is involved in various pending or threatened legal proceedings arising from the conduct of business. Most of these proceedings are routine in the ordinary course of business. The Company maintains professional liability insurance coverage for certain claims in excess of $5,000,000. The degree of applicability of this coverage will depend on the specific facts of each proceeding. In some instances, these proceedings include claims for compensatory and punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief. After consultation with legal counsel and a review of available facts, it is management's opinion that the ultimate liability, if any, under these proceedings will not have a material adverse affect on the financial position of the Company.

    With the recent filing of a lawsuit alleging fraud in the sale of interest sensitive universal and whole life insurance policies, the Company now has several such actions pending. While each of these lawsuits seeks class action status, the court has not certified a class in any of them. In each of these lawsuits, plaintiffs seek unspecified damages and penalties for themselves and on behalf of the putative class. While relief sought in these lawsuits is substantial, they are in the discovery stages of litigation, and it is premature to make assessments about potential loss, if any. Management intends to defend these lawsuits vigorously. The amount of liability, if any, which may arise as a result of these lawsuits cannot be reasonably estimated at this time. In another lawsuit, a settlement has been preliminarily approved by the court, and a class has been conditionally certified for settlement purposes. Two other similar lawsuits previously have been resolved and dismissed.

    The number of insurance companies that are under regulatory supervision has resulted, and is expected to continue to result, in assessments by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated companies. Mandatory assessments may be partially recovered through a reduction in future premium taxes in some states. The Company has accrued for expected assessments net of estimated future premium tax deductions.

    GUARANTEES
    The Company has guarantees with off-balance-sheet risks whose contractual amounts represent

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) credit exposure. Outstanding guarantees with off-balance-sheet risks at December 31, 1999 relate to mortgage loan pass-through certificates. The Company has sold commercial mortgage loans through grantor trusts that issued pass-through certificates. The Company has agreed to repurchase any mortgage loans which remain delinquent for 90 days at a repurchase price substantially equal to the outstanding principal balance plus accrued interest thereon to the date of repurchase. The outstanding guarantees as of December 31, 1999 and 1998 were $25,900,000 and $30,900,000, respectively.
    It is management's opinion that the value of the properties underlying these commitments is sufficient that in the event of default the impact would not be material to the Company. Accordingly, both the carrying value and fair value of these guarantees is zero at December 31, 1999 and 1998.

    DERIVATIVES
    The Company has derivatives with off-balance-sheet risks whose notional or contract amounts exceed the credit exposure. The Company has entered into derivative transactions to reduce its exposure to fluctuations in interest rates, the widening of bond yield spreads over comparable maturity U.S. government obligations, commodity risk, credit risk and foreign exchange risks. In addition, the Company is subject to the risks associated with changes in the value of its derivatives; however, such changes in value generally are offset by changes in the value of the items being hedged by such contracts.

    Outstanding derivatives with off-balance-sheet risks, shown in notional or contract amounts along with their carrying value and estimated fair values, are as follows:

                                                                 ASSETS (LIABILITIES)
                                                                 ---------------------------------
                                             NOTIONAL OR         CARRYING  FAIR    CARRYING  FAIR
                                             CONTRACT AMOUNTS    VALUE     VALUE   VALUE     VALUE
                                             -----------------------------------------------------
                                             DECEMBER 31         DECEMBER 31       DECEMBER 31
                                             1999      1998      1999      1999    1998      1998
                                             -----------------------------------------------------
                                             (IN MILLIONS)
                                             -----------------------------------------------------
   Interest rate derivatives:
     Interest rate cap agreements            $2,508.8  $4,108.8   $ 5.2    $  3.2   $ 9.3    $  .9
          ---------------------------------
     Swaptions                                1,837.5   1,899.5    12.2      10.8    16.2      2.5
          ---------------------------------
     Interest rate swaps                        630.9     258.3      --     (19.5)     --      9.9
          ---------------------------------
     Put options                                 21.3      21.3      --       1.9      --      2.2
          ---------------------------------  --------  --------   -----    ------   -----    -----
                                              4,998.5   6,287.9    17.4      (3.6)   25.5     15.5
   Foreign currency derivatives:
     Forward contracts                             --       1.5      --        --      --       --
          ---------------------------------
     Foreign currency swaps                      44.2      47.2      --       (.4)     --       .3
          ---------------------------------  --------  --------   -----    ------   -----    -----
                                                 44.2      48.7      --       (.4)     --       .3
   Commodity derivatives:
     Commodity swaps                               --       8.1      --        --      --      2.4
          ---------------------------------  --------  --------   -----    ------   -----    -----
                                             $5,042.7  $6,344.7   $17.4    $ (4.0)  $25.5    $18.2
                                             ========  ========   =====    ======   =====    =====

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED)
    A reconciliation of the notional or contract amounts for the significant programs using derivative agreements and contracts at December 31 is as follows:

                                                            INTEREST RATE CAPS            SWAPTIONS
                                                            -----------------------------------------------------
                                                            1999           1998           1999           1998
                                                            -----------------------------------------------------
                                                            (IN MILLIONS)
                                                            -----------------------------------------------------
   Balance at beginning of year                             $4,108.8       $4,900.0       $1,899.5       $1,752.0
   -------------------------------------------------------
   New contracts                                                  --          708.8             --          218.3
   -------------------------------------------------------
   Terminations and maturities                              (1,600.0)      (1,500.0)         (62.0)         (70.8)
   -------------------------------------------------------  --------       --------       --------       --------
   Balance at end of year                                   $2,508.8       $4,108.8       $1,837.5       $1,899.5
   -------------------------------------------------------  ========       ========       ========       ========

                                                                      INTEREST RATE SWAPS
                                                                      -----------------------
                                                                      1999          1998
                                                                      -----------------------
   Balance at beginning of year                                       $ 258.3       $    10.0
   ------------------------------------------------------------
   New contracts                                                        482.4         2,226.6
   ------------------------------------------------------------
   Terminations and maturities                                         (109.8)       (1,978.3)
   ------------------------------------------------------------       -------       ---------
   Balance at end of year                                             $ 630.9       $   258.3
   ------------------------------------------------------------       =======       =========

                                                                                         COMMODITY
                                                                 PUT OPTIONS             SWAPS
                                                                 ----------------------------------------
                                                                 1999        1998        1999        1998
                                                                 ----------------------------------------
   Balance at beginning of year                                  $21.3       $  --       $ 8.1       $ --
   ------------------------------------------------------------
   New contracts                                                    --        21.3          --        8.1
   ------------------------------------------------------------
   Terminations and maturities                                      --          --        (8.1)        --
   ------------------------------------------------------------  -----       -----       -----       ----
   Balance at end of year                                        $21.3       $21.3       $  --       $8.1
   ------------------------------------------------------------  =====       =====       =====       ====

                                                                 FOREIGN CURRENCY DERIVATIVES
                                                                 (FOREIGN INVESTMENTS)
                                                                 -------------------------------------------
                                                                                           FOREIGN CURRENCY
                                                                                           SWAPS
                                                                 FOREIGN EXCHANGE
                                                                 -------------------------------------------
                                                                 FORWARD CONTRACTS
                                                                 1999        1998          1999        1998
                                                                 -------------------------------------------
                                                                 (IN MILLIONS)
                                                                 -------------------------------------------
   Balance at beginning of year                                  $ 1.5       $ 163.1       $47.2       $15.0
   ------------------------------------------------------------
   New contracts                                                   2.7         419.8          --        39.2
   ------------------------------------------------------------
   Terminations and maturities                                    (4.2)       (581.4)       (3.0)       (7.0)
   ------------------------------------------------------------  -----       -------       -----       -----
   Balance at end of year                                        $  --       $   1.5       $44.2       $47.2
   ------------------------------------------------------------  =====       =======       =====       =====

    INTEREST RATE CAP AGREEMENTS
    The interest rate cap agreements, which expire in 2000 through 2006, entitle the Company to receive quarterly payments from the counterparties on specified future reset dates, contingent on future interest rates. For each cap, the amount of such payments, if any, is determined by the excess of a market interest rate over a specified cap rate multiplied by the notional amount divided by four. The purpose of the Company's interest rate cap agreement program is to protect its annuity line of business from the effect of rising interest rates. The

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) premium paid for the interest rate caps is included in other investments (amortized costs of $5.2 million as of December 31, 1999) and is being amortized over the terms of the agreements. This amortization is included in net investment income.
    SWAPTIONS
    Swaptions, which expire in 2000 through 2003, entitle the Company to receive settlement payments from the counterparties on specified expiration dates, contingent on future interest rates. For each swaption, the amount of such settlement payments, if any, is determined by the present value of the difference between the fixed rate on a market rate swap and the strike rate multiplied by the notional amount. The purpose of the Company's swaption program is to protect its annuity line of business from the effect of rising interest rates. The premium paid for the swaptions is included in other investments (amortized cost of $12.2 million as of December 31, 1999) and is being amortized over the terms of the agreements. This amortization is included in net investment income.
    SPREAD LOCK AGREEMENTS
    Spread-lock agreements provide for a lump sum payment to or by the Company, depending on whether the spread between the swap rate and a specified government security is larger or smaller than a contractually specified spread. Cash payments are based on the product of the notional amount, the spread between the swap rate and the yield of an equivalent maturity government security and the price sensitivity of the swap at that time. The purpose of the Company's spread-lock program is to protect a portion of its fixed maturity securities against widening of spreads. While spreadlocks are used periodically, there are no spreadlock agreements outstanding at December 31, 1999.
    INTEREST RATE SWAP AGREEMENTS
    The Company uses interest rate swap agreements to hedge its exposure to floating rate bond coupon payments, replicating a fixed rate bond. An interest rate swap is a contractual agreement to exchange payments at one or more times based on the actual or expected price, level, performance or value of one or more underlying interest rates. The Company is required to pay the counterparty to the agreement the stream of variable interest payments based on the coupon payments hedged bonds, and in turn, receives a fixed payment from the counterparty at a predetermined interest rate. The net receipts/payments from interest rate swaps are recorded in net investment income. The Company also uses interest rate swap agreements to hedge its exposure to interest rate fluctuations related to the anticipated purchase of assets to support newly acquired blocks of business or to extend the duration of certain portfolios of assets. Once the assets are purchased the gains (losses) resulting from the termination of the swap agreements will be applied to the basis of the assets. The gains (losses) will be recognized in earnings over the life of the assets. The anticipated purchase of assets related to extending the duration of certain portfolios of assets is expected to be completed in 2000.
    PUT OPTIONS
    The Company uses put options, combined with various perpetual fixed income securities, and interest rate swaps to replicate fixed income, fixed maturity investments. The risk being hedged is a drop in bond prices due to credit concerns with international bond issuers. The put options allow the Company to put the bonds back to the counterparties at original par.
    FOREIGN CURRENCY DERIVATIVES
    The Company uses a combination of foreign exchange forward contracts and foreign currency swaps, which are traded over-the-counter, to hedge some of the foreign exchange risk of investments in fixed maturity securities denominated in foreign currencies. The foreign currency forward contracts obligate the Company to deliver a specified amount of currency at a future date at a specified exchange rate. A foreign currency swap is a contractual agreement to exchange the currencies of two different countries at a fixed rate of exchange in the future.
    COMMODITY SWAPS
    The Company used a commodity swap to hedge its exposure to fluctuations in the price of gold. A commodity swap is a contractual agreement to exchange a certain amount of a particular commodity for a fixed amount of cash. The Company owned a fixed income security that met its coupon

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

10. RESTRICTIONS, COMMITMENTS AND CONTINGENCIES (CONTINUED) payment obligations in gold bullion. The Company is obligated to pay to the counterparty the gold bullion, and in return, receives from the counterparty a stream of fixed income payments. The fixed income payments were the product of the swap notional multiplied by the fixed rate stated in the swap agreement. The net receipts or payments from commodity swaps were recorded in net investment income. The fixed income security was called in the third quarter of 1999 and the commodity swap expired.
    ADDITIONAL DERIVATIVE INFORMATION
    Expenses for the agreements and contracts described above amounted to $6,200,000, $10,000,000 and $7,000,000 in 1999, 1998 and 1997, respectively.
    Deferred gains of $100,000 as of December 31, 1999, were the result of terminated interest rate swaps. These gains are included with the related fixed maturity securities to which the hedge applied or as deferred liabilities and are being amortized over the life of such securities.
    The Company is exposed to credit loss in the event of nonperformance by counterparties on various derivative contracts. However, the Company does not anticipate nonperformance by any of the counterparties. The credit risk associated with such agreements is minimized by purchasing such agreements from financial institutions with long-standing, superior performance records. The amount of such exposure is essentially the net replacement cost or market value less collateral held for such agreements with each counterparty if the net market value is in the Company's favor. At
    December 31, 1999, the exposure was $8,500,000.
11. FAIR VALUE OF FINANCIAL INSTRUMENTS
    The following discussion outlines the methodologies and assumptions used to determine the estimated fair values of the Company's financial instruments. Considerable judgment is required to develop these fair values. Accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of the Company's financial instruments.
    BONDS AND UNAFFILIATED COMMON STOCK
    Fair values of bonds are based on quoted market prices, where available. For bonds not actively traded, fair values are estimated using values obtained from independent pricing services. In the case of private placements, fair values are estimated by discounting expected future cash flows using a current market rate applicable to the coupon rate, credit quality and maturity of the investments. The fair values of unaffiliated common stocks are based on quoted market prices.
    PREFERRED STOCK
    Fair values of preferred stock are based on quoted market prices, where available. For preferred stock not actively traded, fair values are based on values of issues of comparable yield and quality.
    MORTGAGE LOANS ON REAL ESTATE
    The estimated fair value of mortgage loans on real estate was established using a discounted cash flow method based on credit rating, maturity and future income. The ratings for mortgages in good standing are based on property type, location, market conditions, occupancy, debt service coverage, loan to value, caliber of tenancy, borrower and payment record. Fair values for impaired mortgage loans are based on: 1) the present value of expected future cash flows discounted at the loan's effective interest rate; 2) the loan's market price; or 3) the fair value of the collateral if the loan is collateral dependent.
    POLICY LOANS
    The estimated fair values of investments in policy loans are calculated on a composite discounted cash flow basis using
    Treasury interest rates consistent with the maturity durations assumed. These durations are based on historical experience.
    OTHER INVESTMENTS AND CASH AND SHORT-TERM INVESTMENTS
    The carrying values for assets classified as other investments and cash and short-term investments in the accompanying statutory-basis balance sheets approximate their fair value.
    INVESTMENT-TYPE INSURANCE CONTRACTS
    The balance sheet captions, "Future policy benefits and claims" and "Other policyholder funds," include investment type insurance contracts (i.e.,

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

11. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) deposit contracts and guaranteed interest contracts). The fair values for the deposit contracts and certain guaranteed interest contracts are based on their approximate surrender values. The fair values for the remaining guaranteed interest and similar contracts are estimated using discounted cash flow calculations. These calculations are based on interest rates currently offered on similar contracts with maturities that are consistent with those remaining for the contracts being valued.
    The remainder of the balance sheet captions "Future policy benefits and claims" and "Other policyholder funds," that do not fit the definition of "investment-type insurance contracts" are considered insurance contracts. Fair value disclosures are not required for these insurance contracts and have not been determined by the Company. It is the Company's position that the disclosure of the fair value of these insurance contracts is important because readers of these financial statements could draw inappropriate conclusions about the Company's capital and surplus determined on a fair value basis. It could be misleading if only the fair value of assets and liabilities defined as financial instruments are disclosed.
    SHORT-TERM DEBT
    For short-term debt, the carrying value approximates fair value.
    SURPLUS NOTES DUE TO LNC
    Fair values for surplus notes are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.
    GUARANTEES
    The Company's guarantees include guarantees related to mortgage loan pass-through certificates. Based on historical performance where repurchases have been negligible and the current status, which indicates none of the loans are delinquent, the fair value liability for the guarantees related to the mortgage loan pass-through certificates is zero.
    DERIVATIVES
    The Company employs several different methods for determining the fair value of its derivative instruments. Fair values for these contracts are based on current settlement values. These values are based on quoted market prices for the foreign currency exchange contracts and industry standard models that are commercially available for interest rate cap agreements, swaptions, spread lock agreements, interest rate swaps, commodity swaps and put options.
    INVESTMENT COMMITMENTS
    Fair values for commitments to make investment in fixed maturity securities (primarily private placements), mortgage loans on real estate and real estate are based on the difference between the value of the committed investments as of the date of the accompanying balance sheets and the commitment date. These estimates would take into account changes in interest rates, the counterparties' credit standing and the remaining terms of the commitments. SEPARATE ACCOUNTS
    Assets held in separate accounts are reported in the accompanying statutory-basis balance sheets at fair value. The related liabilities are also reported at fair value in amounts equal to the separate account assets.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

11. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The carrying values and estimated fair values of the Company's financial instruments are as follows:

                                                    DECEMBER 31
                                                    -------------------------------------------------------------
                                                    1999                              1998
                                                    -------------------------------------------------------------
                                                    CARRYING                          CARRYING
   ASSETS (LIABILITIES)                             VALUE            FAIR VALUE       VALUE            FAIR VALUE
   --------------------------------------------------------------------------------------------------------------
                                                    (IN MILLIONS)
                                                    -------------------------------------------------------------
   Bonds                                            $ 22,985.0       $ 22,376.3       $ 23,830.9       $ 25,065.5
   -----------------------------------------------
   Preferred stocks                                      253.8            223.6            236.0            242.5
   -----------------------------------------------
   Unaffiliated common stocks                            166.9            166.9            259.3            259.3
   -----------------------------------------------
   Mortgage loans on real estate                       4,211.5          4,104.0          3,932.9          4,100.1
   -----------------------------------------------
   Policy loans                                        1,652.9          1,770.5          1,606.0          1,685.9
   -----------------------------------------------
   Other investments                                     426.6            426.6            434.4            434.4
   -----------------------------------------------
   Cash and short-term investments                     1,409.2          1,409.2          1,725.4          1,725.4
   -----------------------------------------------
   Investment-type insurance contracts:
     Deposit contracts and certain guaranteed
       interest contracts                            (17,730.4)       (17,364.3)       (17,845.8)       (17,486.4)
      --------------------------------------------
     Remaining guaranteed interest and similar
       contracts                                        (454.7)          (465.1)          (714.4)          (738.2)
      --------------------------------------------
   Short-term debt                                      (205.0)          (205.0)          (140.0)          (140.0)
   -----------------------------------------------
   Surplus notes due to LNC                           (1,250.0)        (1,022.1)        (1,250.0)        (1,335.1)
   -----------------------------------------------
   Derivatives                                            17.4             (4.0)            25.5             18.2
   -----------------------------------------------
   Investment commitments                                   --             (0.8)              --              (.6)
   -----------------------------------------------
   Separate account assets                            46,105.1         46,105.1         36,907.0         36,907.0
   -----------------------------------------------
   Separate account liabilities                      (46,105.1)       (46,105.1)       (36,907.0)       (36,907.0)
   -----------------------------------------------

12. ACQUISITIONS AND SALES OF SUBSIDIARIES
    In 1997, LNC contributed 25,000,000 shares of common stock of American States to the Company. American States is a property casualty insurance holding company of which LNC owned 83.3%. The contributed common stock was accounted for as a capital contribution equal to the fair value of the common stock received by the Company. Subsequently, the American States common stock owned by the Company, along with all other American States common stock owned by LNC and its affiliates, was sold. The Company received proceeds from the sale in the amount of $1,175,000,000. The Company recognized no gain or loss on the sale of its portion of the common stock due to the receipt of the stock at fair value. The proceeds from this sale of stock were used to partially finance the CIGNA indemnity reinsurance transaction.
13. TRANSACTIONS WITH AFFILIATES
    A wholly owned subsidiary of LNC, Lincoln Life and Annuity
    Distributors, Inc. ("LLAD"), has a nearly exclusive general agent's contract with the Company under which it sells the Company's products and provides the service that otherwise would be provided by a home office marketing department and regional offices. For providing these selling and marketing services, the Company paid LLAD override commissions of $60,400,000 and $76,700,000 in 1999 and 1998, respectively, and override commissions and operating expense allowances of $61,600,000 in 1997. LLAD incurred expenses of $113,400,000, $102,400,000 and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

13. TRANSACTIONS WITH AFFILIATES (CONTINUED)
    $5,500,000 in 1999, 1998 and 1997, respectively, in excess of the override commissions and operating expense allowances received from the Company, which the Company is not required to reimburse. Effective in January 1998, the Company and LLAD agreed to increase the override commission expense and eliminate the operating expense allowance.
    Cash and short-term investments at December 31, 1999 and 1998 include the Company's participation in a short-term investment pool with LNC of $390,300,000 and $383,600,000, respectively. Related investment income amounted to $16,700,000, $16,800,000 and $15,500,000 in 1999, 1998 and 1997,
    respectively. Short-term loan payable to parent company at December 31, 1999 and 1998 represent notes payable to LNC.
    The Company provides services to and receives services from affiliated companies which resulted in a net payment of $49,400,000, $92,100,000 and $48,500,000 in 1999, 1998 and 1997, respectively.
    The Company cedes and accepts reinsurance from affiliated companies. Premiums in the accompanying statements of income include premiums on insurance business accepted under reinsurance contracts and exclude premiums ceded to other affiliated companies, as follows:

                           YEAR ENDED DECEMBER 31
                           1999     1998     1997
                           ------------------------
                           (IN MILLIONS)
                           ------------------------
   Insurance assumed       $ 19.7   $ 13.7   $ 11.9
   ----------------------
   Insurance ceded          777.6    290.1    100.3

    The balance sheets include reinsurance balances with affiliated companies as follows:

                             DECEMBER 31
                             1999           1998
                             -----------------------
                             (IN MILLIONS)
                             -----------------------
   Future policy benefits
   and claims assumed
                             $  413.7       $  197.3
   ------------------------
   Future policy benefits
   and claims ceded           1,680.4        1,125.0
   ------------------------
   Amounts recoverable on
   paid and unpaid losses       146.4           84.2
   ------------------------
   Reinsurance payable on
   paid losses                    8.8            6.0
   ------------------------
   Funds held under
   reinsurance treaties --
   net liability              2,106.4        1,375.4
   ------------------------

    Substantially all reinsurance ceded to affiliated companies is with unauthorized companies. To take a reserve credit for such reinsurance, the Company holds assets from the reinsurer, including funds held under reinsurance treaties, and is the beneficiary on letters of credit aggregating $917,300,000 and $318,300,000 at December 31, 1999 and 1998,
    respectively. The letters of credit are issued by banks and represent guarantees of performance under the reinsurance agreement. At December 31, 1999 and 1998, LNC had guaranteed $818,900,000 and $237,000,000, respectively, of these letters of credit. At December 31, 1999 and 1998, the Company has a receivable (included in the foregoing amounts) from affiliated insurance companies in the amount of $118,800,000 and $122,400,000, respectively, for statutory surplus relief received under financial reinsurance ceded agreements.
14. SEPARATE ACCOUNTS
    Separate account assets held by the Company consist primarily of long-term bonds, common stocks, short-term investments and mutual funds and are carried at market value. Substantially none of the separate accounts have any minimum guarantees and the investment risks associated with market

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

14. SEPARATE ACCOUNTS (CONTINUED)
    value changes are borne entirely by the policyholder.
    Separate account premiums, deposits and other considerations amounted to $4,572,600,000, $3,953,300,000 and $4,821,800,000 in 1999, 1998 and 1997,
    respectively. Reserves for separate accounts with assets at fair value were $45,198,900,000 and $36,145,900,000 at December 31, 1999 and 1998,
    respectively. All reserves are subject to discretionary withdrawal at market value.

    A reconciliation of transfers to (from) separate accounts is as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                                 1999       1998           1997
                                                                 -----------------------------------
                                                                 (IN MILLIONS)
                                                                 -----------------------------------
   Transfers as reported in the Summary of Operations of the
   various separate accounts:
     Transfers to separate accounts                              $ 4,573.2  $ 3,954.9      $ 4,824.0
   ------------------------------------------------------------
     Transfers from separate accounts                             (4,933.8)  (4,069.8)      (2,943.8)
   ------------------------------------------------------------  ---------  ---------      ---------
   Net transfers to (from) separate accounts as reported in the
   Summary of Operations                                         $  (360.6) $  (114.9)     $ 1,880.2
   ------------------------------------------------------------  =========  =========      =========

15. CENTURY COMPLIANCE (UNAUDITED)
    The Year 2000 issue was complex and affected many aspects of the Company's business. The Company was particularly concerned with Year 2000 issues that related to the Company's computer systems and interfaces with the computer systems of vendors, suppliers, customers and business partners. From 1996 through 1999 the Company and its operating subsidiaries redirected a large portion of internal Information Technology ("IT") efforts and contracted with outside consultants to update systems to address Year 2000 issues. Experts were engaged to assist in developing work plans and cost estimates and to complete remediation activities.
    For the year ended December 31, 1999, the Company identified expenditures of $39,500,000 to address this issue. This brings the expenditures for 1996 through 1999 to $75,300,000. Because updating systems and procedures is an integral part of the Company's on-going operations, most of the expenditures shown above are expected to continue after all Year 2000 issues have been resolved. All Year 2000 expenditures have been funded from operating cash flows.
    The scope of the overall Year 2000 program included the following four major project areas: 1) addressing the readiness of business applications, operating systems and hardware on mainframe, personal computer and local area network platforms (IT); 2) addressing the readiness of non-IT embedded software and equipment (non-IT); 3) addressing the readiness of key business partners and 4) establishing Year 2000 contingency plans. The Company completed these projects prior to year-end.
    The Company's businesses have not identified any major problems in their business processing. Minor problems have been resolved quickly. The Company's businesses have not experienced any significant interruption in service to clients or business partners or in reporting to regulators.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
The Lincoln National Life Insurance Company

We have audited the accompanying statutory-basis balance sheets of The Lincoln National Life Insurance Company (the "Company"), a wholly owned subsidiary of Lincoln National Corporation, as of December 31, 1999 and 1998, and the related statutory-basis statements of operations, changes in capital and surplus and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the Indiana Department of Insurance, which practices differ from accounting principles generally accepted in the United States. The variances between such practices and accounting principles generally accepted in the United States and the effects on the accompanying financial statements are also described in Note 1.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States, the financial position of The Lincoln National Life Insurance Company at December 31, 1999 and 1998, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 1999.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Lincoln National Life Insurance Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting practices prescribed or permitted by the Indiana Department of Insurance.

January 31, 2000

                                    Part C

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

   (a) Financial Statements provided in the Statement of Additional Information.


1. Part A The Table of Condensed Financial Information is included in Part A of this Registration Statement.

2. Part B The following Financial Statements for the Variable Account are included in Part B of this Registration Statement. Not applicable

3. Part B The following Statutory-Basis Financial Statements of The Lincoln National Life Insurance Company are included in the SAI:

Balance Sheets--Statutory Basis--December 31, 1999, and 1998

Statements of Operations--Statutory Basis--Years ended December 31, 1999, 1998 and 1997

Statements of Changes in Capital and Surplus--Statutory Basis--Years ended December 31, 1999, 1998, and 1997

Statements of Cash Flows--Statutory Basis--Years ended December 31, 1999, 1998, and 1997

Notes to Statutory-Basis Financial Statements--December 31, 1999

Report of Ernst & Young LLP, Independent Auditors


(b) Exhibits

     (1) Resolution of the Board of Directors and Memorandum from the President of The Lincoln National Life Insurance Company authorizing establishment of the Variable Account.

     (2) Not Applicable.

     (3) (a) Standard Selling Group Agreement

     (3) (b) SEI Broker Group Agreement

     (4) Form of Variable Annuity contract.

     (5) Form of Application.

     (6) (a) Articles of Incorporation of The Lincoln National Life Insurance Company are incorporated herein by reference to Registration Statement on Form N-4 (333-40937) filed on November 9, 1998.

         (b) By-laws of The Lincoln National Life Insurance Company are incorporated herein by reference to Registration Statement on Form N-4 (333-40937) filed on November 9, 1998.

     (7) Not applicable.

     (8) (a) Participation Agreement

         (b) Service Agreement between Delaware Management Holdings, Inc., Delaware Services Company, Inc. and The Lincoln National Life Insurance Company is incorporated herein by reference to the Registration Statement of Flexible Premium Variable Life Account F, Form S-6 (333-40745) filed November 21, 1997.

     (9) Opinion and Consent of Mary Jo Ardington, Counsel, of The Lincoln National Life Insurance Company.

     (10) Consent of Ernst & Young LLP, Independent Auditors.

     (11) Not applicable.

     (12) Not applicable.

     (13) Schedule for Computation of Performance Quotations.

     (14) Not applicable.

     (15) (a) Organizational Chart of the Lincoln National Insurance Holding Company System.

          (b) Books and Records Report.

ITEM 25.  DIRECTORS AND OFFICERS OF THE DEPOSITOR


NAME                          POSITIONS AND OFFICES WITH DEPOSITOR
----                          ------------------------------------

Jon A. Boscia**               President and Director
John H. Gotta****             Senior Vice President, Chief Executive Officer of
                              Life Insurance and Director
Stephen H. Lewis*             Senior Vice President, Interim Chief Executive
                              Officer of Annuities and Director
H. Thomas McMeekin**          Director
Cynthia A. Rose**             Secretary and Assistant Vice President
Lawrence T. Rowland***        Executive Vice President and Director
Keith J. Ryan*                Vice President, Controller, and Chief Accounting
                              Officer

Janet Chrzan*                 Senior Vice President, Chief Financial Officer and
                              Director
Eldon J. Summers**            Second Vice President and Treasurer
Richard C. Vaughan**          Director

Diane Dillman*                Interim Director of Compliance for Annuities

     * Principal business address is 1300 South Clinton Street, Fort Wayne, IN 46802-3506

     ** Principal business address is Central Square, West Tower, 1500 Market St., Ste 3900, Philadelphia, PA 19102-2112

     *** Principal business address is 1700 Magnavox Way, One Reinsurance Place, Fort Wayne, IN 46804-1538

     ****      Principal business address is 350 Church Street, Hartford,
               CT 06103

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT


     See Exhibit 15(a): Organizational Chart of the Lincoln National Insurance Holding Company System.

ITEM 27.  NUMBER OF PURCHASERS

     Not applicable.

ITEM 28.  INDEMNIFICATION

     (a) Brief description of indemnification provisions.

     In general, Article VII of the By-laws of The Lincoln National Life Insurance Company (Lincoln Life) provides that Lincoln Life will indemnify certain persons against expenses, judgments and certain other specified costs incurred by any such person if he/she is made a party or is threatened to be made a party to a suit or proceeding because he/she was a director, officer, or employee of Lincoln Life, as long as he/she acted in good faith and in a manner he/she reasonably believed to be in the best interests of, or not opposed to the best interests of, Lincoln Life. Certain additional conditions apply to indemnification in criminal proceedings.

     In particular, separate conditions govern indemnification of directors, officers, and employees of Lincoln Life in connection with suits by, or in the right of, Lincoln Life. Please refer to Article VII of the By-laws of Lincoln Life (Exhibit No. 6(b) hereto) for the full text of the indemnification provisions. Indemnification is permitted by, and is subject to the requirements of, Indiana law.

     (b) Undertaking pursuant to Rule 484 of Regulation C under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 28(a) above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is again public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Life Insurance (avail. Nov. 28, 1988) no-action letter with respect to Contracts used in connection with retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code, and represents further that it will comply with the provisions of paragraphs
     (1) through (4) set forth in that no-action letter.

ITEM 29.  PRINCIPAL UNDERWRITER
     (a) SEI Investments Distribution Co. ("SIDCo") does not act as principal underwriter for any other funds.

         1)                         2)
      (b)   Name and Principal      Positions and offices
            Business Address*       with Underwriter
            ------------------      ---------------------

            Alfred P. West, Jr.     Director, Chairman of the Board of Directors
            Richard B. Lieb         Director, Executive Vice President
            Carmen V. Romeo         Director
            Mark J. Held            President & Chief Operating Officer
            Gilbert L. Beebower     Executive Vice President
            Dennis J. McGonigle     Executive Vice President
            Robert M. Silvestri     Chief Financial Officer & Treasurer
            Leo J. Dolan, Jr.       Senior Vice President
            Carl A. Guarino         Senior Vice President
            Larry Hutchison         Senior Vice President
            Jack May                Senior Vice President
            Hartland J. McKeown     Senior Vice President
            Kevin P. Robins         Senior Vice President & General Counsel
            Patrick K. Walsh        Senior Vice President
            Robert Aller            Vice President
            Timothy D. Barto        Vice President & Assistant Secretary
            Gordon W. Carpenter     Vice President
            Todd Cipperman          Vice President & Assistant Secretary
            S. Courtney E. Collier  Vice President & Assistant Secretary
            Robert Crudup           Vice President & Managing Director
            Richard A. Deak         Vice President & Assistant Secretary
            Barbara Doyne           Vice President
            Jeff Drennen            Vice President
            James R. Foggo          Vice President & Assistant Secretary
            Vic Galef               Vice President & Managing Director
            Lydia A. Gavalis        Vice President & Assistant Secretary
            Greg Gettinger          Vice President & Assistant Secretary
            Kathy Heilig            Vice President
            Jeff Jacobs             Vice President
            Samuel King             Vice President
            Kim Kirk                Vice President & Managing Director
            John Krzeminski         Vice President & Managing Director
            Christine M. McCullough Vice President & Assistant Secretary
            Carolyn McLaurin        Vice President & Managing Director
            Mark Nagle              Vice President
            Joanne Nelson           Vice President
            Cynthia M. Parrish      Vice President & Secretary
            Rob Redican             Vice President
            Maria Rinehart          Vice President
            Edward T. Searle        Vice President & Assistant Secretary
            Steve Smith             Vice President
            Daniel Spaventa         Vice President
            Kathryn L. Stanton      Vice President
            Lynda J. Striegel       Vice President & Assistant Secretary
            Lori L. White           Vice President & Assistant Secretary
            Wayne M. Withrow        Vice President & Managing Director

            * The principal business address is One Freedom Valley Drive,
              Oaks, PA 19456

ITEM 29.                       PRINCIPAL UNDERWRITER

(c) Name of Principal Underwriter: Net Underwriting Discounts and Commissions:
None.

Item 30.  Location of Accounts and Records

     See Exhibit 14(b) is hereby incorporated herein by reference. (TO BE FILED BY AMENDMENT)

Item 31.  Management Services

     Not Applicable.



Item 32
-------

(a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b) Registrant undertakes that it will include either (1) as part of any application to purchase a Certificate or an Individual Contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or a similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a statement of Additional Information.

(c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to Lincoln Life at the address or phone number listed in the Prospectus.

(d) The Lincoln National Life Insurance Company hereby represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by The Lincoln National Life Insurance Company.

(e) Registrant hereby represents that it is relying on the American Council of Life Insurance (avail. Nov. 28, 1988) no-action letter with respect to Contracts used in connection with retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code, and represents further that it will comply with the provisions of paragraphs (1) through (4) set forth in that no-action letter.


(f) For Contracts sold in connection with the Texas Option Retirement Program, Registrant is relying on Rule 6c-7 and represents that paragraphs (a) through (d) of that rule have been complied with.

                                  SIGNATURES


(a) As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Amendment to the Registration Statement to be signed on its behalf, in the City of Fort Wayne, and the State of Indiana on this 2nd day of June, 2000.
                                LINCOLN LIFE VARIABLE ANNUITY
                                ACCOUNT T -- SEI VARIABLE ANNUITY
                                (Registrant)


                                By: /s/ Jeffrey K. Dellinger
                                    -------------------------------------
                                    Jeffrey K. Dellinger
                                    Vice President, Lincoln Life
                                    (Title)


                                By: THE LINCOLN NATIONAL LIFE
                                    INSURANCE COMPANY
                                    (Depositor)

                                By: /s/ Stephen H. Lewis
                                    -------------------------------------
                                    Stephen H. Lewis
                                    (Signature-Officer of Depositor)
                                    Senior Vice President, Lincoln Life
                                    (Title)

(b) As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed for the Depositor by the following persons in the capacities and on the dates indicated.

Signature                    Title                              Date
---------                    -----                              ----
/s/ Jon A. Boscia            President and Director             June 2, 2000
-----------------------      (Principal Executive Officer)
Jon A. Boscia


/s/ Keith J. Ryan            Vice President and Controller      June 2, 2000
-----------------------      (Principal Accounting Officer)
Keith J. Ryan


/s/ Janet Chrzan             Senior Vice President,             June 2, 2000
-----------------------      Chief Financial Officer
Janet Chrzan                 and Director (Principal
                             Financial Officer)


/s/ Stephen H. Lewis         Senior Vice President,             June 2, 2000
-----------------------      Interim Chief Executive Officer
Stephen H. Lewis             of Annuities and Director


/s/ John H. Gotta            Senior Vice President,             June 2, 2000
-----------------------      Chief Executive Officer of
John H. Gotta                Life Insurance and Director


/s/ Lawrence T. Rowland      Executive Vice President           June 2, 2000
-----------------------      and Director
Lawrence T. Rowland


/s/ H. Thomas McMeekin       Director                           June 2, 2000
-----------------------
H. Thomas McMeekin


/s/ Richard C. Vaughan       Director                           June 2, 2000
-----------------------
Richard C. Vaughan